As filed with the Securities and Exchange Commission on August 31, 2000
                                                      Registration No. 333-91845
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -----------------------

                       POST-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            -----------------------

                        CHARLES RIVER LABORATORIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

             Delaware                          6770                      76-0509980
 (State or other jurisdiction of   (Primary standard industrial       (I.R.S. employer
  incorporation or organization)   classification code number)     identification number)

                             251 Ballardvale Street
                        Wilmington, Massachusetts 01887
                                 (978) 658-6000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            -----------------------

                              Thomas F. Ackerman,
                            Chief Financial Officer
                        Charles River Laboratories, Inc.
                             251 Ballardvale Street
                        Wilmington, Massachusetts 01887
                           (978) 658-6000, Ext. 1225

                            -----------------------

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                   Copies to:
                           Richard D. Truesdell, Jr.
                             Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017
                                 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: from time to time after the effective date.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                   ---------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS
                     , 2000

                        Charles River Laboratories, Inc.
                                  $97,500,000
              13 1/2% Series B Senior Subordinated Notes Due 2009

                            -----------------------

The Company:

o We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development.

o The common stock of our parent company, Charles River Laboratories International, Inc., is listed on the New York Stock Exchange under the symbol "CRL".

The Original Offering:

o We issued the notes in March 2000 in an exchange offer registered under the Securities Act of 1933. The notes were issued in exchange for substantially identical notes issued in a private placement in September 1999.

o We used the net proceeds from the private placement in part to fund our recapitalization, our acquisition of SBI Holdings, Inc. and related fees and expenses. We did not receive any proceeds in the exchange offer.

The Senior Subordinated Notes:

o    Maturity: October 1, 2009.

o Interest Payments: semi-annually in cash in arrears on October 1 and April 1.

o Redemption: we can redeem the notes on or after October 1, 2004. Holders of the notes may also require us to redeem all or part of such holder's notes upon a change of control.

o Ranking: the notes are general unsecured obligations, junior in right of payment to our senior indebtedness, including borrowings under our credit facility, and effectively junior to the liabilities of our subsidiaries.

o As of June 24, 2000, on a pro forma basis, we had outstanding approximately $101.4 million of senior indebtedness and our subsidiaries had approximately $14.7 million of liabilities, including trade payables but excluding intercompany obligations.

     This investment involves risk. See Risk Factors beginning on page 10.

     Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

     This prospectus will be used by Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices. This prospectus may also be used by DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P. to comply with their prospectus delivery requirements of the Securities Act in connection with any resale transaction. The notes are not listed on any securities exchange, and we do not intend to list them. Donaldson, Lufkin & Jenrette Securities Corporation has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Donaldson, Lufkin & Jenrette Securities Corporation may act as principal or agent in any such transaction. We will not receive the proceeds of any sales of the notes but will bear the expenses of registration.

                          Donaldson, Lufkin & Jenrette

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary.............................................................4
Risk Factors..................................................................10
Forward-Looking Statements....................................................18
Use of Proceeds...............................................................19
Capitalization................................................................20
Selected Consolidated Financial Data..........................................21
Management's Discussion and Analysis of
     Financial Condition and Results of
     Operations...............................................................23
Business......................................................................35
Management....................................................................45
Security Ownership of Certain Beneficial
     Owners and Management....................................................51
Relationships and Transactions with Related
     Parties..................................................................53
Description of Credit Facility................................................55
Description of Notes..........................................................57
Plan of Distribution..........................................................98
Legal Matters.................................................................99
Experts.......................................................................99
Where You Can Find More Information...........................................99
Index to Unaudited Pro Forma Condensed
     Consolidated Financial Data.............................................P-1
Index to Consolidated Financial Statements...................................F-1

                            -----------------------
















                            -----------------------


     Charles River is a registered trademark of Charles River Laboratories, Inc. This prospectus also includes trademarks and tradenames of other parties.

                               PROSPECTUS SUMMARY

     This summary highlights important information regarding our business and the notes. Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus carefully, including "Risk Factors" and our financial statements and related notes, before deciding to invest in the notes.


                        CHARLES RIVER LABORATORIES, INC.

Overview

     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years. Since 1992, we have built upon our research model technologies to develop a broad and growing portfolio of biomedical products and services. Our wide array of services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base, spanning over 50 countries, includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. We currently operate 53 facilities in 15 countries worldwide. Our differentiated products and services, supported by our global infrastructure and scientific expertise, enable our customers to meet many of the challenges of early-stage life sciences research, a large and growing market. In 1999, our pro forma net sales were $272.6 million, and our pro forma operating income was $49.5 million. For the six months ended June 24, 2000, our pro forma net sales were $150.8 million, and our pro forma operating income was $35.4 million.

     Research Models. We are the global leader in the production and sale of research models, principally genetically and virally defined purpose-bred rats and mice. These products represented 65% of our 1999 pro forma net sales and 63% of our pro forma net sales for the six months ended June 24, 2000. We offer over 130 research models, one of the largest selections of small animal models of any provider worldwide. Our higher growth models include genetically defined models and models with compromised immune systems, which are increasingly in demand as early-stage research tools. The FDA and foreign regulatory bodies typically require the safety and efficacy of new drug candidates and many medical devices to be tested on research models like ours prior to testing in humans. As a result, our research models are an essential part of the drug discovery and development process.

     Biomedical Products and Services. We have focused significant resources on developing a diverse portfolio of biomedical products and services directed at high-growth areas of drug discovery and development. Our biomedical products and services business represented 35% of our 1999 pro forma net sales and 37% of our pro forma net sales for the six months ended June 24, 2000, and has experienced strong growth as demonstrated by the 26% compound annual growth rate in our net sales over the past five fiscal years. We expect the drug discovery and development markets that we serve will continue to experience strong growth, particularly as new drug development based on advances in genetics continues to evolve. There are four areas within this segment of our business:

          Discovery Services. Our discovery services are designed to assist our customers in screening drug candidates faster by providing genetically defined research models for in-house research and by implementing efficacy screening protocols to improve the customer's drug evaluation process. The market for discovery services is growing rapidly as pharmaceutical and biotechnology research and development increasingly focuses on selecting lead drug candidates from the enormous number of new compounds being generated.

          Development Services. We currently offer FDA-compliant development services in three main areas: drug safety assessment, biotech safety testing and medical device testing. Biotech safety testing services include a broad range of services specifically focused on supporting biotech or protein-based drug development, including such areas as protein characterization, cell banking, methods development and release testing.

          Our rapidly growing development services offerings enable our customers to outsource their high-end, non-core drug development activities.

          In Vitro Detection Systems. We have diversified our product offerings to include non-animal, or in vitro, methods for testing the safety of drugs and devices. We are strategically committed to being the leader in providing our customers with in vitro alternatives as these methods become scientifically validated and commercially feasible.

          Vaccine Support Products. We produce pathogen-free fertilized chicken eggs, a critical element of poultry vaccine production. We believe there is significant potential for growth in this area in support of novel human vaccines, such as a nasal spray flu vaccine currently in development.

Competitive Strengths

     Our leading research models business has provided us with steadily growing revenues and strong cash flow, while our biomedical products and services business provides significant opportunities for profitable growth. Our products and services are critical to both traditional pharmaceutical research and the rapidly growing fields of genomic, recombinant protein and humanized antibody research. We believe we are well positioned to compete effectively in all of these sectors as a result of a diverse set of competitive strengths, which include:

    o     Critical products and services;

    o     Long-standing reputation for scientific excellence;

    o     Extensive global infrastructure and customer relationships;

    o     Biosecurity technology expertise;

    o     Platform acquisition and internal development capabilities; and

    o     Experienced and incentivized management team.

Our Strategy

     Our business strategy is to build upon our core research models business and to actively invest in higher growth opportunities where our proven capabilities and strong relationships allow us to achieve and maintain a leadership position. Our growth strategies include:

    o     Broaden the scope of our discovery and development services;

    o     Acquire new technologies in research models;

    o     Expand our preclinical outsourcing services;

    o     Expand our non-animal technologies; and

    o     Pursue strategic acquisitions and alliances.

                              THE RECAPITALIZATION

     On September 29, 1999, CRL Acquisition LLC, a limited liability company owned by affiliates of DLJ Merchant Banking Partners, II, L.P., our management and other investors, together with our former parent company, Bausch & Lomb Incorporated, completed a recapitalization transaction.


                          THE INITIAL PUBLIC OFFERING

     We are a wholly-owned subsidiary of Charles River Laboratories International, Inc., which consummated an initial public offering of 14,000,000 shares of its common stock on June 28, 2000 at a price of $16.00 a share. Charles River Laboratories International issued an additional 2,100,000 shares of its common stock on July 6, 2000 upon the exercise of an over-allotment option by the underwriters. The common stock is listed on the New York Stock Exchange under the symbol "CRL."

                            -----------------------

     We are organized as a Delaware corporation. Our headquarters are located at 251 Ballardvale Street, Wilmington, Massachusetts 01887. Our telephone number is (978) 658-6000. Our website address is www.criver.com. The information on our website is not incorporated as a part of this prospectus.

                        SUMMARY DESCRIPTION OF THE NOTES

Maturity Date.....................   October 1, 2009.


Interest Rate and Payment Dates...   Interest on the notes accrues at the rate
                                     of 13.5% per year, and is payable
                                     semi-annually in cash in arrears on
                                     October 1 and April 1 of each year.

Optional Redemption...............   On or after October 1, 2004 we may redeem
                                     some or all of the notes at any time at
                                     the redemption prices described in the
                                     section "Description of Notes" under the heading "Optional Redemption."

Mandatory Repurchase Offer........   If we sell particular assets or
                                     experience specific kinds of changes in
                                     control of our company, we must offer to repurchase the notes at the prices listed in the section "Description of Notes" under the heading "Repurchase at the Option of Holders." See "Risk
                                     Factors--Risks Relating to Our Debt--We
                                     may not be able to purchase the notes
                                     upon a change of control as required
                                     under the indenture because of
                                     restrictions in our credit facility."

Ranking...........................   The notes are senior subordinated debt.

                                     The notes rank:

                                     o   junior to all of our existing and
                                         future senior debt, including any
                                         borrowings under our credit facility;

                                     o   equally with any of our future senior
                                         subordinated debt;

                                     o   senior to any of our future
                                         subordinated debt; and

                                     o   effectively junior to all of the
                                         liabilities of our subsidiaries.

                                     At June 24, 2000, on a pro forma basis,
                                     we had outstanding $101.4 million of
                                     senior debt and our subsidiaries had $14.7 million of liabilities, including trade payables but excluding intercompany obligations.

Restrictive Covenants.............   The indenture governing the notes
                                     contains covenants that limit, among
                                     other things, our ability, and the
                                     ability of some of our subsidiaries, to:

                                     o   borrow money;

                                     o   create liens;

                                     o   pay dividends on stock or repurchase
                                         stock;

                                     o   make some investments;

                                     o   engage in transactions with
                                         affiliates; and

                                     o   sell some assets or merge with or
                                         into other companies.

                                     For more details, see the section
                                     "Description of Notes" under the heading
                                     "Certain Covenants."

                 SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

     The table below presents our summary historical and unaudited pro forma as adjusted consolidated financial and other data. We derived the summary consolidated financial data for the fiscal years ended December 27, 1997, December 26, 1998 and December 25, 1999 from our audited consolidated financial statements and the related notes included elsewhere in this prospectus. We derived the summary consolidated financial data for the six months ended June 26, 1999 and June 24, 2000 from our unaudited condensed consolidated financial statements and the notes thereto included elsewhere in this prospectus. In the opinion of management, our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for this period. The summary unaudited pro forma as adjusted consolidated financial data of Charles River Laboratories, Inc. is based upon the consolidated financial statements as of and for the year ended December 25, 1999, and as of and for the six months ended June 24, 2000, adjusted as appropriate, to give effect to the recapitalization, the acquisition of SBI Holdings Inc. which we call "Sierra," the acquisition of an additional 16% of the equity of Charles River Japan Inc., the sale of a product line within our research model business segment, and the sale of 16,100,000 shares of our parent's common stock in its initial public offering at the price of $16.00 per share, the net proceeds of which have been used to repay outstanding debt. The summary unaudited pro forma as adjusted consolidated financial data may not be indicative of what our results would have been if the transactions presented on a pro forma basis were completed as of December 27, 1998 and December 26, 1999 for annual and quarterly income statement data, respectively, and as of June 24, 2000 for balance sheet data. In addition, they are not projections of our consolidated future results of operations or financial position. You should read the information contained in this table in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Data" and our consolidated financial statements and the related notes contained elsewhere in this prospectus.

                                                                                  Pro Forma                             Pro Forma
                                                                                 As Adjusted                            As Adjusted
                                                Fiscal Year Ended(1)             Fiscal Year      Six Months Ended        Six Months
                                     ----------------------------------------     Ended (1)     --------------------      Ended(2)
                                     December 27,  December 26,  December 25,    December 25,   June 26,    June 24,     June 24,
                                         1997         1998           1999           1999          1999        2000         2000
                                     ------------  ------------  ------------    ------------   ----------- --------    ------------
                                                           (dollars in thousands except for share data)
Income Statement Data:
Net sales............................. $170,713      $193,301      $219,276        $272,557     $108,166    $143,399     $150,801
Cost of products sold and services
 provided.............................  111,460       122,547       134,592         166,865       64,322      83,912       88,032
Selling, general and administrative
 expenses.............................   30,451        34,142        39,765          52,328       19,911      24,240       25,453
Amortization of goodwill and
 intangibles..........................      834         1,287         1,956           3,848          764       1,802        1,876
Restructuring charges.................    5,892            --            --              --           --          --           --
                                       --------      --------      --------        --------     --------    --------     --------
Operating income                       $ 22,076      $ 35,325      $ 42,963        $ 49,516     $ 23,169    $ 33,445     $ 35,440
                                       --------      --------      --------        --------     --------    --------     --------
Interest expense ..................... $   (501)     $   (421)     $ (9,943)       $(22,550)    $   (171)   $(19,162)    $(11,816)
                                       ========      ========      ========        ========     ========    ========     ========
Net income............................ $ 15,340      $ 23,378      $ 19,317        $ 11,616     $ 14,308    $ 12,722     $ 17,282
                                       ========      ========      ========        ========     ========    ========     ========
Other Data:
EBITDA, as defined(2)................. $ 31,779      $ 46,220      $ 55,281        $ 66,590     $ 28,985    $ 41,457     $ 43,954
EBITDA margin.........................     18.6%         23.9%         25.2%           24.4%        26.8%       28.9%        29.1%
Depreciation and amortization......... $  9,703      $ 10,895      $ 12,318        $ 17,074     $  5,816    $  8,012     $  8,514
Cash flows from operating
 activities(3)........................   24,324        37,380        37,568              --        8,697       7,042           --
Cash flows (used in) investing
 activities(3)........................  (12,946)      (23,030)      (34,168)             --       (4,888)     (5,118)          --
Cash flows (used in) provided by
 financing activities(3)..............  (12,939)       (8,018)      (11,504)             --       (6,306)      2,184           --
Ratio of earnings to fixed charges(4).    16.5x         25.8x          4.0x            2.0x        32.5x        1.7x         2.8x

                                         As of June 24, 2000
                                      -------------------------
                                                     Pro Forma
                                      Historical    As Adjusted
                                      ----------    -----------
                                         (dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents,............ $ 18,993      $ 18,993
Working capital.......................   38,713        43,714
Total assets..........................  398,247       397,553
Total debt............................  318,376       203,565
Total shareholders' equity............  (17,025)       97,092


(1) Our fiscal year consists of twelve months ending on the last Saturday on or prior to December 31.

(2) EBITDA, as defined, represents operating income plus depreciation and amortization. EBITDA, as defined, is presented because it is a widely accepted financial indicator used by some investors and analysts to analyze and compare companies on the basis of operating performance.

     EBITDA, as defined, is not intended to represent cash flows for the period, nor is it presented as an alternative to operating income or as an indicator of operating performance. It should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. Our method of computation may or may not be comparable to other similarly titled measures of other companies.

(3) Cash flow information is not presented with respect to the unaudited pro forma data because a statement of cash flows is not required by Article 11 of SEC Regulation S-X.

(4) For purposes of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, minority interests and earnings from equity investments less minority interests plus earnings from equity investments plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense from operating leases that we believe is a reasonable approximation of the interest component of rental expense.

                                 RISK FACTORS

     You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. Any of these risks could have a material and negative effect on our business, financial condition or results of operations. The value of the notes could decline due to any of these risks, and you may lose all or part of your investment.

     Risks Related to Our Business and Industry

Contaminations in our animal populations can damage our inventory, harm our reputation for contaminant-free production and result in decreased sales.

     Our research models and fertile chicken eggs must be free of contaminants, such as viruses and bacteria. Presence of contaminants can distort or compromise the quality of research results. Contaminations in our isolated breeding rooms or poultry houses could disrupt our contaminant-free research model and fertile egg production, harm our reputation for contaminant-free production and result in decreased sales.

     Contaminations typically require cleaning up the contaminated room or poultry house. This clean-up results in inventory loss, clean-up and start-up costs, and reduced sales as a result of lost customer orders and credits for prior shipments. These contaminations are unanticipated and difficult to predict. We experienced several material contaminations in our animal populations in 1996 and a few significant contaminations in 1997 that adversely impacted our 1996 and 1997 financial results. Since then, we made over $6.0 million in capital expenditures designed to strengthen our biosecurity and significantly changed our operating procedures. We have not experienced any significant contaminations since 1997.

Many of our customers are pharmaceutical and biotechnology companies, and we are subject to risks, uncertainties and trends that affect companies in those industries.

     Sales of our products and services are highly dependent on research and development expenditures by pharmaceutical and biotechnology companies. We are therefore subject to risks, uncertainties and trends that affect companies in those industries, including government regulation, pricing pressure, technological change and shifts in the focus and scope of research and development expenditures. For example, over the past several years, the pharmaceutical industry has undergone significant mergers and combinations, and many industry experts expect this trend to continue. After recent mergers and combinations, some customers combined or otherwise reduced their research and development operations, resulting in fewer animal research activities. We experienced both temporary disruptions and permanent reductions in sales of our research models to some of these customers. Future mergers and combinations in the pharmaceutical or biotechnology industries, or other industry-wide trends, could adversely affect demand for or pricing of our products.

New technologies may be developed, validated and increasingly used in biomedical research that could reduce demand for some of our products and services.

     For many years, groups within the scientific and research community have attempted to develop models, methods and systems that would replace or supplement the use of living animals as test subjects in biomedical research. Companies have developed several techniques that have scientific merit, especially in the area of cosmetics and household product testing, markets in which we are not active. Only a few alternative test methods in the discovery and development of effective and safe treatments for human and animal disease conditions have been validated and successfully deployed. The principal validated non-animal test system is the LAL, or endotoxin detection system, a technology which we acquired and have aggressively marketed as an alternative to testing in animals. It is our strategy to participate in some fashion with any non-animal test method as it becomes validated as a research model alternative or adjunct in our markets. However, these methods may not be available to us or we may not be successful in commercializing these methods. Even if we are successful, sales or profits from these methods may not offset reduced sales or profits from research models.

     Alternative research methods could decrease the need for research models, and we may not be able to develop new products effectively or in a timely manner to replace any lost sales. In addition, one of the anticipated outcomes of genomics research is to permit the elimination of more compounds prior to preclinical testing. While this outcome may not occur for several years, if at all, it may reduce the demand for some of our products and services.

The outsourcing trend in the preclinical and nonclinical stages of drug discovery and development, meaning contracting out to others functions that were previously performed internally, may decrease, which could slow our growth.

     Some areas of our biomedical products and services business have grown significantly as a result of the increase over the past several years in pharmaceutical and biotechnology companies outsourcing their preclinical and nonclinical research support activities. While industry analysts expect the outsourcing trend to continue for the next several years, a substantial decrease in preclinical and nonclinical outsourcing activity could result in a diminished growth rate in the sales of one or more of our expected higher growth areas.

We must comply with FDA regulation of our endotoxin detection systems operations.

     The United States Food and Drug Administration, or FDA, regulates our endotoxin detection systems operations as a medical device manufacturer. Last year, the FDA issued a "warning letter" to us and other LAL manufacturers, citing quality control and other problems in the manufacturing facilities. The FDA has allowed our facility, located in Charleston, South Carolina, to continue to manufacture and sell the LAL product line, subject to our agreement to make prescribed changes to our production and quality control systems. We believe that we have taken all steps necessary to meet the FDA's requirements, but if the FDA disagrees, it could take further enforcement action, including potentially requiring us to recall our products or temporarily revoking our manufacturing license. Any further enforcement action could impose additional costs and affect our ability to provide our endotoxin detection systems.

Our business may be affected by changes in the Animal Welfare Act and related regulations which may require us to alter our operations.

     The United States Department of Agriculture, or USDA, is presently considering changing the regulations issued under the Animal Welfare Act to include rats, mice and birds, including chickens. The Animal Welfare Act imposes a wide variety of specific regulations on producers and users of regulated species including cage size, shipping conditions and environmental enrichment methods. If the USDA decides to include rats, mice and birds, including chickens, in its regulations, we could be required to alter our production operations. This may include adding production capacity, new equipment and additional employees. We believe that application of the Animal Welfare Act to rats, mice and chickens used in our research model and vaccine support products operations in the United States will not result in loss of net sales, margin or market share, since all U.S. producers and users will be subject to the same regulations. While we do not anticipate the addition of rats, mice and chickens to the Animal Welfare Act to require significant expenditures, changes to the regulations may be more stringent than we expect and require more significant expenditures. Additionally, if we fail to comply with state regulations, including general anti-cruelty legislation, foreign laws and other anti-cruelty laws, we could face significant civil and criminal penalties.

If we are not successful in selecting and integrating the businesses and technologies we acquire, our business may suffer.

     We plan to continue to grow our business through acquisitions of businesses and technologies and through alliances. However, businesses and technologies may not be available on terms and conditions we find acceptable. Even if completed, acquisitions and alliances involve numerous risks which may include:

     o difficulties and expenses incurred in assimilating operations, services, products or technologies;

     o difficulties in developing and operating new businesses including diversion of management's attention from other business concerns;

     o the potential loss of key employees of an acquired business and difficulties in attracting new employees to grow businesses;

     o difficulties in assimilating differences in foreign business practices and overcoming language barriers;

     o difficulties in obtaining intellectual property protections and skills that we and our employees currently do not have; and

     o    difficulties in achieving business and financial success.

     In the event that the success of an acquired business or technology or an alliance does not meet expectations, we may be required to restructure. We may not be able to successfully integrate acquisitions into our existing business or successfully exploit new business or technologies.

Factors such as exchange rate fluctuations and increased international and U.S. regulatory requirements may increase our costs of doing business in foreign countries.

     A significant part of our net sales is derived from operations outside the United States. Our operations and financial results could be significantly affected by factors such as changes in foreign currency rates, uncertainties related to regional economic circumstances and the costs of complying with a wide variety of international and U.S. regulatory requirements.

     Because the sales and expenses of our foreign operations are generally denominated in local currencies, we are subject to exchange rate fluctuations between local currencies and the U.S. dollar in the reported results of our foreign operations. These fluctuations may decrease our earnings. We currently do not hedge against the risk of exchange rate fluctuations.

We face significant competition in our business, and if we are unable to respond to competition in our business, our revenues may decrease.

     We face significant competition from different competitors in each of our business areas. Some of our competitors in biotech safety testing and medical device testing are larger than we are and may have greater capital, technical or other resources than we do. We generally compete on the basis of quality, reputation, and availability of service. Expansion by our competitors into other areas in which we operate, new entrants into our markets or changes in our competitors' strategy could adversely affect our competitive position. Any erosion of our competitive position may decrease our revenues or limit our growth.

Negative attention from special interest groups may impair our business.

     Our core research model activities with rats, mice and other rodents have not historically been the subject of animal rights media attention. However, the large animal component of our business has been the subject of adverse attention and on-site protests. We recently closed our small import facility in England due in part to protests by animal right activists, which included threats against our facilities and employees. Future negative attention or threats against our facilities or employees could impair our business.

One of our large animal operations is dependent on a single source of supply, which if interrupted could adversely affect our business.

     We depend on a single, international source of supply for one of our large animal operations. Disruptions to their continued supply may arise from export or import restrictions or embargoes, foreign government or economic instability, or severe weather conditions. Any disruption of supply could harm our business if we cannot remove the disruption or are unable to secure an alternative or secondary source on comparable commercial terms.

Tax benefits we expect to be available in the future may be subject to challenge.

     In connection with the recapitalization, the shareholders of our parent company, CRL Acquisition LLC and Bausch & Lomb Incorporated, or B&L, made a joint election intended to permit us to increase the depreciable and amortizable tax basis in our assets for Federal income tax purposes, thereby providing us with expected future tax benefits. In connection with our parent's initial public offering, CRL Acquisition LLC reorganized, terminated its existence as a corporation for tax purposes and distributed a substantial portion of our parent's stock to its members. It is possible that the Internal Revenue Service may contend that this reorganization and liquidating distribution should be integrated with the original recapitalization. We believe that the reorganization and liquidating distribution should not have any impact upon the election for federal income tax purposes. However, the Internal Revenue Service may reach a different conclusion. If the Internal Revenue Service were successful, the expected future tax benefits would not be available, and we would be required to write off the related deferred tax asset reflected in our balance sheet by recording a non-recurring tax expense in our results of operations in an amount equal to such deferred tax asset. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Our supply of animal feed may be interrupted by the bankruptcy of our domestic commercial supplier Purina Mills, Inc.

     Purina Mills, Inc., our commercial supplier of animal feed for our United States research model business, has filed for reorganization under the U.S. Bankruptcy Code. We do not expect this to interrupt our supply of animal feed. If we need to secure an alternative or secondary source, our costs of animal feed may increase.

We depend on key personnel and may not be able to retain these employees or recruit additional qualified personnel, which would harm our business.

     Our success depends to a significant extent on the continued services of our senior management and other members of management. James C. Foster, our Chief Executive Officer since 1992, has held various positions with Charles River for 24 years and recently became our Chairman. We have no employment agreement with Mr. Foster, nor with any other executive officer. If Mr. Foster or other members of management do not continue in their present positions, our business may suffer.

     Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical and biotechnological fields. Therefore, we may not be able to attract and retain the qualified personnel necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner could harm our business.

DLJ Merchant Banking Partners, II, L.P. and its affiliates have substantial control over our parent company and may have different interests than those of other holders of our securities, including the notes.

     As of July 15, 2000, DLJ Merchant Banking Partners II, L.P. and affiliated funds, which we refer to as the DLJMB Funds, beneficially owned 45.3% of our parent's outstanding common stock. As a result of their stock ownership and contractual rights they received in the recapitalization, these entities have substantial control over our parent's and, by extension, our business, policies and affairs, including the power to:

     o    elect a majority of directors;

     o    appoint new management;

     o    prevent or cause a change of control; and

     o substantially control any action requiring the approval of stockholders, including the adoption of amendments to our certificate of incorporation and approval of mergers or sales of substantially all of our assets.

     The directors of our parent elected by the DLJMB Funds have the ability to control decisions affecting the business and management of our parent and our company including as to capital structure. This includes the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. The DLJMB Funds and the directors they appoint may have different interests than those of other holders of our parent's or our securities, including the notes.

Our historical financial information may not be representative of our results as a separate company.

     The historical financial information in this prospectus may not reflect what our results of operations, financial position and cash flows would have been had we been a separate, stand-alone company during the periods presented or in the future. We made some adjustments and allocations to the historical financial statements in this prospectus because B&L did not account for us as a single stand-alone business for all periods presented. Our adjustments and allocations made in preparing our historical consolidated financial statements may not appropriately reflect our operations during the periods presented as if we had operated as a stand-alone company.

Healthcare reform could reduce or eliminate our business opportunities.

     The United States and many foreign governments have reviewed or undertaken healthcare reform, most notably price controls on new drugs, which may adversely affect research and development expenditures by pharmaceutical and biotechnology companies, resulting in a decrease of the business opportunities available to us. We cannot predict the impact that any pending or future healthcare reform proposals may have on our business.


                          Risks Relating to Our Debt

We have a significant amount of debt, which could limit our growth and our ability to respond to changing conditions.

     On a pro forma basis as of June 24, 2000, after giving effect to our parent's initial public offering, the net proceeds of which were used to repay outstanding debt, we had:

     o    total consolidated indebtedness of approximately $210.0 million; and

     o approximately $30.0 million we could borrow under our credit facility. In addition, subject to the restrictions in our credit facility and the indenture, we may incur significant additional debt. Our additional debt may be secured from time to time.

     The level of our debt could have important consequences, including:

     o if a substantial portion of our cash flow from operations must be dedicated to servicing our debt, then this limits our cash flow available for general corporate purposes and acquisitions;

     o limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions; and

     o limiting our flexibility in reacting to competitive and other changes in our industry and economic conditions generally.

Though we currently have enough cash flow to service our debt, we may not in the future and you may not receive interest or principal payments on the notes

     Our ability to pay or to refinance our debt will depend on our future operating performance. General economic, financial, competitive, legislative, regulatory, business and other factors beyond our control affect our operating performance.


     We anticipate that our operating cash flow, together with money we can borrow under our credit facility, will sufficiently meet our anticipated future operating expenses, fund capital expenditures and pay our debt as it becomes due. If we still are not able to pay our debt, we could attempt to restructure or refinance our debt or seek additional equity capital. We may not be able to accomplish these actions on favorable financial terms, or at all. This inability may reduce our flexibility, potential for growth and ability to pay you interest and principal on the notes.


     We may in the future incur significant additional debt in order to fund our working capital or capital expenditure needs, or to acquire other businesses. If our cash flow were to decline, or our debt levels or interest rates were to increase, the risks that we face in terms of our ability to service debt could intensify. If we are unable to service our debt, you may not receive interest or principal payments on the notes in a timely manner, or at all.


Restrictive covenants in our indenture and credit facility may adversely affect us by limiting the types of transactions we can enter into, potentially leading to a default and our debt becoming immediately due and payable.


     The indenture governing the notes contains various covenants that limit our ability to engage in particular transactions.


     In addition, our credit facility contains other and more restrictive covenants and prohibits us from prepaying our subordinated debt, including the notes. Our credit facility also requires us to maintain specified financial ratios and satisfy some other financial condition tests. The other tests include requiring us to maintain a minimum EBITDA, minimum coverage of interest expense, minimum coverage of fixed charges and a maximum leverage ratio. We currently comply with such ratios and tests; however, events beyond our control may affect our ability to meet these financial ratios and tests in the future. A breach of any of these covenants could cause us to default under our credit facility and/or the notes. If we default under our credit facility, which includes a cross default to debt of our parent, the lenders could elect to declare all amounts outstanding under our credit facility to be immediately due and payable. They could also terminate all commitments to extend further credit to us. We pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our credit facility. If the lenders under our credit facility make our borrowing immediately due and payable, we may not have sufficient assets to repay our credit facility and our other debt. If we are not able to repay amounts due under our credit facility, the lenders could proceed against the collateral that secures that debt.

The notes are subordinated to other debt and holders of our senior debt must be paid before you receive any payment under the notes.

     The notes rank junior to all of our existing and future senior debt, including all debt under our credit facility.


     As a result of the notes being subordinated, if:


     o    we become insolvent or enter into a bankruptcy or similar proceeding;

     o    we fail to make a payment when due on senior debt; or

     o    any senior debt becomes immediately due and payable;

then the holders of our senior debt must be paid in full before you are paid.

     In addition, we cannot make any payments to you if we have failed to make payments to holders of designated senior debt. Under some circumstances, we cannot make any payments to you for a period of up to 179 days if we have defaulted, other than failures to make payments, under our senior debt covenants.


     At June 24, 2000, on a pro forma basis, the notes ranked junior in right of payment to $101.4 million of senior debt.

We may incur additional debt ranking equal to the notes and holders of that debt would also receive equally with you, any proceeds from any dissolution of our company.


     If we incur any additional debt that ranks equally with the notes, the holders of that debt will be entitled to share equally with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This would have the effect of reducing the amount of proceeds you receive.


The notes will be structurally junior to our subsidiaries' debt and the claims of those holders are senior to your claims against those subsidiaries.

     Holders of debt and other liabilities of our subsidiaries will effectively be senior to your claims under the notes against those subsidiaries. As of June 24, 2000, on a pro forma basis, our subsidiaries had $14.7 million of outstanding liabilities, including trade payables but excluding intercompany obligations.

We may not be able to purchase the notes upon a change of control as required under the indenture because of restrictions in our credit facility.

     Upon the occurrence of "change of control" events specified in the "Description of Notes," you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. The terms of our credit facility limit our ability to purchase your notes in such circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under the credit facility and other debt with similar restrictions. Also, we may not have the financial resources to purchase your notes, particularly if such change of control event triggers a similar repurchase requirement for other debt, or results in other debt becoming immediately due and payable. Our credit facility currently provides that change of control events will constitute a default and could result in our debt becoming immediately due and payable under the credit facility.

No public trading market for the notes exists.

     There is no existing public trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell the notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price of the notes depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") has made a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJSC. We do not intend to list the notes on any securities exchange or to seek admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. No assurance can be given as to the liquidity of or the trading market for the notes.

     DLJSC may be deemed to be our "affiliate" (as defined in the Securities
Act) and, as such, may be required to deliver a prospectus in connection with its market-making activities in the notes. Under the registration rights agreement that we signed with DLJSC in connection with the initial sale of the notes, we have agreed to use our best efforts to file and maintain a registration statement that would allow DLJSC to engage in market-making transactions in the notes for a period ending no sooner than the date on which DLJSC is no longer deemed to be such an "affiliate." We have agreed to bear substantially all the costs and expenses related to registration.

                          FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from those discussed as a result of various factors, including contaminations at our facilities, changes in the pharmaceutical or biotechnology industries, competition and changes in government regulations or general economic or market conditions. These factors should be considered carefully and readers should not place undue reliance on our forward-looking statements. Before you invest in the notes, you should be aware that the occurrence of the events described in the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" sections and elsewhere in this prospectus could harm our business, operating results and financial condition. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors contained throughout this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.


                           Industry and Market Data


     In this prospectus, we rely on and refer to information and statistics regarding the research model and biomedical products and services industries, and our market share in the sectors in which we compete. We obtained this information and statistics from various third party sources, discussions with our customers and/or our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them.

                                USE OF PROCEEDS

     This prospectus is delivered in connection with the sale of the notes by DLJSC in market-making transactions. This prospectus may also be used by DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P. to comply with their prospectus delivery requirements of the Securities Act in connection with any resale transaction. We will not receive any of the proceeds from such transactions but will bear the expenses of registration.

                                CAPITALIZATION


     The following table presents our consolidated capitalization as of June 24, 2000 (i) on a historical basis and (ii) as adjusted to give pro forma effect to the transactions described in the notes to the unaudited pro forma as adjusted condensed consolidated balance sheet and our parent's initial public offering. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Data" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

                                                            As of June 24,  2000
                                                       ----------------------------
                                                                          Pro Forma
                                                        Historical       As Adjusted
                                                       -----------       -----------
                                                           (dollars in thousands)
Debt:
Credit facility:
 Revolving credit facility(1)........................     $  5,000        $     --
 Term loans(2).......................................      159,400         101,401
Senior subordinated notes(3).........................      148,032          96,220
Capital lease obligations and other long-term debt...        5,944           5,944
                                                          --------        --------
Total debt...........................................      318,376         203,565
                                                          ========        ========
Shareholders' equity:
Common stock.........................................     $      1        $      1
Additional paid-in capital...........................      114,933         237,521
Accumulated deficit..................................     (119,436)       (127,907)
Loan to officers.....................................         (920)           (920)
Accumulated other comprehensive loss.................      (11,603)        (11,603)
                                                          --------        --------
Total shareholders' equity...........................      (17,025)         97,092
                                                          --------        --------
Total capitalization.................................      301,351         300,657
                                                          ========        ========


(1) At June 24, 2000, we had $30.0 million available under our revolving credit facility, subject to customary borrowing conditions.

(2) Includes senior secured term loan A of $40.0 million and senior secured term loan B of $119.4 million.

(3) Represents proceeds of $150.0 million related to the units which were allocated between the senior subordinated notes ($147.9 million) and warrants ($2.1 million), plus amortization of the discount on the senior subordinated notes.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents our selected consolidated financial data and other data as of and for the fiscal years ended December 30, 1995, December 28, 1996, December 27, 1997, December 26, 1998 and December 25, 1999 and as of and for the six months ended June 26, 1999 and June 24, 2000. We derived the selected consolidated income statement data for the three fiscal years ended December 25, 1999 and the consolidated balance sheet data as of December 26, 1998 and December 25, 1999 from our audited consolidated financial statements and the notes to those statements contained elsewhere in this prospectus. We derived the selected consolidated financial data as of and for the fiscal year ended December 28, 1996 from our audited consolidated financial statements and the notes to those statements, which are not contained in this prospectus. We derived the selected consolidated financial data as of and for the fiscal year ended December 30, 1995 from our unaudited consolidated financial statements and the notes to those statements which are also not contained in this prospectus. We derived the selected consolidated data as of and for the six months ended June 26, 1999 and June 24, 2000 from our unaudited condensed consolidated financial statements and the notes thereto which are contained elsewhere in this prospectus. In the opinion of management, our unaudited consolidated financial statements and our unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for these periods. You should read the information contained in this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes contained elsewhere in this prospectus.

                                                                   Fiscal Year(1)                               Six Months Ended
                                          ----------------------------------------------------------------    --------------------
                                                                                                              June 26,    June 24,
                                             1995          1996          1997          1998         1999        1999        2000
                                          --------      --------      --------      --------      --------    --------    --------
                                                                           (dollars in thousands)
Income Statement Data:
Total net sales........................   $141,041      $155,604      $170,713      $193,301      $219,276    $108,166    $143,399
Cost of products sold and services
   provided............................     86,404        97,777       111,460       122,547       134,592      64,322      83,912
Selling, general and administrative
   expenses............................     27,976        28,327        30,451        34,142        39,765      19,911      24,240
Amortization of goodwill and
   intangibles.........................        558           610           834         1,287         1,956         764       1,802
Restructuring charges..................         --         4,748         5,892            --            --          --          --
                                          --------      --------      --------      --------      --------    --------    --------
Operating income.......................     26,103        24,142        22,076        35,325        42,963      23,169      33,445
Interest income........................        634           654           865           986           536         359         291
Other income...........................         --            --            --            --            89          --         390
Interest expense.......................       (768)         (491)         (501)         (421)       (9,943)       (171)    (19,162)
Gain/(loss) from foreign currency,
   net.................................        (68)           84          (221)          (58)         (136)       (153)       (160)
                                          --------      --------      --------      --------      --------    --------    --------
Income before income taxes,
   minority interests and earnings
   from equity investments.............     25,901        24,389        22,219        35,832        33,509      23,204      14,804
Provision for income taxes.............     10,759        10,889         8,499        14,123        16,214      10,011       2,151
Income before minority interests
   and earnings from equity
   investments.........................     15,142        13,500        13,720        21,709        17,295      13,193      12,653
Minority interests.....................        (13)           (5)          (10)          (10)          (22)         (2)       (679)
Earnings from equity investments.......      1,885         1,750         1,630         1,679         2,044       1,117         748
                                          --------      --------      --------      --------      --------    --------    --------
Net income.............................     17,014        15,245        15,340        23,378        19,317      14,308      12,722
                                          ========      ========      ========      ========      ========    ========    ========
Other Data:
Depreciation and amortization..........      9,717         9,528         9,703        10,895        12,318       5,816       8,012
Capital expenditures...................     10,239        11,572        11,872        11,909        12,951       4,637       6,107
Ratio of earnings to fixed charges(2)..      18.9x         18.8x         16.5x         25.8x          4.0x       32.5x        1.7x




                                      21


                                                                   Fiscal Year(1)                               Six Months Ended
                                          ----------------------------------------------------------------    --------------------
                                                                                                              June 26,    June 24,
                                             1995          1996          1997          1998         1999        1999        2000
                                          --------      --------      --------      --------      --------    --------    --------
                                                                           (dollars in thousands)
Balance Sheet Data (at end of
   period):
Cash and cash equivalents..............     15,336        19,657        17,915        24,811        15,010      21,569      18,993
Working capital........................     39,100        48,985        46,153        42,574        27,574      49,196      38,714
Total assets...........................    184,271       196,981       196,211       234,254       362,403     227,037     398,247
Total debt.............................      4,626         1,645         1,363         1,582       311,063       1,278     318,376
Total shareholders' equity (deficit)...    142,212       153,818       149,364       168,259       (22,616)    169,153     (17,025)


(1) Our fiscal year consists of twelve months ending on the last Saturday on or prior to December 31.

(2) For purposes of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, minority interests and earnings from equity investments less minority interests plus earnings from equity investments plus fixed charges. "Fixed charges" consist of interest expense on all indebtedness, amortization of deferred financing costs and one-third of rental expense from operating leases that we believe is a reasonable approximation of the interest component of rental expense.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our consolidated financial statements and our unaudited pro forma condensed consolidated financial data, including the related notes, contained elsewhere in this prospectus.

Overview

     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years.

     We operate in two segments for financial reporting purposes: research models and biomedical products and services. In addition, since services represent over 10% of our net sales, our consolidated financial statements also provide a breakdown of net sales between net sales related to products, which include both research models and biomedical products, and net sales related to services, which reflect biomedical services, and a breakdown of costs between costs of products sold and costs of services provided. The following tables show the net sales and the percentage contribution of our segments, research models and biomedical products and services, for the past three years. It also shows costs of products sold and services provided, selling, general and administrative expenses and operating income for both research models and biomedical products and services by segment and as percentages of their respective segment net sales.

                                                                                                              For the Six
                                                                 Fiscal Year Ended                            Months Ended
                                                  ------------------------------------------------      -----------------------
                                                  December 27,      December 26,      December 25,      June 26,       June 24,
                                                      1997              1998              1999            1999           2000
                                                  ------------      ------------      ------------      --------       --------

                                                                              (dollars in millions)
Net sales:
Research models..............................        $125.2            $134.6            $142.3          $73.8          $87.2
Biomedical products and services.............          45.5              58.7              77.0           34.4           56.2

Costs of products sold and services provided:
Research models..............................        $ 82.5            $ 85.8            $ 86.3          $43.5          $50.0
Biomedical products and services.............          29.0              36.7              48.3           20.9           35.8

Selling, general and administrative expenses:
Research models..............................        $ 19.6            $ 18.1            $ 22.2          $10.0          $12.0
Biomedical products and services.............           6.9               9.7              12.5            6.1            9.4

Operating income:
Research models..............................        $ 19.6            $ 30.5            $ 33.7          $20.3          $25.2
Biomedical products and services.............           6.5              11.1              14.4            7.4           11.0

                                                                                                             For the Six
                                                                 Fiscal Year Ended                          Months Ended

                                                 December 27,      December 26,      December 25,      June 26,      June 24,
                                                     1997              1998              1999            1999          2000
                                                 ------------      ------------      ------------      --------      --------
                                                                          (as a percent of net sales)
Net sales:
Research models..............................        73.3%             69.6%             64.9%           68.2%         60.8%
Biomedical products and services.............        26.7              30.4              35.1            31.8          39.2

Costs of products sold and services provided:
Research models..............................        65.9%             63.7%             60.6%           58.9%         57.3%
Biomedical products and services.............        63.7              62.5              62.7            60.8          63.7

Selling, general and administrative expenses:
Research models..............................        15.7%             13.4%             15.6%           13.6%         13.8%
Biomedical products and services.............        15.2              16.5              16.2            17.7          16.7

Operating income:
Research models..............................        15.7%             22.7%             23.7%           27.5%         28.9%
Biomedical products and services.............        14.3              18.9              18.7            21.5          19.6

     Net Sales. We recognize net sales when a product is shipped or as services are completed. Over the past three years, unit volume of small animal research models has increased modestly in North America and has decreased modestly in Europe. During the same period, sales in both North America and Europe have increased, principally as a result of price increases and a shift in mix towards higher priced research models. In recent years, we have increased our focus on the sale of specialty research models, such as special disease models, which have contributed to additional sales growth.

     Our customers typically place orders for research models with less than a week's lead time. Meeting such demand requires efficient inventory management and strong customer service support. We improved inventory availability in the last three years through better forecasting and production mix, and most importantly, improved biosecurity, thereby reducing contaminations.

     Biomedical products and services have grown at a compounded rate of 30% from 1997 to 1999. Our growth in this business demonstrated our ability to capitalize on our core research model technology and enter into related product development activities undertaken by our customers.

     Pricing. We maintain published list prices for all of our research models, biomedical products and some of our services. We also have pricing agreements with our customers which provide some discounts, usually based on volume. Many of our services are based on customized orders and are priced accordingly. While pricing has been competitive, some of our products are priced at a premium due to higher quality, better availability and superior customer support that our customers associate with our products.

     Biosecurity. Biosecurity is one of our highest operational priorities. Prior breaches of biosecurity have adversely affected our results of operations, and we cannot assure you that future breaches would not materially affect our results of operations. A biosecurity breach typically results in additional expenses from the need to clean up the contaminated room, which in turn results in inventory loss, clean-up and start-up costs, and can reduce net sales as a result of lost customer orders and credits for prior shipments. We experienced a few significant contaminations in 1997 in our isolation rooms for research models and in our poultry houses for vaccine support products. Our net sales in 1997 were adversely affected by our inability to fulfill customer orders, and our expenses were increased during that period by the costs associated with cleaning up the contaminations. Since January 1, 1997, we have made over $6.0 million of capital expenditures designed to strengthen our biosecurity, primarily by upgrading our production facilities. In addition, we have made significant changes to our operating procedures for isolation rooms and poultry houses designed to further minimize the risks of contamination, including, for example, increasing the frequency of replacing masks and gowns, and most importantly, increasing awareness and training among our employees. These improvements to our operating procedures increased annual ongoing biosecurity-related expenses by approximately $0.5 million in 1999. While we cannot assure you that we will not experience future significant isolation room or poultry house contaminations in the future, we believe these changes have contributed to our absence of significant contaminations during 1998, 1999 and 2000 to date.

     Acquisitions. Since January 1, 1997, we have successfully acquired and integrated four companies, which contributed $18.2 million in sales in 1999 and $22.8 million in sales for the six months ended June 24, 2000, representing 8.3% and 15.9% of total sales, respectively. The acquisition of three of the companies occurred prior to December 26, 1998. On September 29, 1999, we acquired Sierra for an initial total purchase price of $23.3 million, including approximately $17.3 million in cash paid to former shareholders and assumed debt of approximately $6.0 million, which we immediately retired. In addition, we have agreed to pay (a) up to $2.0 million in contingent purchase price if specified financial objectives are reached by December 31, 2000, (b) up to $10.0 million in performance-based bonus payments if specified financial objectives are reached over the next five years, with no payment in any individual year to exceed $2.7 million and (c) $3.0 million in retention and non-competition payments contingent upon the continuing employment of specified key scientific and managerial personnel through June 30, 2001. Sierra became part of our drug safety assessment area.

     The $2.0 million in contingent purchase price for Sierra will, if paid, increase goodwill and will not affect our results of operations except through the subsequent related amortization expense and any interest expense related to any borrowings necessary to finance the payment. The $10.0 million in performance-based bonus payments, will, if paid, be expensed during the periods in which it becomes reasonably certain that the financial objectives will be achieved. During fiscal 1999, we expensed $1.4 million of the $3.0 million in retention and non-competition payments, with the $1.6 million remaining being expensed ratably through June 2001 as it is earned. The contingent purchase price and performance-based bonus payments are not reflected in the pro forma condensed consolidated financial data included elsewhere herein because they are not considered reasonably estimable; the retention and non-competition payments are not included in the pro forma condensed consolidated financial data as they are considered non-recurring.

     Joint Ventures. At December 25, 1999, we had two unconsolidated joint ventures. As of February 28, 2000, we acquired an additional 16% equity interest in one of the joint ventures, Charles River Japan, increasing our ownership interest to 66%. The purchase price for the 16% equity interest was
1.4 billion yen, or $12.8 million, of which 400 million yen, or $3.6 million, was paid by a three-year balloon promissory note secured by a pledge of the purchased interest. The note bears interest at the long-term prime rate in Japan. Charles River Japan is engaged principally in the research model business. Our royalty agreement provides us with 3% of the sales of locally produced research models, and having acquired majority ownership, we have consolidated its operations for financial reporting purposes from the effective date of the acquisition in the first quarter of fiscal 2000. This contributed $15.1 million in sales for the six months ended June 24, 2000. We also receive dividends based on our pro-rata share of net income. Charles River Japan paid dividends of $0.8 million, $0.7 million and $0.8 million in 1997, 1998 and 1999, respectively. No dividends were paid in the six months ended June 24, 2000. Our other unconsolidated joint venture is Charles River Mexico, an extension of our vaccine support products area, which is not significant to our business.

     Restructuring Program. During 1997, we implemented a restructuring program. Our plan, which was approved by B&L, was designed to reduce excess capacity, increase efficiencies, eliminate non-essential operating and staff personnel, and close several small product-lines. In 1997, we established a restructuring reserve in the amount of $5.9 million, based on our plan to close particular facilities and eliminate personnel in our vaccine support products area, eliminate personnel in Europe, reduce corporate staff, and relocate one of our large animal facilities. We have completed the actions underlying this plan. These actions reduced cost of products sold and services provided and selling, general and administrative expenses and also improved profitability in the areas affected. At the time we prepared our restructuring program, we estimated we would save approximately $3.1 million on an annual basis. In 1997 we saved approximately $0.6 million from these actions, and in 1998 we saved approximately $2.6 million.

     Allocation of Costs from Bausch & Lomb. Historically, B&L charged us for some direct expenses, including insurance, information technology and other miscellaneous expenses, based upon actual charges incurred on our behalf. However, these charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had we incurred these costs as a stand-alone entity. The actual amounts of expenses we incur in future periods may vary significantly from these allocations and estimates. We expect to incur other incremental expenses as a stand-alone company. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

     The Recapitalization and Sierra Acquisition. The recapitalization, which was consummated on September 29, 1999, was accounted for as a leveraged recapitalization and had no impact on the historical basis of our assets and liabilities. The Sierra acquisition was accounted for under the purchase method of accounting with the purchase price allocated to the assets and liabilities of Sierra based on an estimate of their fair value, with the remainder allocated to goodwill. We incurred various costs of approximately $22.6 million (pre-tax) in connection with consummating the recapitalization. We have capitalized and are amortizing the portion of these costs that represents deferred financing costs (approximately $14.4 million) over the life of the related financing. We have charged a portion of the expenses related to the recapitalization (approximately $8.2 million) to retained earnings.

     Deferred Tax Assets. In conjunction with the recapitalization, our stockholders made an election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended. Such election resulted in a step-up in the tax basis of the underlying assets and a net deferred tax asset of $99.5 million was recorded in the fourth quarter of 1999. The tax purchase price allocation related to the election was not finalized until the second quarter of 2000, and an adjustment of $4.5 million was recorded in that quarter to reduce the net deferred tax asset balance and capital in excess of par in accordance with the final allocation. In addition, some of the proceeds of our parent's initial public offering have been used to repay a portion of our outstanding debt; therefore, we expect to be more profitable in the future due to reduced interest costs. We have therefore reassessed the need for a valuation allowance associated with the deferred tax asset balance discussed above and have reduced the valuation allowance by $4.8 million. This reduction in valuation allowance has been recorded as a tax benefit in the second quarter of 2000. The net deferred tax asset pertaining to the election under Section 38(h)(10) of the Internal Revenue Code as of June 24, 2000 of $100.2 million is expected to be realized over 15 years through future tax deductions which are expected to reduce future tax payments. It is possible that the Internal Revenue Service may contend that the reorganization and liquidating distribution that CRL Acquisition LLC undertook in connection with our parent's initial public offering should be integrated with our original recapitalization. If the Internal Revenue Service were successful, the expected future tax benefits from the election would not be available, and we would be required to write off the related deferred tax assets by recording a non-recurring expense in our results of operations in an amount equal to such deferred tax assets. See note (8) to the consolidated financial statements and note (4) to the condensed consolidated interim financial statements. We believe that the reorganization and liquidating distribution should not have any impact upon the election for federal income tax purposes. However, the Internal Revenue Service may reach a different conclusion. See "Risk Factors-Tax benefits we expect to be available in the future may be subject to challenge."

     Initial Public Offering. Some of the proceeds of our parent's initial public offering, which was consummated in the third quarter of 2000, have been used to repay approximately $114.8 million of our outstanding indebtedness. In connection with this repayment we have paid premiums and written off deferred financing costs. We expect to record an extraordinary loss of approximately $8.5 million, net of tax benefits of $4.6 million, in the third quarter of 2000.


Results of Operations

     The following table summarizes historical results of operations as a percentage of net sales for the periods shown:


                                                       Fiscal Year Ended                     Six Months Ended
                                         --------------------------------------------      --------------------
                                         December 27,    December 26,    December 25,      June 26,    June 24,
                                             1997            1998            1999            1999        2000
                                         ------------    ------------    ------------      --------    --------
Net sales...........................         100.0%          100.0%          100.0%         100.0%      100.0%
Costs of products sold and services
 provided...........................          65.3            63.4            61.4           59.5        58.5
Selling, general and administrative
 expenses...........................          17.8            17.7            18.1           18.4        16.9
Amortization of goodwill and other
 intangibles........................           0.5             0.7             0.9            0.7         1.2
Restructuring charges...............           3.5              --              --             --          --
Interest income.....................           0.5             0.5             0.2            0.3         0.2
Interest expense....................           0.3             0.2             4.5            0.2        13.3


                                      26


                                                      Fiscal Year Ended                     Six Months Ended
                                         --------------------------------------------      --------------------
                                         December 27,    December 26,    December 25,      June 26,    June 24,
                                             1997            1998            1999            1999        2000
                                         ------------    ------------    ------------      --------    --------

Provision for income taxes..........           5.0             7.3             7.4            9.3         1.5
Earnings from equity investment.....           0.9             0.8             0.9            1.0         0.5
Minority interests..................            --              --              --             --         0.5
                                             -----           -----           -----          -----       -----
Net income..........................           9.0%           12.1%            8.8%          13.2%        8.9%
                                             =====           =====           =====          =====       =====



   Six Months Ended June 24, 2000 Compared to Six Months Ended June 26, 1999

     Net Sales. Net sales for the first six months of 2000 were $143.4 million, an increase of $35.2 million, or 32.5%, from $108.2 million for the first six months of 1999.

     Research Models. Net sales of research models in the first six months of 2000 were $87.2 million, an increase of $13.4 million, or 18.2%, from $73.8 million for the first six months of 1999. The consolidation of Charles River Japan in the first six months of 2000 increased sales by $14.8 million. Small animal research model sales increased in North America by $3.0 million or 9.5% due to continued improved pricing, a shift to higher priced specialty units and an increase in unit volume. Small animal research model sales decreased in Europe by $3.1 million principally from the negative impact of $3.4 million due to foreign currency translations. We also experienced a decrease in the large animal breeding, import and conditioning area of $1.3 million principally due to the closure of a facility in the U.K. and the sale of our large animal colony in the first quarter of 2000.

     Biomedical Products and Services. Net sales of biomedical products and services for the first six months in 2000 were $56.2 million, an increase of $21.8 million, or 63.4%, from $34.4 million for the first six months of 1999. At the beginning of the fourth quarter in 1999 we acquired SBI Holding Inc. ("Sierra") which had sales of $15.4 million for the first six months of 2000. The remaining increase was due to significant sales increases of transgenic and research support services of $2.0 million, endotoxin detection systems of $0.9 million, biosafety testing of $1.5 million and sales from our contract site management contracts of $2.1 million, primarily due to better customer awareness of our outsourcing solutions.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided for the first six months of 2000 was $83.9 million, an increase of $19.6 million, or 30.5%, from $64.3 million for the first six months of 1999.

     Research Models. Cost of products sold and services provided for research models for the first six months of 2000 was $50.0 million, an increase of $6.5 million, or 14.9%, compared to $43.5 million for the first six months of 1999. Cost of products sold and services provided for the first six months of 2000 was 57.3% of net sales compared to 58.9% of net sales for the first six months of 1999. Cost of products sold and services provided increased at a lower rate than net sales due to the more favorable product mix and better pricing, as well as improved capacity utilization.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services for the first six months of 2000 was $35.8 million, an increase of $14.9 million, or 71.3%, compared to $20.9 million for the first six months of 1999. Cost of products sold and services provided as a percentage of net sales increased from 60.8% for the first six months of 1999 compared to 63.7% for the first six months of 2000 due mainly to the acquisition of Sierra which has slightly lower margins.

     Selling, General, and Administrative Expenses. Selling, general and administrative expenses for the first six months of 2000 were $24.2 million, an increase of $4.3 million, or 21.6%, from $19.9 million for the first six months of 1999. Selling, general and administrative expenses for the first six months of 2000 were 16.9% of net sales compared to 18.4% of net sales for the first six months of 1999.

     Research Models. Selling, general and administrative expenses for research models for the first six months of 2000 were $12.0 million, an increase of $2.0 million, or 20.0%, compared to $10.0 million for the first six months of

1999. The $2.0 million increase is mainly due to the consolidation of Charles River Japan. Selling, general and administrative expenses for the first six months of 2000 were 13.8% of net sales, compared to 13.6% for the first six months of 1999.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services for the first six months of 2000 were $9.4 million, an increase of $3.3 million, or 54.1%, compared to $6.1 million for the first six months of 1999. The acquisition of Sierra in the fourth quarter of 1999 accounts for $2.9 million of the increase. Selling, general and administrative expenses for the first six months of 2000 decreased to 16.7% of net sales, compared to 17.7% of net sales for the first six months of 1999, due to greater economies of scale.

     Unallocated Corporate Overhead. Unallocated corporate overhead, which consists of various corporate expenses, was $2.8 million for the first six months of 2000, a decrease of $1.7 million compared to $4.5 million for the first six months of 1999. Pension income of $1.4 million due to favorable investment returns primarily accounts for this decrease.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles for the first six months in 2000 was $1.8 million, an increase of $1.0 million from $0.8 million for the first six months in 1999. The increase was due to the effect of additional amortization of intangibles resulting from our Sierra acquisition.

     Operating Income. Operating income for the first six months of 2000 was $33.4 million, an increase of $10.2 million, or 44.0%, from $23.2 million for the first six months of 1999. Operating income for the first six months of 2000 was 23.3% of net sales, compared to 21.4% of net sales for the first six months of 1999. Operating income increased in total and as a percentage of net sales for the reasons described above.

     Research Models. Operating income from sales of research models for the first six months of 2000 was $25.2 million, an increase of $4.9 million, or 24.1%, from $20.3 million for the first six months of 1999. Operating income from sales of research models for the first six months of 2000 was 28.9% of net sales, compared to 27.5% for the first six months of 1999. The increase was attributable to the factors described above.

     Biomedical Products and Services. Operating income from sales of biomedical products and services for the first six months of 2000 was $11.0 million, an increase of $3.6 million, or 48.6%, from $7.4 million for the first six months of 1999. Operating income from sales of biomedical products and services for the first six months of 2000 decreased to 19.6% of net sales, compared to 21.5% of net sales for the first six months of 1999. This was primarily due to the acquisition of Sierra, and the impact of the additional amortization of intangibles.

     Income Taxes. The effective tax rate for the first six months of 2000 excluding the reversal of the deferred tax valuation allowance of $4.8 million was 46.9% as compared to 44.9% for the first six months in 1999. The $4.8 million reversal of the valuation allowance was recorded as a tax benefit in the second quarter of 2000 due to a reassessment of the need for a deferred tax valuation allowance following Charles River Laboratories International, Inc.'s initial public offering of 16,100,000 shares of its common stock subsequent to the second quarter of 2000.

     Interest Expense. Interest expense for the first six months of 2000 was $19.2 million. The $19.0 million increase from the first six months of 1999 was primarily due to the additional debt incurred as a result of the recapitalization which occurred on September 29, 1999. The interest rate of the senior subordinated notes as a result of meeting a financial ratio will remain at 13.5%.

     Net Income. Net income for the first six months of 2000 was $12.7 million, a decrease of $1.6 million from $14.3 million for the first six months of 1999. The decrease was attributable to the increased interest expense partially offset by operating income from operations and the reversal of the deferred tax valuation allowance.

Fiscal 1999 Compared to Fiscal 1998

     Net Sales. Net sales in 1999 were $219.3 million, an increase of $26.0 million, or 13.5%, from $193.3 million in 1998.

     Research Models. Net sales of research models in 1999 were $142.3 million, an increase of $7.7 million, or 5.7%, from $134.6 million in 1998. Sales increased due to the increase in small animal research model sales in North America and Europe of $7.1 million, resulting from improved pricing, a more favorable product mix (meaning a shift to higher priced units) and an increase in unit volume. We also experienced an increase in the large animal import and conditioning area of $0.6 million, mainly due to pricing.

     Biomedical Products and Services. Net sales of biomedical products and services in 1999 were $77.0 million, an increase of $18.3 million, or 31.2%, from $58.7 million in 1998. At the beginning of the second quarter of 1998, we made two acquisitions that contributed $3.4 million of this sales growth, and on September 29, 1999, we acquired Sierra which had sales of $5.9 million in the fourth quarter. The remaining increase was due to significant sales increases of transgenic and research support services of $2.9 million and endotoxin detection systems of $2.2 million, and sales from our contract site management services of $1.8 million, primarily due to better customer awareness of our outsourcing solutions.

     Cost of Products Sold and Services Provided. Cost of products sold and services provided in 1999 was $134.6 million, an increase of $12.1 million, or 9.9%, from $122.5 million in 1998.

     Research Models. Cost of products sold and services provided for research models in 1999 was $86.3 million, an increase of $0.5 million, or 0.6%, compared to $85.8 million in 1998. Cost of products sold and services provided in 1999 was 60.6% of net sales compared to 63.7% of net sales in 1998. Cost of products sold and services provided increased at a lower rate than net sales due to the more favorable product mix and better pricing, as well as improved capacity utilization.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services in 1999 was $48.3 million, an increase of $11.6 million, or 31.6%, compared to $36.7 million in 1998. Cost of products sold and services provided as a percentage of net sales was essentially unchanged at 62.7% in 1999 compared to 62.5% in 1998.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1999 were $39.8 million, an increase of $5.7 million, or 16.7%, from $34.1 million in 1998. Selling, general and administrative expenses in 1999 were 18.1% of net sales compared to 17.7% of net sales in 1998. Selling, general and administrative expenses also included research and development expense of $0.5 million in 1999 compared to $1.4 million in 1998.

     Research Models. Selling, general and administrative expenses for research models in 1999 were $22.2 million, an increase of $4.1 million, or 22.7%, compared to $18.1 million in 1998. Selling, general and administrative expenses in 1999 were 15.6% of net sales, compared to 13.4% in 1998. The increase was attributable to additional worldwide marketing efforts, additional salespeople in the United States and the impact of selling efforts in Europe for ESD, a business acquired at the end of 1998.

     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services in 1999 were $12.5 million, an increase of $2.8 million, or 28.9%, compared to $9.7 million in 1998. Selling, general and administrative expenses in 1999 decreased to 16.2% of net sales, compared to 16.5% of net sales in 1998, due to greater economies of scale.

     Unallocated Corporate Overhead. Unallocated corporate overhead, which consists of various corporate expenses, was $5.1 million in 1999, a decrease of $1.2 million, or 19.0%, compared to $6.3 million in 1998. The decrease was principally from the increase in cash surrender value associated with our supplemental executive retirement program.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles in 1999 was $2.0 million, an increase of $0.7 million, or 53.8%, from $1.3 million in 1998. The increase was due to the effect of additional amortization of intangibles resulting from four recent acquisitions, two in April 1998, one in December 1998, and Sierra in September 1999.

     Restructuring Charges. There were no restructuring charges in 1999 or 1998. During 1999, we charged $1.1 million against the previously recorded restructuring reserves, bringing the balance at year-end to zero.

     Operating Income. Operating income in 1999 was $43.0 million, an increase of $7.7 million, or 21.8%, from $35.3 million in 1998. Operating income in 1999 was 19.6% of net sales, compared to 18.3% of net sales in 1998. Operating income increased in total and as a percentage of net sales for the reasons described above.

     Research Models. Operating income from sales of research models in 1999 was $33.7 million, an increase of $3.2 million, or 10.5%, from $30.5 million in 1998. Operating income from sales of research models in 1999 was 23.7% of net sales, compared to 22.7% in 1998. The increase was attributable to the factors described above.

     Biomedical Products and Services. Operating income from sales of biomedical products and services in 1999 was $14.4 million, an increase of $3.3 million, or 29.7%, from $11.1 million in 1998. Operating income from sales of biomedical products and services in 1999 decreased to 18.7% of net sales, compared to 18.9% of net sales in 1998. This was primarily due to the acquisition of Sierra, and the impact of additional amortization of intangibles.

     Other Income. We recorded a $1.4 million gain on the sale of two small facilities, one located in Florida, and the other located in the Netherlands, and a charge of $1.3 million for stock compensation expense.

     Interest Expense. Interest expense for 1999 was $9.9 million compared to $0.4 million for 1998. The $9.5 million increase was primarily due to the additional debt incurred in the recapitalization.

     Income Taxes. The effective tax rate of 48.4% in 1999 as compared to 39.5% in 1998 reflects the remittance of cash dividends of $20.7 million from our foreign subsidiaries which, in turn, were remitted to B&L. The related amounts were previously considered permanently reinvested in the foreign jurisdictions for U.S. income tax reporting purposes. Therefore, we were required to provide additional taxes upon their repatriation to the United States. In addition, in 1999, an election was made by B&L to treat some foreign entities as branches for U.S. income tax purposes. As a result, all previously untaxed accumulated earnings of such entities became immediately subject to tax in the United States. The receipt of the cash dividends from the foreign subsidiaries and the foreign tax elections made resulted in incremental United States taxes of $2.0 million, net of foreign tax credits, in 1999.

     Net Income. Net income in 1999 was $19.3 million, a decrease of $4.1 million, or 17.5%, from $23.4 million in 1998. The decrease was attributable to the increased interest expense.


Fiscal 1998 Compared to Fiscal 1997

     Net Sales. Net sales in 1998 were $193.3 million, an increase of $22.6 million, or 13.2%, from $170.7 million in 1997.


     Research Models. Net sales of research models in 1998 were $134.6 million, an increase of $9.4 million, or 7.5%, from $125.2 million in 1997. Sales increased due to the increase in small animal research model sales in North America of $4.2 million, resulting from improved pricing and a more favorable product mix. In addition, in 1998 we were not affected by the significant contaminations which negatively affected sales in 1997. Overall, unit volumes remained relatively flat, with modest increases in North America offset by modest declines in Europe. Our net sales in the large animal import and conditioning area increased by $3.2 million as a result of expansion in our boarding and service operations.

     Biomedical Products and Services. Net sales of biomedical products and services in 1998 were $58.7 million, an increase of $13.2 million, or 29.0%, from $45.5 million in 1997. During 1998 we made three acquisitions that contributed $6.1 million of our sales growth. The remaining increase was due to increased sales across all of our product lines, and in particular our transgenic and research support services of $2.2 million and endotoxin detection systems of $1.9 million.


     Cost of Products Sold and Services Provided. Cost of products sold and services provided in 1998 was $122.5 million, an increase of $11.0 million, or 9.9%, from $111.5 million in 1997.

     Research Models. Cost of products sold and services provided for research models for 1998 was $85.8 million, an increase of $3.3 million, or 4.0%, compared to $82.5 million in 1997. Cost of products sold and services provided for 1998 was 63.7% of net sales compared to 65.9% for 1997. Cost of products sold and services provided increased for 1998 compared to 1997, but at a slower rate than net sales due principally to better product mix and pricing as well as greater economies of scale and improved production efficiencies.

     Biomedical Products and Services. Cost of products sold and services provided for biomedical products and services for 1998 was $36.7 million, an increase of $7.7 million, or 26.6%, compared to $29.0 million in 1997. Cost of products sold and services provided was 62.5% of net sales in 1998 compared to 63.7% in 1997. Cost of products sold and services provided increased for 1998 compared to 1997, but at a slower rate than net sales due principally to cost savings.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses in 1998 were $34.1 million, an increase of $3.6 million, or 11.8%, from $30.5 million in 1997. Selling, general and administrative expenses in 1998 were 17.7% of net sales compared to 17.8% of net sales in 1997. These expenses increased mainly in line with sales. Selling, general and administrative expenses also included research and development expense of $1.4 million in 1998, which was the same amount as in 1997.

     Research Models. Selling, general and administrative expenses for research models for 1998 were $18.1 million, a decrease of $1.5 million, or 7.7%, compared to $19.6 million, for 1997. Selling, general and administrative expenses for 1998 decreased to 13.4% of net sales, compared to 15.7% for 1997 due primarily to the significant increase in sales.


     Biomedical Products and Services. Selling, general and administrative expenses for biomedical products and services for 1998 were $9.7 million, an increase of $2.8 million, or 40.6%, compared to $6.9 million for 1997. Selling, general and administrative expenses for 1998 were 16.5% of net sales, compared to 15.2% of net sales for 1997. The increase was principally attributable to the acquisition of two small companies in April 1998.

     Unallocated Corporate Overhead. Unallocated corporate overhead was $6.3 million for 1998, an increase of $2.3 million, or 57.5%, compared to $4.0 million in 1997. The increase was due to an increase in our supplemental retirement program costs, along with an increase in management bonuses for 1998.

     Amortization of Goodwill and Other Intangibles. Amortization of goodwill and other intangibles in 1998 was $1.3 million, an increase of $0.5 million, or 62.5%, from $0.8 million in 1998. The increase was due to amortization of intangibles in connection with two acquisitions in April 1998.

     Restructuring Charges. There were no restructuring charges in 1998 compared to $5.9 million in 1997. The 1997 restructuring charges consisted of the following: plant closings and personnel reductions in our vaccine support products operations, severance, relocation and refoliation costs in the Florida Keys and staff reductions and severance costs in Europe and the United States. During 1998, we charged $1.6 million against the restructuring reserves previously recorded.


     Operating Income. Operating income in 1998 was $35.3 million, an increase of $13.2 million, or 59.7%, from $22.1 million in 1997. Operating income in 1998 was 18.3% of net sales compared to 12.9% of net sales in 1997.

     Research Models. Operating income from research models in 1998 was $30.5 million, an increase of $10.9 million, or 55.6%, from $19.6 million in 1997. Operating income from sales of research models in 1998 increased to 22.7% of net sales, compared to 15.7% of net sales in 1997 for the reasons described above.

     Biomedical Products and Services. Operating income from biomedical products and services in 1998 was $11.1 million, an increase of $4.6 million, or 70.8%, from $6.5 million in 1997. Operating income increased to 18.9% of net sales, compared to 14.3% of net sales in 1997 for the reasons described above.


     Interest Expense. Interest expense for 1998 was $0.4 million compared to $0.5 million in 1997.

     Income Taxes. The effective tax rate in 1998 was 39.5% compared to 38.2% in 1997.


     Net Income. Net income in 1998 was $23.4 million, an increase of $8.1 million, or 52.9%, from $15.3 million in 1997. The increase was attributable to the factors referred to above.


Liquidity and Capital Resources

     Prior to the recapitalization our principal source of liquidity was cash flow from operations. Following the consummation of the recapitalization, our principal sources of liquidity are cash flow from operations and borrowings under our credit facility.

     In September 1999, our parent, Charles River Laboratories International, Inc., consummated a leveraged recapitalization transaction. In connection with the recapitalization transaction we issued $150.0 million units consisting of senior subordinated notes due in 2009 with warrants to purchase common stock of Charles River Laboratories International, Inc. and borrowed $162.0 million under our senior secured credit facility. We simultaneously acquired Sierra for an initial purchase price of $23.3 million including $17.3 million paid to its former stockholders and $6.0 million of assumed debt which we immediately retired.

     Borrowings under the credit facility bear interest at a rate per year equal to a margin over either a base rate or LIBOR. The $30.0 million revolving loan commitment will terminate six years after the date of the initial funding of the credit facility. The revolving credit facility may be increased by up to $25.0 million at our request, which will only be available to us under some circumstances, under the same terms and conditions of the original $30.0 million revolving credit facility. The term loan facility under the credit facility consists of a $40.0 million term loan A facility and a $120.0 million term loan B facility. The term loan A facility matures six years after the closing date of the facility and the term loan B facility matures eight years after the closing date of the facility. The credit facility contains customary covenants and events of default, including substantial restrictions on our subsidiary's ability to declare dividends or make distributions. The term loans are subject to mandatory prepayment with the proceeds of certain asset sales and a portion of our excess cash flow.

     In February 2000, the 13-1/2% senior subordinated notes were exchanged for registered notes having the same financial terms and covenants as the notes issued in September 1999. Interest on the notes is payable semi-annually in cash. The notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make particular investments.

     In the third quarter of 2000, our parent, Charles River Laboratories International, Inc., consummated an initial public offering of 16,100,000 shares of its common stock at a price of $16.00 per share. Some of the net proceeds from the initial public offering of $236.0 million were used to redeem a portion of our outstanding senior subordinated notes and a portion of our bank debt.

     We anticipate that our operating cash flow, together with borrowings under our credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures and debt service obligations as they become due.

Six Months Ended June 24, 2000 Compared to Six Months Ended June 26, 1996

     Cash and cash equivalents totaled $19.0 million at June 24, 2000 compared with $15.0 million at December 25, 1999. Our principal sources of liquidity are cash flow from operations and borrowings under our credit facility.

     Net cash provided by operating activities during the six months ending June 24, 2000 was $7.0 million compared to $8.7 million for the six months ending June 26, 1999. Net income for the six month period ending June 24, 2000 was $12.7 million compared to $14.3 for the first six months of 1999. Cash flow provided by operating activities was reduced by the decrease in the deferred tax valuation allowance of $4.8 million.

     Net cash used in investing activities during the six months ending June 24, 2000 was $5.1 million compared to $4.9 million for the six months ending June 26, 1999. On February 28, 2000, the company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen or $12.8 million. One billion yen, or $9.2 million was paid at closing and the balance of 400 million yen, or $3.7 million, was deferred pursuant to a three year balloon promissory note. We acquired $3.2 million in cash as a result of the acquisition. In January we sold an operation in Florida for $7.0 million. Capital expenditures for the first six months ending June 24, 2000 were $6.1 million compared to $4.6 million for the six months ending June 26, 1999.

     Net cash provided from financing activities during the six months ending June 24, 2000 was $2.2 million compared to cash used of $6.3 for the first six months in 1999. We increased our borrowings under the revolving loan by an additional $3.0 million during the first six months of 2000. During the first six months of 1999 we had net outflow activity with Bausch & Lomb, our 100% shareholder prior to the recapitalization, of $6.1 million.

Fiscal 1999 Compared to Fiscal 1998

     Cash flow from operating activities in 1999 was $37.6 million compared to $37.4 million in 1998. Net cash used in investing activities in 1999 was $34.2 million compared to $23.0 million in 1998. The increase was primarily due to the acquisition of Sierra for $23.3 million. Capital expenditures in 1999 were $13.0 million versus $11.9 million in 1998.

     Net cash used in financing activities in 1999 was $11.5 million versus $8.0 million in 1998. The activity in 1999 consisted of payments for deferred financing costs of $14.4 million and transactions costs of $8.2 million associated with the recapitalization. We also dividended $29.4 million to B&L, which was excess cash at the time of the recapitalization, and the recapitalization consideration was $400.0 million. The above was offset by the proceeds from the issuance of long-term debt of $339.0 million, the issuance of warrants of $10.6 million, and the issuance of common stock of $92.4 million.


Fiscal 1998 Compared to Fiscal 1997


     Cash flow from operating activities in 1998 was $37.4 million compared to $24.3 million in 1997, due to an increase in net income and a decrease in working capital.

     Net cash used in investing activities in 1998 was $23.0 million compared to $12.9 million in 1997. The increase in 1998 was primarily due to the acquisitions previously discussed. Capital expenditures were $11.9 million in 1998, the same as 1997. Cash paid for acquisitions was $11.1 million in 1998, compared to $1.2 million 1997.

     Net cash used in financing activities was $8.0 million in 1998 compared to $12.9 million in 1997. The decrease is due to the remittance of less cash to B&L.

Quantitative and Qualitative Disclosure about Market Risk

     We are subject to market risks arising from changes in interest rates and foreign currency exchange rates. Our primary interest rate exposure results from changes in LIBOR or the base rate which are used to determine the applicable interest rates under our term loans and revolving credit facility. We have entered into an interest rate protection agreement designed to protect us against fluctuations in interest rates with respect to at least 50% of the aggregate principal amount of the term loans and the senior subordinated notes. Interest rate swaps have the effect of converting variable rate obligations to fixed or other interest rate obligations. Our potential loss over one year that would result from a hypothetical, instantaneous and unfavorable change of 10 basis points in the interest rate on all of our variable rate obligations would be approximately $1.7 million. Fluctuations in interest rates will not affect the interest payable on the senior subordinated notes, senior discount debentures or subordinated discount note, which is fixed.

     We do not use financial instruments for trading or other speculative purposes.

     We also have exposure to some foreign currency exchange-rate fluctuations for the cash flows received from our foreign affiliates. This risk is mitigated by the fact that their operations are conducted in their respective local currencies, and it is not our intention to repatriate earnings prospectively. Currently, we do not engage in any foreign currency hedging activities as we do not believe that our foreign currency exchange-rate risk is material.

                                    BUSINESS


Overview

     We are a leading provider of critical research tools and integrated support services that enable innovative and efficient drug discovery and development. We are the global leader in providing the animal research models required in research and development for new drugs, devices and therapies and have been in this business for more than 50 years. Since 1992, we have built upon our research model technologies to develop a broad and growing portfolio of biomedical products and services. Our wide array of services enables our customers to reduce costs, increase speed and enhance their productivity and effectiveness in drug discovery and development. Our customer base, spanning over 50 countries, includes all of the major pharmaceutical and biotechnology companies, as well as many leading hospitals and academic institutions. We currently operate 53 facilities in 15 countries worldwide. Our differentiated products and services, supported by our global infrastructure and scientific expertise, enable our customers to meet many of the challenges of early-stage life sciences research, a large and growing market. In 1999, our pro forma net sales were $272.6 million, and our pro forma operating income was $49.5 million. For the six months ended June 24, 2000, our pro forma net sales were $150.8 million, and our pro forma operating income was $35.4 million.

     Research Models. We are the global leader in the production and sale of research models, principally genetically and virally defined purpose-bred rats and mice. These products represented 65% of our 1999 pro forma net sales and 63% of our pro forma net sales for the six months ended June 24, 2000. We offer over 130 research models, one of the largest selections of small animal models of any provider worldwide. Our higher growth models include genetically defined models and models with compromised immune systems, which are increasingly in demand as early-stage research tools. The FDA and foreign regulatory bodies typically require the safety and efficacy of new drug candidates and many medical devices to be tested on research models like ours prior to testing in humans. As a result, our research models are an essential part of the drug discovery and development process. Our research models are produced in a biosecure environment designed to ensure that the animals are free of viral and bacterial agents and other contaminants that can disrupt research operations and distort results. With our biosecure production capabilities and our ability to deliver consistent, high quality research models worldwide, we are well positioned to benefit from the rapid growth in research and development spending by pharmaceutical and biotechnology companies and the NIH.

     Biomedical Products and Services. We have focused significant resources on developing a diverse portfolio of biomedical products and services directed at high-growth areas of drug discovery and development. Our biomedical products and services business represented 35% of our 1999 pro forma net sales and 37% of our pro forma net sales for the six months ended June 24, 2000, and has experienced strong growth as demonstrated by our 26% compound annual growth rate in our net sales over the past five fiscal years. We expect the drug discovery and development markets that we serve will continue to experience strong growth, particularly as new drug development based on advances in genetics continues to evolve. There are four areas within this segment of our business:

      Discovery Services. Our discovery services are designed to assist our customers in screening drug candidates faster by providing genetically defined research models for in-house research and by implementing efficacy screening protocols to improve the customer's drug evaluation process. The market for discovery services is growing rapidly as pharmaceutical and biotechnology research and development increasingly focuses on selecting lead drug candidates from the enormous number of new compounds being generated. We currently offer four major categories of discovery services: transgenic services, research support services, infectious disease and genetic testing and contract site management. Transgenic services is our highest growth area and includes model development, genetic characterizations, embryo cryopreservation, and rederivation and colony scale-up.

      Development Services. We currently offer FDA-compliant development services in three main areas: drug safety assessment, biotech safety testing and medical device testing. Biotech safety testing services include a broad range of services specifically focused on supporting biotech or protein-based drug development, including such areas as protein characterization, cell banking, methods development and release testing.

      Our rapidly growing development services offerings enable our customers to outsource their high-end, non-core drug development activities.

      In Vitro Detection Systems. We have diversified our product offerings to include non-animal, or in vitro, methods for testing the safety of drugs and devices. We are strategically committed to being the leader in providing our customers with in vitro alternatives as these methods become scientifically validated and commercially feasible. Our current products include endotoxin detection systems that ensure that injectable drugs and devices are free from harmful contaminants as well as bioactivity software.

      Vaccine Support Products. We provide vaccine manufacturers with pathogen-free fertilized chicken eggs, a critical ingredient for poultry vaccine production. We believe there is significant potential for growth in this area in support of novel human vaccines, such as a nasal spray flu vaccine currently in development.

Competitive Strengths

     Our leading research models business has provided us with steadily growing revenues and strong cash flow, while our biomedical products and services business provides significant opportunities for profitable growth. Our products and services are critical to both traditional pharmaceutical research and the rapidly growing fields of genomic, recombinant protein and humanized antibody research. We believe we are well positioned to compete effectively in all of these sectors as a result of a diverse set of competitive strengths, which include:

     Critical Products and Services. We provide critical, proven and enabling products and services that our customers rely upon to advance their early-stage research efforts and accelerate product development. We offer a wide array of complementary research tools and discovery and development services that differentiate us from our competition and have created a sustained competitive advantage in our markets.

     Long-Standing Reputation for Scientific Excellence. We have earned our long-standing reputation for scientific excellence by consistently delivering high-quality research models supported by exceptional technical service and support for over 50 years. As a result, the Charles River brand name is synonymous with premium quality products and services and scientific excellence in the life sciences. We have nearly 100 science professionals on staff with D.V.M.s, Ph.D.s and M.D.s, in areas including laboratory animal medicine, molecular biology, pathology, immunology, toxicology and pharmacology.

     Extensive Global Infrastructure and Customer Relationships. Our operations are globally integrated throughout North America, Europe and Asia. Our extensive investment in worldwide infrastructure allows us to standardize our products and services across borders when required by our multinational customers, while also offering a customized local presence when needed. We currently operate 53 facilities in 15 countries worldwide, serving a customer base spanning over 50 countries.

     Biosecurity Technology Expertise. In our research models business, our commitment to and expert knowledge of biosecurity technology distinguishes us from our competition. We maintain rigorous biosecurity standards in all of our facilities to maintain the health profile and consistency of our research models. These qualities are crucial to the integrity and timeliness of our customers' research.

     Platform Acquisition and Internal Development Capabilities. We have a proven track record of successfully identifying, acquiring and developing small businesses and new technologies. With this experience, we have developed internal expertise in sourcing acquisitions and further developing new technologies. Historically, our strong operating cash flow has allowed us to fund these growth initiatives without external financing. Our disciplined approach to making these acquisitions without extensive capital outlays has resulted in very attractive rates of return on these investments. We believe this expertise will continue to differentiate us from our competitors as we seek to further expand our business.

     Experienced and Incentivized Management Team. Our senior management team has an average of 16 years of experience with our company, and has evidenced a strong commitment and capability to deliver reliable performance and steady growth. Our Chairman and Chief Executive Officer, James
C. Foster, has been with us for 24 years. Our management team owns or has options to acquire securities representing over 5.1% of our equity on a fully diluted basis as of July 15, 2000.

Our Strategy

     Our business strategy is to build upon our core research model business and to actively invest in higher growth opportunities where our proven capabilities and strong relationships allow us to achieve and maintain a leadership position. Our growth strategies include:

     Broaden the Scope of Our Discovery and Development Services. Primarily through acquisitions and alliances, we plan to offer new services that complement our existing drug discovery and development services. We have targeted services that support transgenic research activities as a high-growth area. We intend to provide the additional critical support services needed to create, define, characterize and scientifically validate new genetic models expected to arise out of the Human Genome and Mouse Genome Projects. In addition, we plan to broaden our international presence in genetic services, specialized pathology and drug efficacy analysis. We also intend to add new capabilities in the biotech safety testing area.

     Acquire New Technologies in Research Models. We intend to acquire novel technologies in transgenics and cloning to increase sales in our research models business and related transgenic services operations. We also expect to offer additional genetically modified models for research of specific disease conditions. These higher-value research models are often highly specialized and are priced to reflect their greater intrinsic value. In particular, we intend to acquire and develop transgenic rat technology, where development has been slow compared to mice. We believe there is a growing need for genetically engineered rats, which are larger and more accessible research models than mice.

     Expand Our Preclinical Outsourcing Services. Many of our pharmaceutical and biotechnology customers outsource a wide variety of research activities that are not directly associated with their scientific innovation process. We believe the trend of outsourcing preclinical or early-stage research will continue to increase rapidly. We are well positioned to exploit both existing and new outsourcing opportunities, principally through our discovery and development services offerings. We believe our early successes in the transgenic services area have increased customer demand for outsourcing and have created significant opportunities. Our research support services provide pharmaceutical and biotechnology companies with significant cost and resource allocation advantages over their existing internal operations. We intend to focus our marketing efforts on stimulating demand for further outsourcing of preclinical research. We also intend to expand our opportunities by increasing our international presence.

     Expand Our Non-Animal Technologies. In vitro testing technologies are in their early stages of development, but we plan to continue to acquire and introduce new in vitro products and services as they become scientifically validated and commercially viable. We are particularly focused on acquiring new technologies that allow for high through-put screening and testing of new drug candidates in early stages of development, using such materials and techniques as human cells and tissues and predictive database software.

     Pursue Strategic Acquisitions and Alliances. Over the past decade, we have successfully completed 12 acquisitions and alliances. Several of our operations began as platform acquisitions, which we were able to grow rapidly by developing and marketing the acquired products or services to our extensive global customer base. We intend to further pursue strategic platform acquisitions and alliances to drive our long-term growth. Historically, our strong cash flow has allowed us to fund these transactions primarily with internal resources. We intend to continue this strategy in the future, aided by our parent's new ability to issue publicly traded common stock.


Business Divisions


     Our business is divided into two segments, research models and biomedical products and services.

   Research Models


     Research models is our historical core business and accounted for 65% of our 1999 pro forma net sales and 63% of our pro forma net sales for the six months ended June 24, 2000. The business is comprised of the commercial production and sale of animal research models, principally purpose-bred rats, mice and other rodents for use by researchers. We are the commercial leader in the small animal research model area, supplying rodents for research since 1947. Our research models include:

     o outbred animals, which have genetic characteristics of a random population;

     o    inbred animals, which have essentially identical genes;

     o hybrid animals, which are the offspring of two different inbred parents;

     o spontaneous mutant animals, which contain a naturally occurring genetic mutation (such as immune deficiency); and

     o transgenic animals, which contain genetic material transferred from another source.

     With over 130 research models, we offer one of the largest selections of small animal models and provide our customers with high volume and high quality production. Our rats, mice and other rodent species such as guinea pigs and hamsters have been and continue to be some of the most extensively used research models in the world, largely as a result of our continuous commitment to innovation and quality in the breeding process. We provide our small animal models to numerous customers around the world, including all major pharmaceutical and biotechnology companies as well as hospitals and academic institutions.

     The use of animal models is critical to both the discovery and development of a new drug. The FDA requires safe and effective testing on two species of animal models, one small and one large, before moving into the clinic for testing on humans. Animal testing is used in order to identify, define, characterize and assess the safety of new drug candidates. Increasingly, genetically defined rats and mice are the model of choice in early discovery and development work as a more specifically targeted research tool. Outbred rats are frequently used in safety assessment studies. Our models are also used in life science research within universities, hospitals and other research institutions. Unlike drug discovery, these uses are generally not specifically mandated by regulatory agencies such as the FDA, but instead are governed by the terms of government grants, institutional protocols as well as the scientific inquiry and peer review publication processes. We also provide larger animal models, including miniature swine and primates, to the research community, principally for use in drug development and testing studies.

     We believe that over the next several years, many new research models will be developed and used in biomedical research, such as transgenic models, cloned models with identical genes, knock-out models with one or more disabled genes and models that incorporate or exclude a particular mouse, rat or human gene. These more highly defined and characterized models will allow researchers to further focus their investigations into disease conditions and potential new therapies or interventions. We intend to build upon our position as the leader in transgenic services to expand our presence in this market for higher value models, through internal development, licensing, partnerships and alliances, and acquisitions.

   Biomedical Products and Services

     Our biomedical products and services business consists of our newer, higher-growth operations, which we organize as follows:

     Discovery Services             Development Services        In Vitro Detection Systems      Vaccine Support Products
     ------------------             --------------------        --------------------------      ------------------------
o Transgenic Services            o Drug Safety Assessment      o Endotoxin Detection           o Animal Health
                                                                 Systems



                                      38



     Discovery Services             Development Services        In Vitro Detection Systems      Vaccine Support Products
     ------------------             --------------------        --------------------------      ------------------------
o Research Support               o Biotech Safety Testing      o BioActivity Software          o Human Health
  Services

o Infectious Disease and         o Medical Device Testing
  Genetic Testing

o Contract Site
  Management

   Discovery Services

     Discovery represents the earliest stages of research and development in the life sciences directed to the identification and selection of a lead compound for future drug development. Discovery is followed by development activities, which are directed at validation of the selected drug candidates. Discovery and development represent most of the preclinical activities in drug development.

     Initiated in 1995, the discovery services area of our business addresses the growing need among pharmaceutical and biotechnology companies to outsource the non-core aspects of their drug discovery activities. These discovery services capitalize on the technologies and relationships developed through our research model business. We currently offer four major categories of discovery services: transgenic services, research support services, infectious disease and genetic testing and contract site management.

     Transgenic Services. In this rapidly growing area of our business, we assist our customers in validating, maintaining, improving, breeding and testing models purchased or created by them for biomedical research activities. While the creation of a transgenic, knock-out or cloned model can be a critical scientific event, it is only the first step in the discovery process. Productive utilization of research models requires significant additional technical expertise. We provide transgenic breeding expertise, model characterization and colony development, genetic characterization, quarantine, embryo cryopreservation, embryo transfer, rederivation, and health and genetic monitoring. We provide these services to more than 100 laboratories around the world from pharmaceutical and biotechnology companies to hospitals and universities. We maintain nearly 300 different types of research models for our customers. We expect that the demand for our services will grow as the use of transgenic, knock-out and cloned animal models continues to grow within the research community.

     Research Support Services. Our research support services provide advanced or specialized research model studies for our customers. These projects capitalize on our strong research model capabilities and also exploit more recently developed capabilities in protocol development, animal micro-surgery, dosing techniques, drug effectiveness testing and data management and analysis. We believe these services, particularly in oncology and cardiovascular studies, offer added value to our research customers, who rely on our extensive expertise, infrastructure and resources. We also manage under contract a genetically defined, biosecure herd of miniature swine to provide organs for human transplantation research, known as xenotransplantation.

     Infectious Disease and Genetic Testing. We assist our customers in monitoring and analyzing the health and genetics of the research models used in their research protocols. We developed this capability internally by building upon the scientific foundation created by the diagnostic laboratory needs of our research model business. Depending upon a customer's needs, we may serve as its sole source testing laboratory, or as an alternative source supporting its internal laboratory capabilities. We believe that the continued growth in development and utilization of transgenic, knock-out and cloned models will drive our future growth as the reference laboratory of choice for genetic testing of special models.

     Contract Site Management. Building upon our core capabilities as a leading provider of high quality research models, we manage animal care operations on behalf of government, academic, pharmaceutical and biotechnology organizations. Increasing demand for our services reflects the growing necessity of these large institutions to outsource internal functions or activities that are not critical to the core scientific innovation and discovery process. In addition, we believe that our expertise in managing the laboratory animal environment enhances the productivity and quality of our customers' research facilities. This area leads to additional opportunities for us to provide other products and services to our customers. Site management does not require us to make any incremental investment, thereby generating a particularly strong return.

   Development Services

     Our development services enable our customers to outsource their non-core drug development activities to us. These activities are typically required for the identification of the lead compound in order to support the regulatory filings necessary to obtain FDA approval. We currently offer development services in three main areas: drug safety assessment, biotech safety testing and medical device testing.

     Drug Safety Assessment. We offer drug safety assessment services to pharmaceutical, medical device and biotechnology companies that are principally focused on conducting regulatory compliance studies producing data to support FDA submissions. These studies require highly specialized scientific capabilities. We have expertise in conducting critical developmental studies on new drug candidates and medical devices that use research models, including long- and short-term evaluations of potential new treatments for human or animal disease conditions. We have unique expertise in several areas of safety assessment and are continuously evaluating and selecting new services areas to add to our portfolio. We focus on high-end niches of this market where our scientific capabilities are strongly valued by our customers.

     Biotech Safety Testing. We provide specialized non-clinical quality control testing that is frequently outsourced by both pharmaceutical and biotechnology companies. These services allow our customers to determine if the human protein drug candidates, or the process for manufacturing those products, are essentially free of residual biological materials. The bulk of this testing work is required by the FDA for obtaining new drug approval, maintaining an FDA-licensed manufacturing capability or releasing approved products for use on patients. Our scientific staff consults with customers in the areas of process development, validation, manufacturing scale-up and biological testing. As more biotechnology drug candidates with stronger potential enter and exit the development pipeline, we expect to continue to experience strong demand for these testing services.

     Medical Device Testing. The FDA requires companies introducing medical devices to test the biocompatibility of any new materials that have not previously been approved for contact with human tissue. We provide a wide variety of medical device testing services from prototype feasibility testing to long-term GLP, or good laboratory practices, studies, primarily in large research models. These services include cardiovascular surgery, biomaterial reactivity studies, orthopedic studies and related laboratory services. We maintain state-of-the-art surgical suites where our skilled professional staff implement custom surgery protocols provided by our customers.

   In Vitro Detection Systems

     While we do not foresee significant replacement of animal models from the use of in vitro techniques, we believe that these techniques may offer a strong refinement or complement to animal test systems after the extended period of scientific validation is successfully completed. We intend to pursue this area to the extent alternatives become commercially viable.

     Endotoxin Detection Systems. We are a market leader in endotoxin testing, which is used to test quality control samples of injectable drugs and devices, their components and the processes under which they are manufactured, for the presence of endotoxins. Endotoxins are fever producing pathogens or compounds that are highly toxic to humans when sufficient quantities are introduced into the body. Quality control testing for endotoxin contamination by our customers is an FDA requirement for injectable drugs and devices, and the manufacture of the test kits and reagents is regulated by the FDA as a medical device. Endotoxin testing uses a processed extract from the blood of the horseshoe crab, known as limulus amebocyte lysate, or LAL. The LAL test is the first and only major FDA-validated in vitro alternative to an animal model test for testing the safety and efficiency of new drug candidates. The process of extracting blood is not harmful to the crabs, which are subsequently returned to their natural ocean environment. We produce and distribute test kits, reagents, software, accessories, instruments and associated services to pharmaceutical and biotechnology companies for medical devices and other products worldwide. We have filed for a patent relating to our next generation of endotoxin testing technology.

     BioActivity Software. In the life sciences, we have an exclusive strategic alliance with Multicase, Inc. under which we offer their unique database software program. This program allows researchers to evaluate the potential toxicity and pharmacological activity of new chemical compounds. This program uses a proprietary artificial intelligence capability and nearly twenty years of data collected from public sources including the FDA. This in silico, or software, alternative to the use of research animals is in the early stages of commercialization. We expect that bioactivity software that allows researchers to more accurately predict defined outcomes for potential new drug candidates will complement rather than replace the use of research models. We plan to evaluate adding other software tools through licensing and partnerships that allow researchers to improve the efficiency and effectiveness of drug discovery and development.

   Vaccine Support Products

     Animal Health. We are the global leader for the supply of specific pathogen-free, or SPF, chickens and fertile chicken eggs. SPF chicken embryos are used by animal health companies as self-contained "bioreactors" for the manufacturing of live and killed viruses. These viruses are used as a raw material in poultry and potential human vaccine applications. The production of SPF eggs is done under biosecure conditions, similar to our research model production. We have a worldwide presence that includes several SPF egg production facilities in the United States, as well as facilities in Germany and in Australia. We have a joint venture in Mexico and a franchise in India. We also operate a specialized avian laboratory in the United States, which provides in-house testing and support services to our customers.

     Human Health. We are also applying our SPF egg technology to human vaccine markets. We have entered into an agreement with a company that is in the late stages of the FDA approval process for a nasal spray-delivered vaccine for human flu. If FDA-approved and commercially successful, this human flu vaccine may significantly increase demand for our SPF eggs.


Customers


     Our customers consist primarily of large pharmaceutical companies, including the ten largest pharmaceutical companies based on 1999 revenues, as well as biotechnology, animal health, medical device and diagnostic companies and hospitals, academic institutions and government agencies. We have many long-term, stable relationships with our customers as evidenced by the fact that all of our top 20 customers in 1990 remain our customers today.

     During 1999, in both our research models and our biomedical products and services businesses, approximately two-thirds of our sales were to pharmaceutical and biotechnology companies, and the balance were to hospitals, universities and the government. Our top 20 global customers represent only about 26% of our 1999 pro forma net sales, and approximately 29% of our pro forma net sales for the six months ended June 24, 2000, with no individual customer accounting for more than 3% of net sales in either period.


Sales, Marketing and Customer Support


     We sell our products and services principally through our direct sales force. As of June 24, 2000, we had approximately 51 employees engaged in field sales, of which 30 were in the United States, 12 were in Europe and 9 were with Charles River Japan. The direct sales force is supplemented by a network of international distributors for some areas of our biomedical products and services business.

     Our internal marketing groups support the field sales staff while developing and implementing programs to create close working relationships with customers in the biomedical research industry. Our web site, www.criver.com, is an effective marketing tool, and has become recognized as a valuable resource in the laboratory animal field by a broad spectrum of industry leaders, recording over 400,000 hits each month. Our website is not incorporated by reference in this prospectus.

     We maintain both a customer service and technical assistance departments, which services our customers' routine and more specialized needs. We frequently assist our customers in solving problems related to animal husbandry, health and genetics, biosecurity, protocol development and other areas in which our expertise is recognized as a valuable customer resource.


Research and Development


     We do not maintain a fully dedicated research and development staff. Rather, this work is done on an individual project basis or through collaborations with universities or other institutions. Our dedicated research and development spending was $1.4 million in 1997, $1.4 million in 1998 and $0.5 million in 1999 and $0.3 million for the six months ended June 24, 2000. Our approach to developing new products or services is to extend our base technologies into new applications and fields, and to license or acquire technologies to serve as a platform for the development of new businesses that service our existing customer base. Our research and development focus is principally on developing projects that improve our productivity or processes.


Industry Support and Animal Welfare

     Among the shared values of our employees is a concern for and commitment to animal welfare. We have been in the forefront of animal welfare improvements in our industry, and continue to demonstrate our commitment with special recognition programs for employees who demonstrate an extraordinary commitment in this critical area of our business.


     We support a wide variety of organizations and individuals working to further animal welfare as well as the interests of the biomedical research community. We fund internships in laboratory animal medicine, provide financial support to non-profit institutions that educate the public about the benefits of animal research, and provide awards and prizes to outstanding leaders in the laboratory animal medicine field. One of our businesses dedicates a portion of its net sales, through a royalty, to support similar programs and initiatives.


Employees


     As of June 24, 2000, we had approximately 2,400 employees, including nearly 100 science professionals with advanced degrees including D.V.M.s, Ph.D.s and M.D.s. Our employees are not unionized in the United States, though we are unionized in some European locales, consistent with local custom for our industry. We believe that we have a good relationship with our employees.


Competition


     Our strategy is to be the leader in each of the markets in which we participate. Our competitors are generally different in each of our business and geographic areas.

     In our research models business division, our main competitors include three smaller competitors in North America, several smaller ones in Europe, and two smaller ones in Japan. Of our main United States competitors, two are privately held businesses and the third is a government-financed, non-profit institution. We believe that none of our competitors for research models has our comparable global reach, financial strength, breadth of product and services offerings and pharmaceutical and biotechnology industry relationships.

     We have many competitors in our biomedical products and services business division. A few of our competitors in our biomedical products and services business are larger than we are and may have greater capital, technical or other resources than we do; however, many are smaller and more regionalized. We have a small relative share in the biotech safety testing market, where the market leader is a well-established company, and in medical device testing, where there are many larger competitors.


     We generally compete on the basis of quality, reputation, and availability, which is supported by our international presence with strategically located facilities.

Environmental Matters; Legal Proceedings


     Our operations and properties are subject to extensive foreign and federal, state and local environmental protection and health and safety laws and regulations. These laws and regulations govern, among other things, the generation, storage, handling, use and transportation of hazardous materials and the handling and disposal of hazardous and biohazardous waste generated at our facilities. Under such laws and regulations, we are required to obtain permits from governmental authorities for some of our operations. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators. Under some environmental laws and regulations, we could also be held responsible for all of the costs relating to any contamination at our past or present facilities and at third party waste disposal sites. As a result of disputes with federal, state and local authorities and private environmental groups regarding damage to mangrove plants on two islands in the Florida Keys, we agreed to refoliate the islands at our cost. Although we have not been able to completely replant, principally due to the presence of a free-range animal population and storms, we believe that the cost of refoliation will not have a material adverse effect on our business.

     Although we believe that our costs of complying with current and future environmental laws, and our liabilities arising from past or future releases of, or exposure to, hazardous substances will not materially adversely affect our business, results of operations or financial condition, we cannot assure you that they will not do so.

     We are not a party to any other material legal proceedings, other than ordinary routine litigation incidental to our business that is not otherwise material to our business or financial condition.


Regulatory Matters


     The Animal Welfare Act governs the treatment of particular species intended for use in research. The AWA imposes a wide variety of specific regulations on producers and users of these species, most notably cage size, shipping conditions and environmental enrichment methods. We comply with licensing and registration requirement standards set by the USDA for handling regulated species, including breeding, maintenance and transportation. However, rats, mice and chickens are not currently regulated under the AWA. As a result, most of our United States small animal research model activities and our vaccine support services operations are not subject to regulation under the AWA. The USDA, which enforces the AWA, is presently considering changing the regulations issued under the AWA, in light of judicial action, to include rats, mice and chickens within its coverage. Our animal production facilities in the United States are accredited by a highly regarded member association known as AAALAC, which maintains standards that often exceed those of the USDA.

     Our biomedical products and services business is also generally regulated by the USDA, and in the case of our endotoxin detection systems, the FDA. Our manufacture of test kits and reagents for endotoxin testing is subject to regulation by the FDA under the authority of the Federal Food, Drug, and Cosmetic Act. We are required to register with the FDA as a device manufacturer and are subject to inspection on a routine basis for compliance with the FDA's Quality System Regulations and Good Manufacturing Practices. These regulations require that we manufacture our products and maintain our documents in a prescribed manner with respect to manufacturing, testing and control activities. Last year, we received a "warning letter" from the FDA for quality control deficiencies with regard to our Charleston, South Carolina facility. We believe we have taken all of the necessary steps to meet the FDA's requirements.

Properties

     The following charts provide summary information on our properties. The first chart lists the sites we own, and the second chart the sites we lease. Most of our material leases expire from 2000 to 2005.


                                  Sites-Owned


         Country             No. of Sites      Total Square Feet           Principal Functions
--------------------------  --------------    -------------------     -------------------------------
Belgium...................         1                 16,140           Office, Production
Canada....................         1                 64,929           Office, Production, Laboratory
China.....................         1                 10,000           Office, Production, Laboratory
France....................         4                373,214           Office, Production, Laboratory
Germany...................         3                122,314           Office, Production, Laboratory
Italy.....................         1                 36,677           Office, Production, Laboratory
Japan.....................         2                 88,511           Office, Production, Laboratory
Netherlands...............         1                  6,502           Sales Office
United Kingdom............         2                 67,331           Office, Production, Laboratory
United States.............        17                732,980           Office, Production, Laboratory
                                  --              ---------
Total.....................        33              1,518,598
                                  ==              =========


                                 Sites-Leased

         Country             No. of Sites      Total Square Feet           Principal Functions
--------------------------  --------------    -------------------     -------------------------------
Australia.................         1                  9,787           Office, Production
Czech Republic............         1                 23,704           Office, Production, Laboratory
Hungary...................         1                  4,681           Office, Production, Laboratory
Japan.....................         2                 23,552           Office, Production, Laboratory
Spain.....................         1                  3,228           Sales Office
Sweden....................         1                  8,070           Sales Office
United States.............        14                270,695           Office, Production, Laboratory
                                  --              ---------
Total.....................        21                343,717
                                  ==              =========

                                  MANAGEMENT

     The following table sets forth the name, age and position of each of our executive officers, key members of management, and directors, each of whom serves in a comparable capacity for our parent company.

              Name                 Age                          Position
              ----                 ---                          --------
James C. Foster.................    49       Chairman, Chief Executive Officer and President
Thomas F. Ackerman..............    45       Senior Vice President and Chief Financial Officer
David P. Johst..................    38       Senior Vice President, Human Resources and Administration
Real H. Renaud..................    53       Senior Vice President and General Manager, European and North
                                             American Animal Operations
Dennis R. Shaughnessy...........    42       Senior Vice President, Corporate Development, General Counsel and
                                             Secretary
Julia D. Palm...................    52       Vice President and General Manager, Biomedical Products and Services
Robert Cawthorn.................    64       Director
Stephen D. Chubb................    56       Director
Thompson Dean...................    42       Director
Stephen C. McCluski.............    48       Director
Reid S. Perper..................    40       Director
Douglas E. Rogers...............    45       Director
Samuel O. Thier.................    63       Director
William Waltrip.................    62       Director
Henry Wendt III.................    66       Director

     James C. Foster joined us in 1976 as General Counsel. Over the past 24 years, Mr. Foster has held various staff and managerial positions, with Mr. Foster being named our President in 1991, our Chief Executive Officer in 1992 and our Chairman in 2000. Mr. Foster also serves on the Board of Directors of BioTransplant, Inc. Mr. Foster received a B.A. from Lake Forest College, a M.S. from the Sloan School of Management at the Massachusetts Institute of Technology, and a J.D. from Boston University School of Law.

     Thomas F. Ackerman joined us in 1988 with over eleven years of combined public accounting and international finance experience. He was named Controller, North America in 1992 and became our Vice President and Chief Financial Officer in 1996. In 1999, he was named a Senior Vice President. He is currently responsible for overseeing our Accounting and Finance Department, as well as our Information Technology Group. Prior to joining us, Mr. Ackerman was an accountant at Arthur Anderson & Co. Mr. Ackerman received a B.S. in Accounting from the University of Massachusetts and is a certified public accountant.

     David P. Johst joined us in 1991 as Corporate Counsel and was named Vice President, Human Resources in 1995. He became Vice President, Human Resources Administration in 1996, and a Senior Vice President in 1999. He is responsible for overseeing our Human Resources Department, as well as several other corporate staff departments. He also serves as our counsel on labor relations matters. Prior to joining us, Mr. Johst was a corporate associate at Boston's Hale and Dorr. Mr. Johst is a graduate of Dartmouth College, holds an M.B.A. from Northeastern University and received his J.D. from Harvard University Law School.

     Real H. Renaud joined us in 1964 and has 35 years of small animal production and related management experience. In 1986, Mr. Renaud became our Vice President of Production, with responsibility for overseeing our North American small animal operations, and was named Vice President, Worldwide Production in 1990. Mr. Renaud became Vice President and General Manager, European and North American Animal Operations in 1996, following a two-year European assignment during which he provided direct oversight to our European operations. In 1999 he became a Senior Vice President. Mr. Renaud attended Columbia University's executive education program, and has also studied at the Lyon Veterinary School and the Montreal Business School.

     Dennis R. Shaughnessy joined us in 1988 as Corporate Counsel and was named Vice President, Business Affairs in 1991. He became Vice President, Corporate Development and General Counsel in 1994 and is responsible for overseeing our business development initiatives on a worldwide basis, as well as handling our overall legal affairs. He became a Senior Vice President in 1999. Mr. Shaughnessy also serves as our Corporate Secretary. Prior to joining us, Mr. Shaughnessy was a corporate associate at Boston's Testa, Hurwitz & Thibeault and previously served in government policy positions. Mr. Shaughnessy has a B.A. from The Pennsylvania State University, an M.S. from The University of Michigan, an M.B.A. from Northeastern University, and a J.D. from The University of Maryland School of Law.

     Julia D. Palm joined us in 1995 with nearly 20 years of management and marketing experience in the medical device and biotechnology industries. Prior to joining us, she held various marketing positions with Becton Dickinson, National Medical Care and W.R. Grace, and served as President of W.R. Grace's Amicon Division immediately prior to joining us. Ms. Palm has responsibility for overseeing a portfolio of most of our biomedical products and services companies on a worldwide basis. Ms. Palm holds a B.A. in Biology from Denison University, and an M.B.A. from Farleigh Dickinson University.

     Robert Cawthorn is an independent consultant to Global Health Care Partners, a group at DLJ Merchant Banking, Inc., having been a Managing Director from 1997 to 1999. Mr. Cawthorn was Chief Executive Officer and Chairman of Rhone-Poulenc Rorer Inc. until May 1996. Further, he previously served as an executive officer of Pfizer International and was the first President of Biogen Inc. Mr. Cawthorn serves as Chairman of Actelion Pharmaceuticals Ltd., NextPharma Technologies S.A. and Pure Energy Corporation and also serves as a director of HO Technologies.

     Stephen D. Chubb has been Chairman, Director and Chief Executive Officer of Matritech, Inc. since its inception in 1987. Previously, Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Company. Mr. Chubb serves as a director of i-Stat Corporation and CompuCyte Corp.

     Thompson Dean has been a Managing Partner of DLJ Merchant
Banking, Inc. since November 1996. Previously, Mr. Dean was a Managing Director of DLJ Merchant Banking, Inc. and its predecessor since January 1992. Mr. Dean serves as a director of Von Hoffmann Press, Inc., Manufacturer's Services Limited, Phase Metrics, Inc., AKI Holding Corp., Amatek Ltd., DeCrane Aircraft Holdings Inc., Insilco Holding Corporation, Formica Corporation and Mueller Group, Inc.


     Stephen C. McCluski has been Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated since 1995. Previously, Mr. McCluski served as Vice President and Controller of Bausch & Lomb Incorporated and President of Outlook Eyewear Company.


     Reid S. Perper has been a Managing Director of DLJ Merchant Banking, Inc. since January 2000. Mr. Perper was a Principal of DLJ Merchant Banking, Inc. from 1996 to January 2000 and a Vice President from 1993 to 1996. Mr. Perper was formerly a director of IVAC Holdings, Inc. and Fiberite Holdings, Inc.

     Douglas E. Rogers has been a Managing Director of Global Health Care Partners since 1996. Previously, Mr. Rogers was a Vice President at Kidder Peabody & Co., Senior Vice President at Lehman Brothers, and head of U.S. Investment Banking at Baring Brothers. Mr. Rogers serves as a director of Computerized Medical Systems, Inc. and Wilson Greatbatch Ltd.

     Samuel O. Thier has been Chief Executive Officer of Partners HealthCare System, Inc. since July 1996 and President of Partners HealthCare System since 1994. Previously, he served as President of The Massachusetts General Hospital from 1994 through 1997. He has served as President of the Institute of Medicine of the National Academy of Sciences and Chairman of the American Board of Internal Medicine, and he is a Fellow of the American Academy of Arts and Sciences. He is a director of Merck & Co., Inc.

     William Waltrip has served since 1993 as chairman of the board of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was chief executive officer of that company. From 1996 to 1998, he also served as chairman of Bausch & Lomb Incorporated, and during 1996 was the company's chief executive officer. From 1991 to 1993, he was chairman and chief executive officer of Biggers Brothers, Inc., a food service distribution company and was a consultant to private industry from 1988 to 1991. From 1985 to 1988, he served as president and chief operating officer of IU International Corporation, a transportation, environmental and distribution company. Earlier, he had been president, chief executive officer and a director of Purolator Courier Corporation. He is a director of Teachers Insurance and Annuity Association and Thomas & Betts Corporation.

     Henry Wendt III has been the Chairman of Global Health Care Partners since 1996. Previously, Mr. Wendt was Chairman of SmithKline Beecham Corporation and President and Chief Executive Officer of SmithKline Beckman Corp. prior to its merger with Beecham and served as founder and First Chairman of Pharmaceutical Partners for Better Health Care. Mr. Wendt serves as a director of Allergan, Inc., Atlantic Richfield Company, Computerized Medical Systems, The Egypt Investment Company, West Marine Products and Wilson Greatbatch Ltd.

     Each of our directors serves until the next annual meeting of stockholders and until a successor is duly elected and qualified or until his earlier death, resignation or removal. All members of our board of directors, other than Mr. Thier, were elected at the time of the recapitalization pursuant to the investors' agreement that was entered into in connection with that transaction. See "Relationships and Transactions with Related PartiesInvestors' Agreement." Mr. Thier was elected as a director in April 2000. There are no family relationships between any of our directors or executive officers. Our executive officers are elected by, and serve at the discretion of, the board of directors.

Committees of the Board of Directors

     Our parent's board of directors has an audit committee and a compensation committee. The parent board or our board may also establish other committees to assist in the discharge of its responsibilities.

     The audit committee makes recommendations to the parent board of directors regarding the independent accountants to be nominated for election by the stockholders and reviews the independence of such accountants, approves the scope of the annual audit activities of the independent accountants, approves the audit fee payable to the independent accountants and reviews such audit results with the independent accountants. The audit committee is currently comprised of Messrs. Chubb, Thier and Waltrip. PricewaterhouseCoopers LLP presently serves as our independent accountants.

     The duties of the compensation committee are to provide a general review of our compensation and benefit plans to ensure that they meet corporate objectives. In addition, the compensation committee reviews the chief executive officer's recommendations on compensation of all of our officers and adopting and changing major compensation policies and practices, and reports its recommendations to the entire board of directors for approval and authorization. The compensation committee also administers our parent's stock plans. The compensation committee is currently comprised of Messrs. Cawthorn, Dean, Waltrip and Wendt.

                            Executive Compensation

     The following table sets forth information concerning the compensation for the years ended December 25, 1999 and December 26, 1998 for our chief executive officer and our four other most highly compensated executive officers at the end of our last fiscal year. We collectively refer to these executive officers throughout this section as our named executive officers.


                          Summary Compensation Table

                                                                                      Long-Term Compensation
                                                                                     ------------------------
                                           Annual Compensation        Other Annual    Restricted   Securities      All Other
                                    ----------------------------      Compensation      Stock      Underlying     Compensation
  Name and Principal Position       Year      Sallary     Bonus            (1)          Award(s)     Options          (2)
                                    ----     --------   --------      ------------    -----------  ----------     ------------
James C. Foster.................    1999     $324,727   $790,001         $355,357            --       558,824       $135,200
 Chairman, Chief Executive          1998      308,700    230,705(3)        33,717         4,500        19,000        171,268
Officer, President and Director
Real H. Renaud..................    1999      224,475    236,391          100,647            --       163,793         42,252
 Senior Vice President and          1998      212,000     99,814           21,559            --         4,200         43,275
General Manager, European and
North American Animal
 Operations
Dennis R. Shaughnessy...........    1999      176,239    290,542          323,616(4)         --       134,642         61,057
 Senior Vice President,             1998      167,800     79,898           21,968            --         4,200         60,088
 Corporate Development,
 General Counsel and Secretary
David P. Johst..................    1999      154,209    238,767           84,569            --       125,254         60,003
 Senior Vice President, Human       1998      146,800     69,911           11,689            --         4,200         58,182
 Resources and Administration
Thomas F. Ackerman..............    1999      141,621    245,954           92,574            --       125,254         38,200
 Senior Vice President and Chief    1998      135,000     64,378           10,670            --         3,600         38,200
 Financial Officer

(1) Amounts in this column for 1999 include contractual payments made by B&L to the named executive officers in lieu of accelerating their unvested B&L options upon the closing of the recapitalization.

(2) Includes employer contribution under our Executive Supplemental Life Insurance Retirement Plan (Mr. Foster (1999: $132,000, 1998: $168,068);
     Mr. Renaud (1999: $39,052, 1998: $40,075); Mr. Shaughnessy (1999: $57,857,
     1998: $57,956); Mr. Johst (1999: $56,803, 1998: $54,982); Mr. Ackerman
     (1999: $35,000, 1998: $35,000)) and Employee Savings Plan (Mr. Foster (1999: $3,200, 1998: $3,200); Mr. Renaud (1999: $3,200, 1998: $3,200); Mr.
     Shaughnessy (1999: $3,200, 1998: $2,132), Mr. Johst (1999: $3,200, 1998:
     $3,200); Mr. Ackerman (1999: $3,200, 1998: $3,200)).

(3)  Includes $12,000 paid under B&L's Long Term Incentive Plan during 1998.

(4) Also includes a lump-sum payment of $253,000 made in return for relinquishment of right to participate in our Executive Supplemental Life Insurance Retirement Plan.

Stock Options

     The following table presents material information regarding options to acquire shares of our parent's common stock granted to our named executive officers in 1999. No options to acquire shares of B&L's common stock were granted to our executive officers in fiscal 1999.


                         Option Grants in Fiscal 1999

                                              Individual Grants(1)
                          -------------------------------------------------------------
                                            Percent of                                        Potential Realizable Value at
                          Number of           Total                                           Assumed Annual Rates of Stock
                          Securities         Options           Exercise                           Price Appreciation for
                          Underlying        Granted to          of Base                               Option Term (2)
                           Options         Employees in          Price       Expiration      -------------------------------
                          Granted(#)       Fiscal Year(%)       ($/Sh)          Date            5%($)             10%($)
                          ----------       -------------       --------      ----------      -------------       -----------
James C. Foster.......      558,824            32.4%             5.33         9/29/2009        $1,871,892        $4,744,400
Real H. Renaud........      163,793             9.5              5.33         9/29/2009           548,658         1,421,200
Dennis R. Shaughnessy.      134,642             7.8              5.33         9/29/2009           451,010         1,168,260
David P. Johst........      125,254             7.3              5.33         9/29/2009           419,562         1,086,800
Thomas F. Ackerman....      125,254             7.3              5.33         9/20/2009           419,562         1,086,800


(1) The options granted vest either over time, on the occurrence of specified events or the achievement of specified performance goals.

(2) The value actually realized by an optionee may not be at or near the amount estimated using this model. These amounts rely on assumed future stock price movements which management believes cannot be predicted with a reliable degree of accuracy. We based these amounts on the assumption that the option holders hold the options granted for their full term.

     The following table provides material information related to the number and value of options to acquire common stock of B&L exercised during 1999 by the named executive officers and the value of options to acquire common stock of B&L and our parent's common stock at the end of fiscal 1999. On December 23, 1999, the closing sale price of B&L common stock on NYSE was $66.25.


Aggregated Option Exercises in Fiscal 1999 and Fiscal Year-End Option Values

                                                                            Number of Securities
                                                                           Underlying Unexercised       Value of Unexercised In-the-
                                                                          Options at Fiscal Year-           Money Options at Year
                                                                                   End(#)                         End($)(2)
                                   Shares Acquired        Value         ----------------------------    ----------------------------
Name                     Company   on Exercise (#)    Realized ($)(1)   Exercisable    Unexercisable    Exercisable    Unexercisable
----                     -------   ---------------    ---------------   -----------    -------------    -----------    -------------
James C. Foster.......     CRL                --                 --          --            558,824            --               --
                           B&L           100,054         $2,154,389          --                 --            --               --
Real H. Renaud........     CRL                --                 --          --            163,793            --               --
                           B&L            23,509            424,032          --                 --            --               --
Dennis R. Shaughnessy.     CRL                --                 --          --            134,642            --               --
                           B&L             5,951            122,617          --                 --            --               --
David P. Johst........     CRL                --                 --          --            125,254            --               --
                           B&L            11,921            328,913          --                 --            --               --
Thomas F. Ackerman....     CRL                --                 --          --            125,254            --               --
                           B&L             8,164            172,226          --                 --            --               --

(1) Value realized represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. We determined the value realized without consideration for any issues or brokerage expenses which may have been owed.

(2) There was no public trading market for our parent's common stock as of December 25, 1999.


Employee Agreements and Compensation Arrangements

     We do not currently have employment agreements with any of our named executive officers.

Director Compensation


     Directors who are not our employees or who are not otherwise affiliated with us or our parent's principal stockholders will receive $10,000 per year and $1,000 per board meeting, plus travel expenses.

Severance Plans

     In January 1999, we adopted the 1999 Charles River Laboratories Officer Separation Plan. This plan provides for severance payments to vice presidents and more senior officers who are terminated for reasons other than cause, voluntary resignation, disability, early or normal retirement or death and who have not been offered comparable positions within our company. A participant under the plan is entitled to a severance payment equal to one year of the officer's base pay plus the accrued vacation pay payable to the officer as of the separation date. Each of the named executive officers other than Mr. Renaud is a participant under the plan. In January 1992, Mr. Renaud entered into an agreement with us providing for a severance payment equal to one year of his base pay if he is terminated for any reason other than for cause, and up to one additional year of base pay until he finds non-competing employment. The plan and the 1992 agreement with Mr. Renaud each prohibit the participant from competing with us for one year after termination of the participant's employment.

     On July 25, 1999, we entered into an agreement with each of the named executive officers providing for a severance payment to any covered officer terminated by us prior to September 29, 2000 for any reason other than cause. Under these agreements, Mr. Foster is entitled to a severance payment equal to two and one-half times his base salary and each of Messrs. Ackerman, Johst and Shaughnessy is entitled to a severance payment equal to two times his base salary.

Stock Plans

     Our parent's 1999 management incentive plan provides for the grant of stock options to our employees, directors, officers and consultants. There are 1,784,384 shares of common stock of our parent reserved for awards under the plan. As of July 15, 2000, options to purchase 1,726,328 shares were outstanding under the plan.

     Our parent's 2000 incentive plan provides for the grant of incentive and nonstatutory stock options, stock appreciation rights, restricted or unrestricted common stock, promises to deliver stock or other securities in the future, awards of cash or stock earned by attaining performance criteria, cash bonuses and cash bonuses or loans to help defray the costs of the foregoing awards. There are 1,189,000 shares of our parent's common stock reserved under the plan. As of July 15, 2000, options to purchase 447,400 shares were outstanding under the plan.

     Our parent's 2000 directors stock plan provides for the grant of both automatic and discretionary nonstatutory stock options to our parent's non-employee directors. Pursuant to the plan, each independent director will be automatically granted an option to purchase 20,000 shares of our parent's common stock on the date he or she is first elected or named a director. On the day of each annual meeting of stockholders, each independent director who served during the prior year will be awarded an option to purchase 4,000 shares of our parent's common stock (pro-rated if the director did not serve for the entire preceding year). There are 100,000 shares of common stock reserved under this plan. As of July 15, 2000, options to purchase 60,000 shares were outstanding under the plan.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     Our parent, Charles River Laboratories International, Inc., holds all of our common stock. The following table shows information regarding the beneficial ownership of our parent's common stock as of July 15, 2000 for:

     o each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of common stock;

     o    each director and named executive officer; and

     o    all directors and executive officers as a group.

     We have determined beneficial ownership in the table in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have deemed shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of July 15, 2000, to be outstanding, but we have not deemed these shares to be outstanding for computing the percentage ownership of any other person. To our knowledge, except as set forth in the footnotes below, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by that stockholder. Beneficial ownership percentage is based on 35,920,369 shares of our parent's common stock outstanding after completion of its initial public offering.

     The address for each listed director and officer is c/o Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887.

                                                 Number of Shares       Percentage of Shares
             Name of Beneficial Owner           Beneficially Owned          Outstanding
             ------------------------           ------------------      --------------------
DLJ Merchant Banking Partners II, L.P. and
 related investors(1)........................        16,277,391(2)               45.3%
Bausch & Lomb Incorporated(3)................         2,477,547                   6.9
James C. Foster..............................           395,262                   1.1
Real H. Renaud...............................            94,859                    *
Dennis R. Shaughnessy........................            86,975                    *
David P. Johst...............................            97,685                    *
Thomas F. Ackerman...........................            80,481                    *
Robert Cawthorn(4)...........................                --                   --
Stephen D. Chubb.............................            16,895                    *
Thompson Dean(4).............................                --                   --
Stephen C. McCluski(3).......................         2,477,547                   6.9
Reid S. Perper(4)............................                --                   --
Douglas E. Rogers(4).........................                --                   --
Samuel O. Thier..............................            13,000                    *
William Waltrip..............................            16,895                    *
Henry Wendt III(4)...........................                --                   --
Officers and directors as a group............         3,279,599                   9.13

---------------
*Less than 1%

(1) Consists of shares held directly or indirectly by the DLJMB Funds and the following related investors: DLJ Merchant Banking Partners II-A, L.P.; DLJ Investment Partners, L.P.; DLJ Offshore Partners II, C.V.; DLJ Capital Corp.; DLJ Diversified Partners, L.P.; DLJ Diversified Partners-A, L.P.; DLJ Millennium Partners, L.P.; DLJ Millennium Partners-A, L.P.; DLJMB Funding II, Inc.; DLJ First ESC L.P.; DLJ EAB Partners, L.P.; DLJ ESC II, L.P., DLJ Investment Funding, Inc., Sprout Capital VIII, L.P. and Sprout Venture Capital, L.P. See "Relationships and Transactions with Related Parties." The address of each of these investors is 277 Park

     Avenue, New York, New York 10172, except the address of Offshore Partners is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles.

(2)  Includes 1,685,050 shares underlying currently exercisable warrants.

(3) Represents shares beneficially owned by B&L through a wholly owned subsidiary. Mr. McCluski is Senior Vice President and Chief Financial Officer of Bausch & Lomb Incorporated.

(4) Messrs. Cawthorn, Dean, Perper, Rogers and Wendt are officers of DLJ Merchant Banking, Inc., an affiliate of the DLJMB Funds. Shares shown for Messrs. Cawthorn, Dean, Perper, Rogers and Wendt exclude shares shown as held by the DLJMB Funds, as to which they disclaim beneficial ownership. The address of each of these investors is 277 Park Avenue, New York, New York 10172.

              RELATIONSHIPS AND TRANSACTIONS WITH RELATED PARTIES

Financial Advisory Fees and Agreements

     Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ Securities Corporation, an affiliate of the DLJMB Funds, received customary fees and expense reimbursement for its services as financial advisor for the recapitalization and as the initial purchaser of the units. DLJ Capital Funding, an affiliate of the DLJMB Funds, received customary fees and reimbursement of expenses in connection with the arrangement and syndication of our credit facility and as a lender under the facility. The aggregate amount of all fees paid to the DLJ entities in connection with the recapitalization and the related financing was approximately $13.2 million plus out-of-pocket expenses. We paid a fee to the lenders under our existing credit facility, including DLJ Capital Funding, in connection with consents and to DLJ Capital Funding for an irrevocable commitment to provide us with a new credit facility. The aggregate fees payable to DLJ Capital Funding in connection with such consent and commitment are approximately $1.1 million. DLJ Securities Corporation was a managing underwriter in our parent's public offering and received fees of approximately $4.4 million, and DLJdirect, Inc. was an underwriter and received fees of approximately $0.1 million. We also paid a premium of approximately $24.5 million to DLJMB and other investors for early repayment of our senior discount debentures due 2010.

     Under the investors' agreement described below, for a period of five years from the date of the investors' agreement, our parent has agreed to engage DLJ Securities Corporation or its affiliates as its exclusive financial and investment banking advisor. We expect that DLJ Securities Corporation or such affiliate will receive customary fees for such services rendered and will be entitled to reimbursement for all reasonable disbursements and out-of-pocket expenses incurred in connection with any such engagement. We expect that any such arrangement will include provisions for the indemnification of DLJ Securities Corporation against some liabilities, including liabilities under the federal securities laws.


CRL Acquisition LLC


     Effective June 21, 2000, our parent's stockholders, including CRL Acquisition LLC, exchanged each of their shares of our parent's common stock for newly issued shares of our parent's common stock. Each old share was exchanged for 1.927 new shares. Immediately prior to the initial public offering, CRL Acquisition LLC distributed a substantial portion of these shares to its limited liability company unit holders.

Investors' Agreement

     Our parent company, CRL Acquisition LLC, CRL Holdings, Inc. (a subsidiary of B&L), management and some other investors are parties to an investors' agreement entered into in connection with the recapitalization and amended on June 20, 2000. The investors' agreement provides, among other things, that any person acquiring shares of our parent's common stock who is required by the investors' agreement or by any other agreement or plan of our parent to become a party to the investors' agreement will execute an agreement to be bound by the investors' agreement.

     The terms of the investors' agreement restrict transfers of the shares of our parent's common stock by our parent, management and some other investors and some future shareholders. The agreement provides for, among other things:

     o the ability of some shareholders to participate in particular sales of our parent's common stock;

     o the ability of DLJMB Funds or CRL Acquisition LLC to require the other shareholders of our parent to sell shares of our parent's common stock held by them in particular circumstances if the DLJMB Funds or CRL Acquisition LLC choose to sell shares owned by them;

     o some registration rights with respect to shares of our parent's common stock, including rights to indemnification against some liabilities, including liabilities under the Securities Act; and

     o pre-emptive rights of all the parties, other than CRL Acquisition LLC and its permitted transferees, to acquire its pre-emptive portion of our parent's common stock in particular instances when our parent proposes to issue common stock.

     The investors' agreement also provides that our parent's board of directors will consist of at least nine but no more than twelve members, seven of whom (including the chairman) will be appointed by DLJ Merchant Banking Partners II, L.P. for so long as the aggregate number of shares of our parent's common stock held by the DLJMB Funds is at least 10% of the initial aggregate number of shares purchased by the DLJMB Funds in the recapitalization. The investors' agreement also provides that B&L CRL, Inc. has the right to appoint one director and that the chief executive officer appointed by the board will serve as a director.

Transactions with Officers and Directors

     In connection with the recapitalization, some of our officers purchased units of CRL Acquisition LLC, some of whom also borrowed funds up to a maximum aggregate amount of $1.3 million from DLJ Inc. secured by their units. James C. Foster borrowed $300,000 and each of Real H. Renaud, Thomas F. Ackerman and Dennis R. Shaughnessy borrowed $200,000. Two weeks after the consummation of the recapitalization, the loans matured and were repaid. Following the repayment, the officers borrowed the following amounts from our parent: Mr. Foster ($300,000), Mr. Renaud ($150,000), Mr. Shaughnessy ($175,000) and Mr.
Ackerman ($175,000). The loans mature in ten years and interest accrues at 6.75%, the applicable federal rate. Each loan is fully recourse to the officer. Any after-tax proceeds from the sale of these shares and options by each officer will be used to repay his loan until it is repaid in full. Each note accelerates upon the termination of the borrower's employment with us for any reason.

                        DESCRIPTION OF CREDIT FACILITY

     A syndicate of financial institutions led by DLJ Capital Funding, as sole book runner, lead arranger and syndication agent, provided our credit facility. The credit facility includes a $40.0 million term loan A facility, a $120.0 million term loan B facility and a $30.0 million revolving credit facility, which provides for loans and under which up to $15.0 million in letters of credit may be issued. The term loan A facility matures six years after the closing date of the facility, the term loan B facility matures eight years after the closing date of the facility and the revolving facility matures six years after the closing date of the facility. The revolving credit facility is subject to a potential, but uncommitted, increase of up to $25 million at our request at any time prior to such revolving credit facility maturity date. Such increase will be available only if one or more financial institutions agrees, at the time of our request, to provide it.

     Loans under the term loan A facility and the revolving facility bear interest, at our option, at the alternate base rate or the reserve adjusted LIBOR rate plus, in each case, applicable margins of 3.00% for LIBOR loans and 1.75% for base rate loans. Loans under the term loan B facility bear interest, at our option, at the alternative base rate or the reserve adjusted LIBOR rate plus, in each case, applicable margins of 3.75% for LIBOR loans and 2.50% for base rate loans. We pay commitment fees in an amount equal to 0.50% per annum on the daily average unused portion of the revolving credit facility. Beginning approximately six months after the closing date of the credit facility, the applicable margins applicable to loans under the term loan A facility and the revolving facility and commitment fees will be determined based on the ratio (the "Leveraged Ratio") of consolidated total debt to consolidated EBITDA (as defined in the credit facility) of us and our restricted subsidiaries (as defined in the credit facility).

     We will pay a letter of credit fee on the outstanding undrawn amounts of letters of credit issued under the credit facility at a rate per year equal to the margin applicable to LIBOR loans under the revolving facility (in the case of standby letters of credit) or 1.25% (in the case of commercial letters of credit), which shall be shared by all lenders participating in the relevant letters of credit. In addition, we will pay an additional fee to the issuer of each letter of credit in an amount agreed between us and the issuer.


     The term loan A is subject to the following amortization schedule:

                                                Term Loan
          Year                               Amortization(%)
          ----                               ---------------
            1..........................             0%
            2..........................             5
            3..........................            10
            4..........................            20
            5..........................            25
            6..........................            40


     The term loan B is subject to the following amortization schedule:

                                               Term Loan
          Year                               Amortization(%)
          ----                               --------------
            7..........................             1%
            8..........................            93


     The credit facility is subject to mandatory prepayment:

     o with the net cash proceeds of the sale or other disposition of any property or assets of, or receipt of casualty proceeds by, us or any of our restricted subsidiaries, subject to some exceptions, including an exception for reinvestment in our and our restricted subsidiaries' business;

     o with 50% of the net cash proceeds received from the issuance of equity securities of our parent, us or any of our restricted subsidiaries (subject to some exceptions) so long as the Leverage Ratio following such payment would exceed 3.5:1;

     o with the net cash proceeds received from issuances of debt securities by our parent, us or any of our restricted subsidiaries (subject to some exceptions); and

     o with 50% of excess cash flow (as defined in the credit facility) for each fiscal year so long as the Leverage Ratio following such payment would exceed 3.5:1.

     All mandatory prepayment amounts will be applied first to the prepayment of the term loans.

     All of our future domestic restricted subsidiaries are guarantors of the credit facility. Our obligations under the credit facility are secured by:

     o    all of our stock;

     o ll of our existing and after-acquired personal property and all the existing and after-acquired personal property of our future domestic restricted subsidiaries, including a pledge of all of the equity interests of our future restricted subsidiaries held by us or any of our restricted subsidiaries and no more than 65% of the equity interests of any foreign restricted subsidiary, and all intercompany debt in our favor;

     o first-priority perfected liens on all of our material existing and after-acquired real property fee and leasehold interests, subject to customary permitted liens (as defined in the credit facility); and

     o    negative pledge on all of our and our subsidiaries' assets.

     The credit facility contains customary covenants and restrictions on our ability to engage in some activities, including, but not limited to:

     p    limitations on other indebtedness, liens, investments and guarantees;

     o restrictions on dividends and redemptions and payments on subordinated debt; and

     o    restrictions on mergers and acquisitions, sales of assets and leases.

     The credit facility also contains financial covenants requiring us to maintain a minimum EBITDA, minimum coverage of interest expense, minimum coverage of fixed charges and a maximum leverage ratio. The credit facility contains customary events of default and cross-default to indebtedness of our parent.

     Borrowings and reimbursement obligations under the credit facility are subject to significant conditions, including compliance with some financial ratios and the absence of any material adverse change. See "Risk Factors--Risks Relating to Our Debt--Restrictive covenants in our indenture and credit facility may adversely affect us by limiting the types of transactions we can enter into, potentially leading to a default and our debt becoming immediately due and payable."

                              DESCRIPTION OF NOTES

General


     We issued the notes under an indenture between Charles River and State Street Bank and Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The notes are subject to all those terms, and holders of notes are referred to the indenture and the Trust Indenture Act for a statement thereof. Copies of the proposed form of indenture and registration rights agreement are available as set forth below under "Where You Can Find More Information."


     The following description is a summary of the material provisions of the indenture. It is not complete and is qualified in its entirety by reference to the indenture, including the definitions therein of terms used below. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes.

     The definitions of terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Charles River" refers only to Charles River Laboratories, Inc. and not to any of its Subsidiaries.


     The notes:

     o    are general unsecured obligations of Charles River;

     o rank junior in right of payment to all existing and future Senior Indebtedness of Charles River, including borrowings under our New Credit Facility;

     o rank equally in right of payment with any future senior subordinated Indebtedness of Charles River;

     o rank senior in right of payment to all future subordinated Indebtedness of Charles River; and

     o are effectively junior to all liabilities of Charles River's subsidiaries.

     On a pro forma basis, as of June 24, 2000, we had outstanding approximately $101.4 million of Senior Indebtedness and our subsidiaries had $14.7 million of outstanding liabilities, including trade payables but excluding intercompany obligations. The indenture permits Charles River and its Subsidiaries to incur additional Indebtedness, including Senior Indebtedness, in the future. See "Risk Factors--The notes are subordinated to our other debt and holders of our senior debt must be paid before you receive any payments under the notes" and "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     As of June 24, 2000, all of our Subsidiaries are Restricted Subsidiaries. However, so long as we satisfy the conditions described in the definition of "Unrestricted Subsidiary," we will be permitted to designate current or future Subsidiaries as "Unrestricted" Subsidiaries that are not subject to the restrictive covenants included in the indenture.


Principal, Maturity and Interest


     o The notes are initially limited in aggregate principal amount to $150.0 million and mature on October 1, 2009.

     o The notes have been issued in denominations of $1,000 and integral multiples thereof.

     o    Interest on the notes accrues at the rate of 13.5%.

     o We pay interest in arrears every October 1 and April 1, to holders of record on the immediately preceding September 15 and March 15.

     o Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

     o Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

     We pay principal of, premium, if any, and interest on the notes:

     o at the office or agency we maintain for that purpose within the City and State of New York;

     o or, at our option, by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes;

     o however, all payments with respect to notes represented by one or more permanent Global Notes will be paid by wire transfer of immediately available funds to the account of the Depository Trust Company or any successor thereto.


     Until we designate another office or agency, our office or agency in New York will be the office of the trustee maintained for that purpose.


     Subject to the covenants described below, we may issue additional notes under the indenture having the same terms in all respects as the notes, or similar in all respects except for the payment of interest on the notes (1) scheduled and paid prior to the date of issuance of those additional notes or
(2) payable on the first Interest Payment Date following that date of issuance. The notes and any additional notes would be treated as a single class for all purposes under the indenture.


Subordination

     The payment of Subordinated Note Obligations will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the indenture or thereafter incurred.

     Upon any distribution to creditors of Charles River in a liquidation or dissolution of Charles River or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Charles River or its property, an assignment for the benefit of creditors or any marshaling of Charles River's assets and liabilities,


          (1) the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of all Obligations due in respect of such Senior Indebtedness, including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, before the holders of notes will be entitled to receive any payment with respect to the Subordinated Note Obligations; and


          (2) until all Obligations with respect to Senior Indebtedness are paid in full in cash or cash equivalents, any distribution to which the holders of notes would be entitled shall be made to the holders of Senior Indebtedness.

     However, holders of notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance."

     Charles River also may not make any payment upon or in respect of the Subordinated Note Obligations, except in Permitted Junior Securities or from the trust described under "--Legal Defeasance and Covenant Defeasance," until all obligations with respect to Senior Indebtedness have been paid in full in cash or cash equivalents if:

          (1) a default in the payment of the principal (including reimbursement obligations in respect of letters of credit) of, premium, if any, or interest on or commitment, letter of credit or administrative fees relating to, Designated Senior Indebtedness occurs and is continuing beyond any applicable period of grace; or

          (2) any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which that default relates to accelerate its maturity and the trustee receives a notice of that default (a "Payment Blockage Notice") from Charles River or the holders of any Designated Senior Indebtedness.

     Payments on the notes may and shall be resumed:

          (1) in the case of a payment default, upon the date on which that default is cured or waived; and

          (2) in case of a nonpayment default, the earlier of the date on which that nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

     No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless that default shall have been waived or cured for a period of not less than 90 days.

     "Designated Senior Indebtedness" means:

          (1)  any Indebtedness outstanding under the New Credit Facility; and

          (2) any other Senior Indebtedness permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Charles River in writing to the trustee as "Designated Senior Indebtedness."

     "Permitted Junior Securities" means Equity Interests in Charles River or debt securities of Charles River that are subordinated to all Senior Indebtedness and any debt securities issued in exchange for Senior Indebtedness to substantially the same extent as, or to a greater extent than, the notes are subordinated to Senior Indebtedness.

     "Senior Indebtedness" means, with respect to any Person:

          (1) all Obligations of that Person outstanding under the New Credit Facility and all Hedging Obligations payable to a lender or an Affiliate thereof or to a Person that was a lender or an Affiliate thereof at the time the contract was entered into under the New Credit Facility or any of its Affiliates, including, without limitation, interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, whether or not that interest is an allowable claim in that bankruptcy proceeding;

          (2) any other Indebtedness, unless the instrument under which that Indebtedness is incurred expressly provides that it is subordinated in right of payment to any other Senior Indebtedness of that Person; and

          (3)  all Obligations with respect to the foregoing.

     Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness will not include:

          (a) any liability for federal, state, local or other taxes;

          (b) any Indebtedness of that Person, other than under the New Credit Facility, to any of its Subsidiaries or other Affiliates;

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          (c) any trade payables; or

          (d) any Indebtedness that is incurred in violation of the indenture.

     "Subordinated Note Obligations" means all Obligations with respect to the notes, including, without limitation, principal, premium, if any, interest and liquidated damages, if any, payable under the terms of the notes (including upon the acceleration or redemption thereof), together with and including any amounts received or receivable upon the exercise of rights of rescission or other rights of action, including claims for damages, or otherwise.

     We will promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of notes may recover less ratably than creditors of Charles River who are holders of Senior Indebtedness.

Optional Redemption


     The notes will not be redeemable at Charles River's option prior to October 1, 2004. Thereafter, the notes will be subject to redemption at any time at the option of Charles River, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:



Year                                         Percentage
-----                                        ----------
2004............................             106.750%
2005............................             104.500%
2006............................             102.250%
2007 and thereafter.............             100.000%


Selection and Notice


     If less than all of the notes are to be redeemed at any time, the trustee will select the notes for redemption as follows:

          (1) in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

          (2) if the notes are not so listed, on a pro rata basis, by lot or by another method the trustee considers fair and appropriate;

provided that no notes of $1,000 or less shall be redeemed in part.

     Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

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Mandatory Redemption

     Charles River is not required to make mandatory redemption of, or sinking fund payments with respect to, the notes.

Repurchase at the Option of Holders

   Change of Control


     Upon the occurrence of a Change of Control, each holder of notes will have the right to require Charles River to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes as specified in the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, Charles River will, or will cause the trustee to, mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in that notice, which date shall be no earlier than 30 days and no later than 60 days from the date that notice is mailed (the "Change of Control Payment Date"), under the procedures required by the indenture and described in that notice. Charles River will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to a Change of Control Offer, Charles River will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.


     On the Change of Control Payment Date, Charles River will, to the extent lawful:

          (1) accept for payment all notes or portions thereof properly tendered under the Change of Control Offer;

          (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Charles River.

     The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for that holder's notes, and the trustee will promptly authenticate and mail or cause to be transferred by book-entry to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple thereof.


     The indenture provides that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, Charles River will either repay all outstanding Senior Indebtedness or obtain the requisite consents, if any, under all agreements governing outstanding Senior Indebtedness to permit the repurchase of notes required by this covenant. The indenture requires Charles River to publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.


     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Charles River repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.


     The New Credit Facility prohibits Charles River from purchasing any notes and also provides that some change of control events, which may include events not otherwise constituting a Change of Control under the indenture, with respect to Charles River would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Indebtedness to which Charles River becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when Charles River is prohibited from purchasing notes, Charles River could seek the consent of its lenders to the purchase of notes or could attempt to refinance the borrowings that contain that prohibition. If Charles River does not obtain such a consent or repay those borrowings, Charles River will remain prohibited from purchasing notes. In that case, Charles River's failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, constitute a default under the New Credit Facility. In those circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

     Charles River will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Charles River and purchases all notes validly tendered and not withdrawn under that Change of Control Offer.

     "Change of Control" means the occurrence of any of the following:

          (1) the sale, lease, transfer, conveyance or other disposition, other than by way of merger or consolidation, in one or a series of related transactions, of all or substantially all of the assets of Charles River and its Subsidiaries, taken as a whole, to any "person" or "group" (as those terms are used in Section 13(d) of the Exchange
          Act), other than the Principals and their Related Parties;

          (2) the adoption of a plan for the liquidation or dissolution of Charles River;

          (3) the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any "person" or "group" (as those terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as that term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of Charles River; or

          (4) the first day on which a majority of the members of the board of directors of Charles River are not Continuing Members.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Charles River and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Charles River to repurchase notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Charles River and its Subsidiaries taken as a whole to another person or group may be uncertain.

     "Continuing Members" means, as of any date of determination, any member of the board of directors of Charles River who:

          (1) was a member of Charles River's board of directors immediately after consummation of the Recapitalization and the Recapitalization Financing; or

          (2) was nominated for election or elected to Charles River's board of directors with the approval of, or whose election to the board of directors was ratified by, at least a majority of the Continuing Members who were members of Charles River's board of directors at the time of that nomination or election.

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Certain Covenants

   Asset Sales


     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:


          (1) Charles River or the Restricted Subsidiary, as the case may be, receives consideration at the time of that Asset Sale at least equal to the fair market value (evidenced by a resolution of the board of directors set forth in an Officers' Certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration therefor received by Charles River or the Restricted Subsidiary is in the form of:

               (a) cash or Cash Equivalents; or

               (b) property or assets that are used or useful in a Permitted Business, or the Capital Stock of any Person engaged in a Permitted Business if, as a result of the acquisition by Charles River or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary.

     For the purposes of this provision, each of the following shall be deemed to be cash:

                    (i) any liabilities, as shown on Charles River's or the Restricted Subsidiary's most recent balance sheet, of Charles River or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any guarantee thereof) that are assumed by the transferee of any such assets under a customary novation agreement that releases Charles River or the Restricted Subsidiary from further liability;

                    (ii) any securities, notes or other obligations received by Charles River or the Restricted Subsidiary from the transferee that are converted within 180 days of their receipt by Charles River or the Restricted Subsidiary by Charles River or the Restricted Subsidiary into cash or Cash Equivalents, but only to the extent of the cash or Cash Equivalents received; and

                    (iii) any Designated Noncash Consideration received by Charles River or any of its Restricted Subsidiaries in that Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received under this clause (iii) that is at that time outstanding, not to exceed 15% of Total Assets at the time of the receipt of that Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value.

     The 75% limitation referred to in clause (2) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with subclauses (i), (ii) and
(iii) above, is equal to or greater than what the after-tax proceeds would have been had that Asset Sale complied with the aforementioned 75% limitation.

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Charles River or the Restricted Subsidiary, as the case may be, shall apply the Net Proceeds, at its option (or to the extent Charles River is required to apply the Net Proceeds under the terms of the New Credit Facility), to:

          (1) repay or purchase Senior Indebtedness or Pari Passu Indebtedness of Charles River or any Indebtedness of any Restricted Subsidiary, as the case may be,

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

provided that if Charles River shall so repay or purchase Pari Passu Indebtedness of Charles River;

               (a) it will equally and ratably reduce Indebtedness under the notes if the notes are then redeemable; or


               (b) if the notes may not then be redeemed, Charles River shall make an offer, in accordance with the procedures set forth below for an Asset Sale Offer, to all holders of notes to purchase at a purchase price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest and thereon to the date of purchase, the notes that would otherwise be redeemed; or


          (2)(a) an investment in property, the making of a capital expenditure or the acquisition of assets that are used or useful in a Permitted Business; or

               (b) the acquisition of Capital Stock of any Person primarily engaged in a Permitted Business if:

                    (x) as a result of the acquisition by Charles River or any Restricted Subsidiary thereof, that Person becomes a Restricted Subsidiary; or

                    (y) the Investment in that Capital Stock is permitted by clause (6) of the definition of Permitted Investments.

     Pending the final application of any Net Proceeds, Charles River may temporarily reduce Indebtedness or otherwise invest those Net Proceeds in any manner that is not prohibited by the indenture.


     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of the second preceding paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Charles River will be required to make an offer to all holders of notes (an "Asset Sale Offer") to purchase the maximum principal amount of notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the indenture.


     To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, Charles River may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes surrendered by holders thereof in connection with an Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes to be purchased as set forth under "--Selection and Notice." Upon completion of an offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     Charles River will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes under an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Charles River will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

   Restricted Payments


     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:


          (1) declare or pay any dividend or make any other payment or distribution on account of Charles River's or any of its Restricted Subsidiaries' Equity Interests other than


     o dividends or distributions payable in Equity Interests other than Disqualified Stock of Charles River or


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


     o dividends or distributions payable to Charles River or any Wholly Owned Restricted Subsidiary of Charles River;


          (2) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Charles River or Parent other than any of those Equity Interests owned by Charles River or any Restricted Subsidiary of Charles River;

          (3) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Charles River that is subordinated in right of payment to the notes, except in accordance with the mandatory redemption or repayment provisions set forth in the original documentation governing that Indebtedness (but not under any mandatory offer to repurchase upon the occurrence of any event); or

          (4)  make any Restricted Investment

(all payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to that Restricted Payment:

          (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (2) Charles River would, immediately after giving pro forma effect thereto as if that Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (3) that Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Charles River and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (1) (to the extent that the declaration of any dividend referred to therein reduces amounts available for Restricted Payments under this clause (3)), (2) through
          (9), (11) through (15) and (17) of the next succeeding paragraph), is less than the sum, without duplication, of:

          (a) 50% of the Consolidated Net Income of Charles River for the period (taken as one accounting period) commencing June 27, 1999 to the end of Charles River's most recently ended fiscal quarter for which internal financial statements are available at the time of that Restricted Payment (or, if Consolidated Net Income for that period is a deficit, less 100% of the deficit); plus

          (b) 100% of the Qualified Proceeds received by Charles River on or after the date of the indenture from contributions to Charles River's capital or from the issue or sale on or after the date of the indenture of Equity Interests of Charles River or of Disqualified Stock or convertible debt securities of Charles River to the extent that they have been converted into those Equity Interests, other than


          o Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Charles River and

          o Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock; plus


          (c) the amount equal to the net reduction in Investments in Persons after the date of the indenture who are not Restricted Subsidiaries (other than Permitted Investments) resulting from:

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

               (i) Qualified Proceeds received as a dividend, repayment of a loan or advance or other transfer of assets (valued at the fair market value thereof) to Charles River or any Restricted Subsidiary from those Persons;

               (ii) Qualified Proceeds received upon the sale or liquidation of those Investments; and

               (iii) the redesignation of Unrestricted Subsidiaries (excluding any increase in the amount available for Restricted Payments under clause (10) or (14) below arising from the redesignation of that Unrestricted Subsidiary) whose assets are used or useful in, or which is engaged in, one or more Permitted Business as Restricted Subsidiaries (valued, proportionate to Charles River's equity interest in that Subsidiary, at the fair market value of the net assets of that Subsidiary at the time of that redesignation).

     The foregoing provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration, the payment would have complied with the provisions of the indenture;

          (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Charles River in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Charles River) of other Equity Interests of Charles River (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness of Charles River with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

          (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Charles River or Parent or CRL Acquisition LLC held by any member of Parent's, Charles River's (or any of its Restricted Subsidiaries') management under any management equity subscription agreement or stock option agreement and any dividend to Parent to fund any such repurchase, redemption acquisition or retirement; provided that:

               (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed:

                    (i) $5.0 million in any calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following clause (ii)) of $10.0 million in any calendar year; plus

                    (ii) the aggregate net cash proceeds received by Charles River during that calendar year from any reissuance of Equity Interests by Charles River, Parent or CRL Acquisition LLC to members of management of Charles River and its Restricted Subsidiaries; provided that the amount of any such net cash proceeds that are used to permit an acquisition or retirement for value under this clause (4) shall be excluded from clause (3)(b) of the preceding paragraph; and

               (b) no Default or Event of Default shall have occurred and be continuing immediately after that transaction;

          (5)  payments and transactions in connection with

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


          o the Transactions, including any purchase price adjustment or any other payments made under or as contemplated in the Transaction Agreements or the financial advisory agreements with DLJ Securities Corporation described under "Relationships and Transactions with Related Parties,"

          o    the Transaction Financing,

          o    the Offering,

          o the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and


          o the application of the proceeds thereof, and the payment of fees and expenses with respect thereto;

          (6) the payment of dividends or the making of loans or advances by Charles River to Parent not to exceed $2.5 million in any fiscal year for costs and expenses incurred by Parent in its capacity as a holding company for services rendered by Parent on behalf of Charles River;

          (7)  payments or distributions to Parent under any Tax Sharing
          Agreement;

          (8) the payment of dividends by a Restricted Subsidiary on any class of common stock of that Restricted Subsidiary if:

               (a) that dividend is paid pro rata to all holders of that class of common stock; and

               (b) at least 50.1% of that class of common stock is held by Charles River or one or more of its Restricted Subsidiaries;

          (9) the repurchase of any class of common stock of a Restricted Subsidiary if:

               (a) that repurchase is made pro rata with respect to that class of common stock; and

               (b) at least 50.1% of that class of common stock is held by Charles River or one or more of its Restricted Subsidiaries;

          (10) any other Restricted Investment made in a Permitted Business which, together with all other Restricted Investments made under this clause (10) since the date of the indenture, does not exceed $5.0 million (in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made under this clause (10), either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to Charles River's equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation), in the case of clause (i) and (ii), not to exceed the amount of the Restricted Investment previously made under this clause (10); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Investment;

          (11) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Charles River or any Restricted Subsidiary issued on or after the date of the indenture in accordance with the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

          (12) repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent a portion of the exercise price of those options;

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

          (13) any other Restricted Payment which, together with all other Restricted Payments made under this clause (13) since the date of the indenture, does not exceed $5.0 million, in each case, after giving effect to all subsequent reductions in the amount of any Restricted Investment made under this clause (13) either as a result of (i) the repayment or disposition thereof for cash or (ii) the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued, proportionate to Charles River's equity interest in that Subsidiary at the time of that redesignation, at the fair market value of the net assets of that Subsidiary at the time of that redesignation), in the case of clause (i) and (ii), not to exceed the amount of the Restricted Investment previously made under this clause (13); provided that no Default or Event of Default shall have occurred and be continuing immediately after making that Restricted Payment;

          (14) the pledge by Charles River of the Capital Stock of an Unrestricted Subsidiary of Charles River to secure Non-Recourse Debt of that Unrestricted Subsidiary;

          (15) the purchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary issued after the date of the indenture, provided that the aggregate price paid for any such repurchased, redeemed, acquired or retired Equity Interests shall not exceed the sum of:

               (a) the amount of cash and Cash Equivalents received by that Restricted Subsidiary from the issue or sale thereof; and

               (b) any accrued dividends thereon the payment of which would be permitted under clause (11) above;

          (16) any Investment in an Unrestricted Subsidiary that is funded by Qualified Proceeds received by Charles River on or after the date of the indenture from contributions to Charles River's capital or from the issue and sale on or after the date of the indenture of Equity Interests of Charles River or of Disqualified Stock or convertible debt securities to the extent they have been converted into that Equity Interests (other than Equity Interests, Disqualified Stock or convertible debt securities sold to a Subsidiary of Charles River and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock) in an amount (measured at the time that Investment is made and without giving effect to subsequent changes in value) that does not exceed the amount of those Qualified Proceeds (excluding any such Qualified Proceeds to the extent utilized to permit a prior "Restricted Payment" under clause
          (3)(b) of the preceding paragraph); and

          (17) distributions or payments of Receivables Fees.

     The board of directors of Charles River may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. For purposes of making that designation, all outstanding Investments by Charles River and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of that designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Restricted Investments in an amount equal to the greater of

          (1) the net book value of that Investments at the time of that designation and

          (2) the fair market value of that Investments at the time of that designation.

     That designation will only be permitted if that Restricted Investment would be permitted at that time and if that Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.


     The amount of:


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          (1) all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Charles River or that Restricted Subsidiary, as the case may be, under the Restricted Payment; and


          (2) Qualified Proceeds (other than cash) shall be the fair market value on the date of receipt thereof by Charles River of those Qualified Proceeds.

     The fair market value of any non-cash Restricted Payment shall be determined by the board of directors of Charles River whose resolution with respect thereto shall be delivered to the trustee.

     Not later than the date of making any Restricted Payment, Charles River shall deliver to the trustee an Officers' Certificate stating that the Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

   Incurrence of Indebtedness and Issuance of Preferred Stock


     The indenture provides that:


          (1) Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness);

          (2) Charles River will not, and will not permit any of its Restricted Subsidiaries to, issue any shares of Disqualified Stock; and

          (3) Charles River will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock;

     provided that Charles River or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, or issue shares of Disqualified Stock if the Fixed Charge Coverage Ratio for Charles River's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which that additional Indebtedness is incurred or that Disqualified Stock is issued would have been at least 2.0 to 1 if such four-quarter period ended prior to September 30, 2002 and 2.25 to 1 thereafter, determined on a consolidated pro forma basis, including a pro forma application of the net proceeds therefrom, as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of that four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Indebtedness"):

          (1) the incurrence by Charles River and its Restricted Subsidiaries of Indebtedness under the New Credit Facility and the Foreign Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Charles River and those Restricted Subsidiaries thereunder) then classified as having been incurred in reliance upon this clause (1) that remains outstanding under the New Credit Facility and the Foreign Credit Facilities after giving effect to that incurrence does not exceed an amount equal to $215.0 million;

          (2) the incurrence by Charles River and its Restricted Subsidiaries of Existing Indebtedness;

          (3) the incurrence by Charles River of Indebtedness represented by the notes and the indenture and any guarantees thereof by its Restricted Subsidiaries as specified in "Note Guarantees";

          (4) the incurrence by Charles River or any of its Restricted Subsidiaries of Indebtedness represented by Capital Expenditure Indebtedness, Capital Lease Obligations or other obligations, in each case, the proceeds of which are used solely for the purpose of financing all or any part of the purchase price or cost

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          of construction or improvement of property, plant or equipment
          (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the fair market value of the property, plant or equipment so acquired) used in the business of Charles River or that Restricted Subsidiary, in an aggregate principal amount (or accreted value, as applicable) not to exceed $20.0 million outstanding after giving effect to that incurrence;

          (5) Indebtedness arising from agreements of Charles River or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing that acquisition; provided that:

               (a) that Indebtedness is not reflected on the balance sheet of Charles River or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on that balance sheet for purposes of this clause (a)); and

               (b) the maximum assumable liability in respect of that Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of those non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by Charles River and/or that Restricted Subsidiary in connection with that disposition;

          (6) the incurrence by Charles River or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred;

          (7) the incurrence by Charles River or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Charles River and/or any of its Restricted Subsidiaries; provided that:

               (a) if Charles River is the obligor on that Indebtedness, that Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

               (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Charles River or a Restricted Subsidiary thereof and
               (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Charles River or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of that Indebtedness by Charles River or that Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

          (8) the incurrence by Charles River or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging;

               (a) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this indenture to be outstanding; and

               (b) exchange rate risk with respect to agreements or Indebtedness of that Person payable denominated in a currency other than United States dollars;

provided that those agreements do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or because of fees, indemnities and compensation payable thereunder;

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          (9) the guarantee by Charles River or any of its Restricted
          Subsidiaries of Indebtedness of Charles River or a Restricted Subsidiary of Charles River that was permitted to be incurred by another provision of this covenant;

          (10) obligations in respect of performance and surety bonds and completion guarantees (including related letters of credit) provided by Charles River or any Restricted Subsidiary in the ordinary course of business; and

          (11) the incurrence by Charles River or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) outstanding after giving effect to that incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred under this clause (11), not to exceed $30.0 million.

     For purposes of determining compliance with this covenant:


     o in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above or is entitled to be incurred under the first paragraph of this covenant, Charles River shall, in its sole discretion, classify that item of Indebtedness in any manner that complies with this covenant and that item of Indebtedness will be treated as having been incurred under only one of those clauses or under the first paragraph hereof;

     o Charles River may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof; provided that Charles River would be permitted to incur that item of Indebtedness (or that portion thereof) under that other clause or the first paragraph hereof, as the case may be, at the time of reclassification; and

     o accrual of interest, accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.


     All Indebtedness under the New Credit Facility and the Foreign Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." As a result, Charles River will be permitted to incur significant additional secured indebtedness under clause (1) of the definition of "Permitted Indebtedness." See "Risk Factors."

   Liens


     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, other than a Permitted Lien, that secures obligations under any Pari Passu Indebtedness or subordinated Indebtedness of Charles River on any asset or property now owned or hereafter acquired by Charles River or any of its Restricted Subsidiaries, or any income or profits therefrom or assign or convey any right to receive income therefrom, unless the notes are equally and ratably secured with the obligations so secured until such time as those obligations are no longer secured by a Lien; provided that, in any case involving a Lien securing subordinated Indebtedness of Charles River, that Lien is subordinated to the Lien securing the notes to the same extent that subordinated Indebtedness is subordinated to the notes.


   Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries


     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:


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          (1)  (a) pay dividends or make any other distributions to Charles
          River or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits; or

               (b) pay any Indebtedness owed to Charles River or any of its Restricted Subsidiaries;

          (2) make loans or advances to Charles River or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Charles River or any of its Restricted Subsidiaries.

     However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or because of:

          (1)  Existing Indebtedness as in effect on the date of the indenture;

          (2) the New Credit Facility as in effect as of the date of the indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

          (3)  the indenture and the notes;

          (4)  applicable law and any applicable rule, regulation or order;

          (5) any agreement or instrument of a Person acquired by Charles River or any of its Restricted Subsidiaries as in effect at the time of that acquisition (except to the extent created in contemplation of that acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, that Indebtedness was permitted by the terms of the indenture to be incurred;

          (6) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

          (7) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (5) above on the property so acquired;

          (8) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary under an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of that Subsidiary;

          (9) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing that Permitted Refinancing Indebtedness are, in the good faith judgment of Charles River's board of directors, not materially less favorable, taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced;

          (10) secured Indebtedness otherwise permitted to be incurred as specified in the covenants described under "--Incurrence of Indebtedness and Issuance of Preferred Stock" and "--Liens" that limit the right of the debtor to dispose of the assets securing that Indebtedness;

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (12) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date as specified in the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock;"

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          (13) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;
          and

          (14) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of Charles River, are necessary or advisable to effect that Receivables Facility.

   Merger, Consolidation, or Sale of Assets


     The indenture provides that Charles River may not consolidate or merge with or into (whether or not Charles River is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:


          (1) Charles River is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Charles River) or to which that sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Charles River) or the Person to which that sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Charles River under the registration rights agreement, the notes and the indenture under a supplemental indenture in a form reasonably satisfactory to the trustee;

          (3) immediately after that transaction no Default or Event of Default exists; and

          (4) Charles River or the Person formed by or surviving any such consolidation or merger (if other than Charles River), or to which that sale, assignment, transfer, conveyance or other disposition shall have been made

               (a) will, at the time of such transaction and after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or

               (b) would, together with its Restricted Subsidiaries, have a higher Fixed Charge Coverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of Charles River and its Restricted Subsidiaries immediately prior to that transaction.

     The foregoing clause (4) will not prohibit:

               (a) a merger between Charles River and a Wholly Owned Subsidiary of Parent created for the purpose of holding the Capital Stock of Charles River;

               (b) a merger between Charles River and a Wholly Owned Restricted Subsidiary; or

               (c) a merger between Charles River and an Affiliate incorporated solely for the purpose of reincorporating Charles River in another State of the United State so long as, in each case, the amount of Indebtedness of Charles River and its Restricted Subsidiaries is not increased thereby.


     The indenture provides that Charles River will not lease all or substantially all of its assets to any Person.


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   Transactions with Affiliates


     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Charles River (each of the foregoing, an "Affiliate Transaction"), unless:


          (1) that Affiliate Transaction is on terms that are no less favorable to Charles River or that Restricted Subsidiary than those that would have been obtained in a comparable transaction by Charles River or that Restricted Subsidiary with an unrelated Person; and

          (2) Charles River delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, either:

               (a) a resolution of the board of directors set forth in an Officers' Certificate certifying that the relevant Affiliate Transaction complies with clause (1) above and that the Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors; or

               (b) an opinion as to the fairness to the holders of that Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

          (1) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Charles River or any of its Restricted Subsidiaries in the ordinary course of business (including ordinary course loans to employees not to exceed (a) $5.0 million outstanding in the aggregate at any time and (b) $2.0 million to any one employee) and consistent with the past practice of Charles River or that Restricted Subsidiary;

          (2) transactions between or among Charles River and/or its Restricted Subsidiaries;

          (3) payments of customary fees by Charles River or any of its Restricted Subsidiaries to the DLJ Merchant Banking funds and their Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the board of directors in good faith;

          (4) any agreement as in effect on the date of the indenture or any amendment thereto (so long as that amendment is not disadvantageous to the holders of the notes in any material respect) or any transaction contemplated thereby;


          (5) payments and transactions in connection with the Transaction, including any purchase price adjustment or any other payments made under the Transaction Agreements or the financial advisory agreements with DLJ Securities Corporation described under "Relationships and Transactions with Related Parties," and the Transaction Financing, the New Credit Facility (including commitment, syndication and arrangement fees payable thereunder) and the Offering (including underwriting discounts and commissions in connection therewith) and the application of the proceeds thereof, and the payment of the fees and expenses with respect thereto;


          (6) Restricted Payments that are permitted by the provisions of the indenture described under the caption "--Restricted Payments" and any Permitted Investments; and

          (7) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

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   Sale and Leaseback Transactions


     The indenture provides that Charles River will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Charles River or any Restricted Subsidiary may enter into a sale and leaseback transaction if:


          (1) Charles River or that Restricted Subsidiary, as the case may be, could have:

               (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to that sale and leaseback transaction under the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

               (b) incurred a Lien to secure that Indebtedness under the covenant described under the caption "--Liens;"

          (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the board of directors and set forth in an Officers' Certificate delivered to the trustee) of the property that is the subject of that sale and leaseback transaction; and

          (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Charles River applies the proceeds of that transaction in compliance with, the covenant described under the caption "Repurchase at the Option of Holders--Asset Sales."

   No Senior Subordinated Indebtedness


     The indenture provides that

     o Charles River will not Incur any Indebtedness that is subordinated or junior in right of payment to any Senior Indebtedness and senior in right of payment to the notes, and

     o no Guarantor will Incur any Indebtedness that is subordinate or junior in right of payment to any Senior Indebtedness and senior in right of payment to that Guarantor's guarantee (the "Guarantee").


   Note Guarantees


     The Indenture provides that, if any Wholly-Owned Restricted Subsidiary of Charles River that is a Domestic Subsidiary guarantees any Indebtedness under the New Credit Facility, then such Restricted Subsidiary shall become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the Indenture.


   Reports


     The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Charles River will furnish to the holders of notes:


          (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Charles River were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Charles River's certified independent accountants; and

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          (2) all current reports that would be required to be filed with the
          SEC on Form 8-K if Charles River were required to file those reports, in each case, within the time periods specified in the SEC's rules and regulations.


     In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the rules and regulations of the SEC, Charles River has agreed to and have filed a copy of all information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make that information available to securities analysts and prospective investors upon request.


     In addition, Charles River has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered under Rule 144A(d)(4) of the Securities Act.

Events of Default and Remedies


     The indenture provides that each of the following constitutes an Event of
Default:

          (1) default for 30 days in the payment when due of interest on the notes (whether or not prohibited by the subordination provisions of the indenture);


          (2) default in payment when due of the principal of or premium, if any, on the notes (whether or not prohibited by the subordination provisions of the indenture);

          (3) failure by Charles River or any of its Restricted Subsidiaries for 30 days after receipt of notice from the trustee or holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the captions "Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "Merger, Consolidation or Sale of Assets;"

          (4) failure by Charles River for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of its other agreements in the indenture or the notes;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Charles River or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Charles River or any of its Restricted Subsidiaries), whether that Indebtedness or guarantee now exists, or is created after the date of the indenture, which default:

               (a) is caused by a failure to pay Indebtedness at its stated final maturity (after giving effect to any applicable grace period provided in that Indebtedness) (a "Payment Default"); or

               (b) results in the acceleration of that Indebtedness prior to its stated final maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

          (6) failure by Charles River or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million (net of any amounts with respect to which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days;

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          (7) except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting of behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee; and

          (8) some events of bankruptcy or insolvency with respect to Charles River or any of its Restricted Subsidiaries that is a Significant Subsidiary.

     If any Event of Default (other than an Event of Default specified in clause (8) above with respect to events of bankruptcy or insolvency with respect to Charles River or any Restricted Subsidiary that is a Significant Subsidiary) occurs and is continuing, the holders of at least 25% in principal amount of the then outstanding notes may direct the trustee to declare all the notes to be due and payable immediately. However, so long as any Indebtedness permitted to be incurred under the New Credit Facility shall be outstanding, that acceleration shall not be effective until the earlier of:

          (1) an acceleration of any such Indebtedness under the New Credit Facility; or

          (2) five business days after receipt by Charles River and the administrative agent under the New Credit Facility of written notice of that acceleration.

Except as stated in the prior sentence, upon any such declaration, the notes shall become due and payable immediately.

     Notwithstanding the foregoing, in the case of an Event of Default specified in clause (8) above with respect to events of bankruptcy or insolvency with respect to Charles River or any Restricted Subsidiary that is a Significant Subsidiary, all outstanding notes will become due and payable without further action or notice. Holders of the notes may not enforce the indenture or the notes except as provided in the indenture.


     The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may on behalf of all of the holders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived, provided that, in the event of a declaration of acceleration of the notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (5) above, the declaration of acceleration of the notes shall be automatically annulled if the holders of any Indebtedness described in that clause (5) have rescinded the declaration of acceleration in respect of that Indebtedness within 30 days of the date of that declaration and if:


          (1) the annulment of the acceleration of the notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

          (2) all existing Events of Default, except non-payment of principal or interest on the notes that became due solely because of the acceleration of the notes, have been cured or waived.

     Subject to some limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

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     Charles River is required to deliver to the trustee annually a statement regarding compliance with the indenture, and Charles River is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying that Default or Event of Default.

No Personal Liability of Member, Directors, Officers, Employees and Stockholders

     No member, director, officer, employee, incorporator or stockholder of Charles River, as such, shall have any liability for any obligations of Charles River under the notes or the indenture or for any claim based on, in respect of, or because of, those obligations or their creation. Each holder of notes by accepting a note waives and releases all that liability. The waiver and release are part of the consideration for issuance of the notes. That waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     Charles River may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and the indenture ("Legal Defeasance") except for:


          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on those notes when those payments are due from the trust referred to below;


          (2) Charles River's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Charles River's obligations in connection therewith; and

          (4)  the Legal Defeasance provisions of the indenture.


     In addition, Charles River may, at its option and at any time, elect to have its obligations released with respect to some covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, some events (not including non-payment with respect to the notes, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.


     In order to exercise either Legal Defeasance or Covenant Defeasance,


          (1) Charles River must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in United States dollars, non-callable Government Securities, or a combination thereof, in those amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Charles River must specify whether the notes are being defeased to maturity or to a particular redemption date;


          (2) in the case of Legal Defeasance, Charles River shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

               (a) Charles River has received from, or there has been published by, the Internal Revenue Service a ruling; or

               (b) since the date of the indenture, there has been a change in the applicable federal income tax law,

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in either case to the effect that, and based thereon that opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Charles River shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

          (4) no Default or Event of Default shall have occurred and be continuing on the date of that deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to that deposit) or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

          (5) that Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Charles River or any of its Subsidiaries is a party or by which Charles River or any of its Subsidiaries is bound;

          (6) Charles River must have delivered to the trustee an opinion of counsel to the effect that, subject to customary assumptions and exclusions, after the 123rd day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision or any other applicable federal or New York bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (7) Charles River must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Charles River with the intent of preferring the holders of notes over the other creditors of Charles River with the intent of defeating, hindering, delaying or defrauding creditors of Charles River or others; and

          (8) Charles River must deliver to the trustee an Officers' Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the indenture. The Registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Charles River may require a holder to pay any taxes and fees required by law or permitted by the indenture. Charles River is not required to transfer or exchange any note selected for redemption. Also, Charles River is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided below, the indenture and the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding, and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes. Consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes shall be included for those purposes.

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     Without the consent of each holder affected, an amendment or waiver may not, with respect to any notes held by a non-consenting holder:

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than the provisions described under the caption "-Repurchase at the Option of Holders");

          (3) reduce the rate of or extend the time for payment of interest on any note;


          (4) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from that acceleration);


          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults;

          (7) waive a redemption payment with respect to any note (other than the provisions described under the caption "--Repurchase at the Option of Holders");

          (8) release any Guarantor from its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9)  make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing,


          (1) any amendment to or waiver of the covenant described under the caption "--Repurchase at the Option of Holders--Change of Control;" and

          (2) any amendment to Article 10 of the indenture (which relates to subordination)


will require the consent of the holders of at least two-thirds in aggregate principal amount of the notes then outstanding if that amendment would materially adversely affect the rights of holders of notes.

Notwithstanding the foregoing, without the consent of any holder of notes, Charles River, any Guarantor and the trustee may amend or supplement the indenture, any Guarantee or the notes:

          (1)  to cure any ambiguity, defect or inconsistency,

          (2) to provide for uncertificated notes in addition to or in place of certificated notes,

          (3) to provide for the assumption of Charles River's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the assets of Charles River or to provide for the assumption of any Guarantor's obligations under its Guarantee in the case of a merger or consolidation of the Guarantor,

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not materially adversely affect the legal rights under the indenture of any such holder,

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          (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act or

          (6)  to provide for guarantees of the notes.

Concerning the Trustee

     The indenture contains some limitations on the rights of the trustee, should it become a creditor of Charles River, to obtain payment of claims in particular cases, or to realize on particular property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate that conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to some exceptions. The indenture provides that in case an Event of Default shall occur (which shall not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless that holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.


Book-Entry, Delivery and Form

     The certificates representing the notes were issued in fully registered form, without coupons. Except as described below, the notes were deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. as DTC's nominee, in the form of a global note (the "global registered note").

     The Global Registered Note. Charles River expects that under procedures established by DTC (a) upon deposit of the global registered note, DTC or its custodian credited on its internal system interests in the global registered note to the accounts of persons who have accounts with DTC ("Participants") and
(b) ownership of the global registered note is shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Participants, and the records of Participants with respect to interests of persons other than Participants. Ownership of beneficial interests in the global registered note is limited to Participants or persons who hold interests through Participants.

     So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee will be considered the sole owner or holder of the notes represented by the global registered note for all purposes under the indenture. No beneficial owner of an interest in the global registered note will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.


     Payments of the principal of, or premium and interest on, the global registered note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Charles River, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global registered note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

     We expect that DTC or its nominee, upon receipt of any payment of the principal of, or premium and interest on, the global registered note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global registered note as shown on the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the global registered note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

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     Transfers between Participants in DTC will be effected in accordance with
DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states which require physical delivery of the notes or to pledge such securities, such holder must transfer its interest in the global registered note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more Participants to whose account at DTC interests in the global registered note are credited and only in respect of such portion of the aggregate principal amount of notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the global registered note for certificated notes, which it will distribute to its Participants.


     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of
Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global registered notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Charles River nor the trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Notes. Interests in the global registered note will be exchangeable or transferable, as the case may be, for certificated notes if


          (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the global registered note and we fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

          (2) We, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in certificated form; or

          (3) there shall have occurred and be continuing to occur a Default or an Event of Default with respect to the notes.


     In addition, beneficial interests in the global registered note may be exchanged for certificated notes upon request but only upon at least 20 days' prior written notice given to the trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated notes delivered in exchange for the global registered note or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary, in accordance with its customary procedures.

Same Day Settlement And Payment


     The indenture requires that payments in respect of the notes represented by the global registered note, including principal, premium, if any, and interest be made by wire transfer of immediately available next day funds to the accounts specified by the holder. With respect to certificated notes, Charles River will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by


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the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Charles River expects that secondary trading in certificated notes will also be settled in immediately available funds.


Certain Definitions

     Set forth below are some defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all those terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means an Unrestricted Subsidiary of Charles River to which Charles River or any of its Restricted Subsidiaries sells any of its accounts receivable under a Receivables Facility.

     "Acquired Indebtedness" means, with respect to any specified Person,

          (1) Indebtedness of any other Person existing at the time that other Person is merged with or into or became a Subsidiary of that specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, that other Person merging with or into or becoming a Subsidiary of that specified Person; and

          (2) Indebtedness secured by a Lien encumbering an asset acquired by that specified Person at the time that asset is acquired by that specified Person.

     "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, that specified Person. For purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means:

          (1) the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Charles River and its Subsidiaries taken as a whole will be governed by the provisions of the indenture described under the caption "--Change of Control" and/or the provisions described under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance, sale or transfer by Charles River or any of its Restricted Subsidiaries of Equity Interests of any of Charles River's Restricted Subsidiaries,

in the case of either clause (1) or (2), whether in a single transaction or a series of related transactions,

               (a)  that have a fair market value in excess of $5.0 million; or

               (b)  for net proceeds in excess of $5.0 million.

Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales:

          (1)  dispositions in the ordinary course of business;

          (2) a disposition of assets by Charles River to a Restricted Subsidiary or by a Restricted Subsidiary to Charles River or to another Restricted Subsidiary;

          (3) a disposition of Equity Interests by a Restricted Subsidiary to Charles River or to another Restricted Subsidiary;

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          (4) the sale and leaseback of any assets within 90 days of the acquisition thereof;

          (5)  foreclosures on assets;

          (6) any exchange of like property under Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

          (7) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

          (8) a Permitted Investment or a Restricted Payment that is permitted by the covenant described under the caption "--Restricted Payments"; and

          (9) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

     "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in that transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in that sale and leaseback transaction, including any period for which that lease has been extended or may, at the option of the lessor, be extended.

     "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction or any property or assets acquired or constructed by that Person which have a useful life or more than one year so long as:

          (1) the purchase or construction price for that property or assets is included in "addition to property, plant or equipment" in accordance with GAAP;

          (2) the acquisition or construction of that property or assets is not part of any acquisition of a Person or line of business; and

          (3) that Indebtedness is incurred within 90 days of the acquisition or completion of construction of that property or assets.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (1)  in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means;

          (1)  Government Securities;

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          (2) any certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or demand deposit or time deposit of, an Eligible Institution or any lender under the New Credit Facility;

          (3) commercial paper maturing not more than 365 days after the date of acquisition of an issuer (other than an Affiliate of Charles River) with a rating, at the time as of which any investment therein is made, of "A-3" (or higher) according to S&P or "P-2" (or higher) according to Moody's or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments;

          (4) any bankers acceptances of money market deposit accounts issued by an Eligible Institution;

          (5) any fund investing exclusively in investments of the types described in clauses (1) through (4) above; and

          (6) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (5) above, including without limitation any deposit with a bank that is a lender to any Restricted Subsidiary.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of that Person and its Restricted Subsidiaries for that period plus, to the extent deducted in computing Consolidated Net Income,

          (1) provision for taxes based on income or profits of that Person and its Restricted Subsidiaries for that period;

          (2)  Fixed Charges of that Person for that period;

          (3) depreciation, amortization (including amortization of goodwill and other intangibles) and all other non-cash charges, but excluding any other non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period, of that Person and its Restricted Subsidiaries for that period;

          (4)  net periodic post-retirement benefits;

          (5) other income or expense net as set forth on the face of that Person's statement of operations;


          (6) expenses and charges of Charles River related to the Transactions, including any purchase price adjustment or any other payments made under or as contemplated in the Transaction Agreements or the financial advisory agreements with DLJ Securities Corporation described under "Relationships and Transactions with Related Parties," and Transaction Financing, the New Credit Facility and the application of the proceeds thereof; and


          (7) any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, financing and refinancing fees and costs incurred in connection with the Transactions and Transaction Financing, in each case, on a consolidated basis and determined in accordance with GAAP.

     Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Fixed Charges of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent and in the same proportion that Net Income of that Restricted Subsidiary was included in calculating the Consolidated Net Income of that Person.

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

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication,

          (1) the interest expense of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP, including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Indebtedness, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, under Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense; and

          (2) the consolidated capitalized interest of that Person and its Restricted Subsidiaries for that period, whether paid or accrued; provided, however, that Receivables Fees shall be deemed not to constitute Consolidated Interest Expense.

     "Consolidated Net Debt" means, with respect to any Person as of any date of determination, the aggregate principal amount of Indebtedness for borrowed money of such Person and its Restricted Subsidiaries as of such date, less the aggregate amount of cash and Cash Equivalents of such Person and its Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP.

     Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent and in the same proportion that the net income of that Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of that Person and its Restricted Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP; provided that

          (1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof;

          (2) the Net Income (or loss) of any Restricted Subsidiary other than a Subsidiary organized or having its principal place of business outside the United States shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income (or loss) is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary;

          (3) the Net Income (or loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of that acquisition shall be excluded; and

          (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Designated Noncash Consideration" means the fair market value of non-cash consideration received by Charles River or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration in an Officers' Certificate, setting forth the basis of that valuation, executed by the principal executive officer and the principal financial officer of Charles River, less the amount of cash or Cash Equivalents received in connection with a sale of that Designated Noncash Consideration.

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     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, under a sinking fund obligation or otherwise, is exchangeable for Indebtedness (except to the extent exchangeable at the option of that Person subject to the terms of any debt instrument to which that Person is a party) or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Charles River to repurchase that Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of that Capital Stock provide that Charles
River may not repurchase or redeem any such Capital Stock under those provisions unless that repurchase or redemption complies with the covenant described under the caption "--Certain Covenants--Restricted Payments," and provided further that, if that Capital Stock is issued to any plan for the benefit of employees of Charles River or its Subsidiaries or by any such plan to those employees, that Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Charles River in order to satisfy applicable statutory or regulatory obligations.

     "DLJ Merchant Banking Funds" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

     "Domestic Subsidiary" means a Subsidiary that is organized under the laws of the United States or any State, district or territory thereof.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus not less than $100.0 million or its equivalent in foreign currency, whose short-term debt is rated "A-3" or higher according to Standard & Poor's Ratings Group ("S&P") or "P-2" or higher according to Moody's Investor Services, Inc. ("Moody's") or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of Charles River and its Restricted Subsidiaries (other than Indebtedness under the New Credit Facility) in existence on the date of the indenture, until those amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of,

          (1) the Consolidated Interest Expense of that Person for that period; and

          (2) all dividend payments on any series of preferred stock of that Person (other than dividends payable solely in Equity Interests that are not Disqualified Stock),

in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of that Person for that period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date (as defined)) to the Fixed Charges of that Person for that period (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the Calculation Date).

     In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to that incurrence, assumption,

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guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of making the computation referred to above, the Recapitalization and acquisitions that have been made by Charles River or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period or subsequent to that reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Charles River (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

     "Foreign Credit Facilities" means any Indebtedness of a Restricted Subsidiary organized or having its principal place of business outside the United States. Indebtedness under the Foreign Credit Facilities outstanding on the date on which the notes are first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantor" means any Subsidiary that executes a Note Guarantee in accordance with the provisions of the indenture.

     "Hedging Obligations" means, with respect to any Person, the obligations of that Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect that Person against fluctuations in interest rates.


     "Indebtedness" means, with respect to any Person, any indebtedness of that Person in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense, trade payable or customer contract advances, if and to the extent any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of that Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of that Person (whether or not that Indebtedness is assumed by that Person) and, to the extent not otherwise included, the guarantee by that Person of any Indebtedness of any other Person, provided that Indebtedness shall not include the pledge by Charles River of the Capital Stock of an Unrestricted Subsidiary of Charles River to secure Non-Recourse Debt of that Unrestricted Subsidiary.


     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

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          (2) the principal amount thereof (together with any interest thereon that is more than 30 days past due), in the case of any other Indebtedness provided that the principal amount of any Indebtedness that is denominated in any currency other than United States dollars shall be the amount thereof, as determined under the foregoing provision, converted into United States dollars at the Spot Rate in effect on the date that Indebtedness was incurred or, if that indebtedness was incurred prior to the date of the indenture, the Spot Rate in effect on the date of the indenture.

     "Investments" means, with respect to any Person, all investments by that Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees by the referent Person of, and Liens on any assets of the referent Person securing, Indebtedness or other obligations of other Persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, provided that an investment by Charles River for consideration consisting of common equity securities of Charles River shall not be deemed to be an Investment other than for purposes of clause (3) of the definition of "Qualified Proceeds."

     If Charles River or any Restricted Subsidiary of Charles River sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Charles River such that, after giving effect to any such sale or disposition, that Person is no longer a Subsidiary of Charles River, Charles River shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of that Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described under the caption "--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of that asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Management Loans" means one or more loans by Charles River or Parent to officers and/or directors of Charles River and any of its Restricted Subsidiaries to finance the purchase by such officers and directors of common stock of Parent or Charles River or membership interests in CRL Acquisition LLC; provided that the aggregate principal amount of all such Management Loans outstanding at any time shall not exceed $1.5 million.

     "Net Income" means, with respect to any Person, the net income (loss) of that Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (or loss), together with any related provision for taxes on that gain (or loss), realized in connection with:

               (a) any Asset Sale, including, without limitation, dispositions under sale and leaseback transactions; or

               (b) the extinguishment of any Indebtedness of that Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary or nonrecurring gain (or loss), together with any related provision for taxes on that extraordinary or nonrecurring gain (or loss).

     "Net Proceeds" means the aggregate cash proceeds received by Charles River or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of, without duplication,

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          (1) the direct costs relating to that Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees and appraiser fees and cost of preparation of assets for sale, and any relocation expenses incurred as a result thereof;

          (2) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements);

          (3) amounts required to be applied to the repayment of Indebtedness (other than revolving credit Indebtedness incurred under the New Credit Facility) secured by a Lien on the asset or assets that were the subject of that Asset Sale; and

          (4) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets until such time as that reserve is reversed or that escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to Charles River or its Restricted Subsidiaries from that escrow arrangement, as the case may be.

     "New Credit Facility" means that Credit Agreement, dated as of September 29, 1999 among Charles River, some subsidiaries of Charles River from time to time party thereto as guarantors, various financial institutions party thereto, and DLJ Capital Funding, Inc., as syndication agent and administrative agent, including any related notes, guarantees, letters of credit collateral documents, rate protection or hedging arrangement, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

          (1) extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

          (2)  adding or deleting borrowers or guarantors thereunder;

          (3) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, provided that on the date that Indebtedness is incurred it would not be prohibited by clause (1) of the second paragraph of the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; or

          (4)  otherwise altering the terms and conditions thereof.

     Indebtedness under the New Credit Facility outstanding on the date on which notes are first issued and authenticated under the indenture shall be deemed to have been incurred on that date in reliance on the first paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock."

     "Non-Recourse Debt" means Indebtedness,

          (1) no default with respect to, which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Charles River or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (2) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than the stock of an Unrestricted Subsidiary pledged by Charles River to secure debt of that Unrestricted Subsidiary) or assets of Charles River or any of its Restricted Subsidiaries;

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provided that in no event shall Indebtedness of any Unrestricted Subsidiary fail to be Non-Recourse Debt solely as a result of any default provisions contained in a guarantee thereof by Charles River or any of its Restricted Subsidiaries if Charles River or that Restricted Subsidiary was otherwise permitted to incur that guarantee under the indenture.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Offering" means the offering of the units by Charles River.


     "Parent" means Charles River Laboratories International, Inc. (f/k/a Charles River Laboratories Holdings, Inc.), the corporate parent of Charles River, or its successors.


     "Pari Passu Indebtedness" means Indebtedness of Charles River that ranks pari passu in right of payment to the notes.

     "Permitted Business" means any person engaged, directly or indirectly, in the animal research or biomedical products and services business or any business reasonably related, incidental or ancillary thereto.

     "Permitted Investments" means:

          (1) any Investment in Charles River or in a Restricted Subsidiary of Charles River;

          (2) any Investment in cash or Cash Equivalents;

          (3) any Investment by Charles River or any Restricted Subsidiary of Charles River in a Person, if as a result of that Investment,

               (a) that Person becomes a Restricted Subsidiary of Charles River; or

               (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Charles River or a Wholly Owned Restricted Subsidiary of Charles River;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made under and in compliance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales";

          (5) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of Charles River;

          (6) any Investment in a Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value, taken together with all other Investments made under this clause (6) that are at that time outstanding, not to exceed 15% of Total Assets at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (7) Investments relating to any special purpose Wholly Owned Subsidiary of Charles River organized in connection with a Receivables Facility that, in the good faith determination of the board of directors of Charles River, are necessary or advisable to effect that Receivables Facility;

          (8) the Management Loans or Investments in Parent to fund Management Loans; and

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          (9) Hedging Obligations permitted to be incurred under "--Certain
          Covenants--Incurrence of Indebtedness and Issuance of Preferred
          Stock."

     "Permitted Liens" means:

          (1) Liens on property of a Person existing at the time that Person is merged into or consolidated with Charles River or any Restricted Subsidiary, provided that those Liens were not incurred in contemplation of that merger or consolidation and do not secure any property or assets of Charles River or any Restricted Subsidiary other than the property or assets subject to the Liens prior to that merger or consolidation;

          (2)  Liens existing on the date of the indenture;

          (3) Liens securing Indebtedness consisting of Capitalized Lease Obligations, purchase money Indebtedness, mortgage financings, industrial revenue bonds or other monetary obligations, in each case incurred solely for the purpose of financing all or any part of the purchase price or cost of construction or installation of assets used in the business of Charles River or its Restricted Subsidiaries, or repairs, additions or improvements to those assets, provided that:

               (a) those Liens secure Indebtedness in an amount not in excess of the original purchase price or the original cost of any such assets or repair, additional or improvement thereto (plus an amount equal to the reasonable fees and expenses in connection with the incurrence of that Indebtedness);

               (b) those Liens do not extend to any other assets of Charles River or its Restricted Subsidiaries (and, in the case of repair, addition or improvements to any such assets, that Lien extends only to the assets (and improvements thereto or thereon) repaired, added to or improved);

               (c) the Incurrence of that Indebtedness is permitted by "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

               (d) those Liens attach within 365 days of that purchase, construction, installation, repair, addition or improvement;

          (4) Liens to secure any refinancings, renewals, extensions, modification or replacements (collectively, "refinancing") (or successive refinancings), in whole or in part, of any Indebtedness secured by Liens referred to in the clauses above so long as that Lien does not extend to any other property (other than improvements thereto);

          (5) Liens securing letters of credit entered into in the ordinary course of business and consistent with past business practice;

          (6) Liens on and pledges of the capital stock of any Unrestricted Subsidiary securing Non-Recourse Debt of that Unrestricted Subsidiary;

          (7) Liens securing (a) Indebtedness (including all Obligations) under the New Credit Facility or any Foreign Credit Facility (b) Hedging Obligations payable to a lender under the New Credit Facility or an Affiliate thereof or to a Person that was a lender of Affiliate thereof at the time the contract was entered into to the extent such Hedging Obligations are secured by Liens on assets also securing Indebtedness (including all Obligations) under the New Credit Facility; and

          (8) other Liens securing Indebtedness that is permitted by the terms of the indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed $50.0 million.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Charles River or any of its Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to

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extend, refinance, renew, replace, defease or refund other Indebtedness of
Charles River or any of its Restricted Subsidiaries; provided that:

          (1) the principal amount (or accreted value, if applicable) of that Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

          (2) that Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, that Permitted Refinancing Indebtedness is subordinated in right of payment to, the notes on terms at least as favorable, taken as a whole, to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means the DLJ Merchant Banking Funds.


      "Qualified Proceeds" means any of the following or any combination of the following:


          (1)  cash;

          (2)  Cash Equivalents;

          (3) assets (other than Investments) that are used or useful in a Permitted Business; and

          (4) the Capital Stock of any Person engaged in a Permitted Business if, in connection with the receipt by Charles River or any Restricted Subsidiary of Charles River of that Capital Stock,

               (a) that Person becomes a Restricted Subsidiary of Charles River or any Restricted Subsidiary of Charles River; or

               (b) that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Charles River or any Restricted Subsidiary of Charles River.

     "Ratio of Consolidated Net Debt to Consolidated Cash Flow" means, with respect to any Person as of any date of determination, the ratio of (x) the Consolidated Net Debt of such Person as of such date of determination (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date of determination) to the (y) the Consolidated Cash Flow of such Person for the four full fiscal quarters ending on or immediately preceding such date of determination (exclusive of amounts attributable to discontinued operations, as determined in accordance with GAAP, or operations and businesses disposed of prior to the date of determination).

     In the event that the referent Person or any of its Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Ratio of Consolidated Net Debt to Consolidated Cash Flow is being calculated but prior to the date of determination, then the Ratio of Consolidated Net Debt to Consolidated Cash Flow shall be calculated giving pro forma effect to that incurrence, assumption, guarantee or redemption of Indebtedness, or that issuance or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

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     In addition, for purposes of making the computation referred to above, the
Recapitalization and acquisitions that have been made by Charles River or any of its Subsidiaries, including all mergers or consolidations and any related financing transactions, during the four-quarter reference period shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for that reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in good faith by an officer of Charles River (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC) and without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income.

     "Recapitalization" means the recapitalization of Charles River by the Principals and their Related Parties under the terms of the Recapitalization Agreement.

     "Recapitalization Agreement" means that Recapitalization Agreement dated as of July 25, 1999 among Charles River, B&L, Parent, Charles River Laboratories, Inc., Charles River SPAFAS, Inc., Bausch & Lomb International, Inc., Wilmington Partners, L.P., Bausch & Lomb Canada, Inc., CRL Acquisition LLC and DLJ Merchant Banking Partners II, L.P.

     "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, under which Charles River or any of its Restricted Subsidiaries sells its accounts receivable to an Accounts Receivable Subsidiary.

     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

     "Related Party" means, with respect to any Principal,

          (1) any controlling stockholder or partner of that Principal on the date of the indenture; or

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or
          (2).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Sierra Acquisition" means the acquisition of SBI Holdings, Inc. by Charles River under the terms of the Sierra Acquisition Agreement.

     "Sierra Acquisition Agreement" means Stock Purchase Agreement among Charles River Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated September 3, 1999.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated under the Securities Act, as that Regulation is in effect on the date hereof.

     "Spot Rate" means, for any currency, the spot rate at which that currency is offered for sale against United States dollars as determined by reference to the New York foreign exchange selling rates, as published in The Wall Street Journal on that date of determination for the immediately preceding business day or, if that rate is not available, as determined in any publicly available source of similar market data.

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     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which that payment of interest or principal was scheduled to be paid in the original documentation governing that Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any that interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person,

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)  any partnership or limited liability company,

               (a) the sole general partner or the managing general partner or managing member of which is that Person or a Subsidiary of that Person; or

               (b) the only general partners or managing members of which are that Person or of one or more Subsidiaries of that Person (or any combination thereof).

     "Tax Sharing Agreement" means any tax sharing agreement or arrangement between Charles River and Parent, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid under all such agreements and/or arrangements exceed the amount Charles River would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

     "Total Assets" means the total consolidated assets of Charles River and its Restricted Subsidiaries, as shown on the most recent balance sheet (excluding the footnotes thereto) of Charles River.

     "Transactions" means the Recapitalization and the Sierra Acquisition.

     "Transaction Agreements" means the Recapitalization Agreement and the Sierra Acquisition Agreement.

     "Transaction Financing" means;


          (1) the issuance and sale by Parent of senior discount debentures with warrants and senior subordinated discount note for consideration;


          (2)  the issuance and sale by Charles River of the notes; and

          (3) the execution and delivery by Charles River and some of its subsidiaries of the New Credit Facility and the borrowing of loans, if any, and issuance of letters of credit thereunder to fund the Transactions and any related transactions, including without limitation, the payment of fees and expenses and the refinancing of outstanding indebtedness of Charles River and its subsidiaries;

the proceeds of each of which were used to fund the purchase price for the Recapitalization and related fees and expenses.

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the board of directors as an Unrestricted Subsidiary under a board resolution, but only to the extent that Subsidiary:

          (1)  has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Charles River or any Restricted Subsidiary of Charles River unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Charles River or that Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Charles River;

          (3) is a Person with respect to which neither Charles River nor any of its Restricted Subsidiaries has any direct or indirect obligation,

               (a) to subscribe for additional Equity Interests (other than Investments described in clause (7) of the definition of Permitted Investments); or

               (b) to maintain or preserve that Person's financial condition or to cause that Person to achieve any specified levels, of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Charles River or any of its Restricted Subsidiaries.

     Any such designation by the board of directors shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to that designation and an Officers' Certificate certifying that designation complied with the foregoing conditions and was permitted by the covenant described under the caption entitled "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as a Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of that Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Charles River as of that date (and, if that Indebtedness is not permitted to be incurred as of that date under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Charles River shall be in default of that covenant).

     The board of directors of Charles River may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that the designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Charles River of any outstanding Indebtedness of that Unrestricted Subsidiary and that designation shall only be permitted if:

          (1) that Indebtedness is permitted under the covenant described under the caption entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

          (2) no Default or Event of Default would be in existence following that designation.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying,

               (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof; by

               (b) the number of years (calculated to the nearest one-twelfth) that will elapse between that date and the making of that payment; by

          (2) the then outstanding principal amount of that Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of that Person all the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Restricted Subsidiaries of that Person or by that Person and one or more Wholly Owned Restricted Subsidiaries of that Person.

     "Wholly Owned Subsidiary" of any Person means a Subsidiary of that Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by that Person or by one or more Wholly Owned Subsidiaries of that Person.

                              PLAN OF DISTRIBUTION

     This prospectus is to be used by DLJSC in connection with offers and sales of the notes in market-making transactions effected from time to time. DLJSC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. This prospectus may also be used by DLJ Investment Partners, L.P., DLJ Investment Funding, Inc., and DLJ ESC II L.P. to comply with their prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     DLJ Merchant Banking, an affiliate of DLJSC, and some of its affiliates beneficially own approximately 16,277,391 shares of our parent's common stock. See "Relationships and Transactions with Related Parties."

     DLJSC has informed us that it does not intend to confirm sales of the notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

     DLJSC has made a market in the notes. However, DLJSC is not obligated to do so, and such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity is subject to the limits imposed by the Securities Act and the Exchange Act. See "Risk Factors--No public trading market for the notes exists."

     We and DLJSC have entered into the registration rights agreement with respect to the use by DLJSC of this prospectus. Under such agreement, we agreed to bear all registration expenses incurred under such agreement and agreed to indemnify DLJSC against some liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS


     The validity of the notes offered hereby will be passed upon for Charles River Laboratories, Inc. and Charles River Laboratories International, Inc. by Davis Polk & Wardwell, New York, New York.


                                    EXPERTS

     The consolidated financial statements of Charles River Laboratories International, Inc. as of December 25, 1999 and December 26, 1998 and for each of the three years in the period ended December 25, 1999 included in this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on authority of said firm as experts in auditing and accounting.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the notes. This prospectus does not contain all the information included in the registration statement and the related exhibits and schedules. You will find additional information about us and the notes in the registration statement. The registration statement and the related exhibits and schedules may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You can obtain information on the operation of the public reference facilities by calling 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. Statements made in this prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits or schedules to the registration statement or otherwise filed with the SEC.

       INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA


                                                                                                                Page
                                                                                                                ----
      Introduction to Unaudited Pro Forma Condensed Consolidated Financial Data......................            P-2

      Charles River Laboratories, Inc. and Subsidiaries
      Unaudited Pro Forma as Adjusted Condensed Consolidated Balance Sheet as of June 24, 2000.......            P-4
      Notes to Unaudited Pro Forma as Adjusted Condensed Consolidated Balance Sheet as of
        June 24, 2000................................................................................            P-5
      Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended
        December 25, 1999............................................................................            P-7
      Unaudited Pro Forma as Adjusted Condensed Consolidated Statement of Income for the Year
        Ended December 25, 1999......................................................................            P-8
      Notes to Unaudited Pro Forma and Pro Forma as Adjusted Condensed Consolidated Statement
        of Income for the Year Ended December 25, 1999...............................................            P-9
      Unaudited Pro Forma as Adjusted Condensed Consolidated Statement of Income for the Six
        Months Ended June 24, 2000...................................................................           P-11
      Notes to Unaudited Pro Forma as Adjusted Condensed Consolidated Statement of Income for
        the Six Months Ended June 24, 2000...........................................................           P-12

                      INTRODUCTION TO UNAUDITED PRO FORMA
                     CONDENSED CONSOLIDATED FINANCIAL DATA

     On September 29, 1999, Charles River Laboratories International, Inc. ("CRLI"), our parent, consummated the recapitalization. Prior to the consummation of the recapitalization, Charles River Laboratories, Inc. (the "Company") became a wholly owned subsidiary of CRLI. CRLI has no operations other than those related to the Company. The aggregate consideration for the recapitalization consisted of $400.0 million in cash and a subordinated discount note for $43.0 million issued to the subsidiaries of B&L. Subsidiaries of B&L retained equity with a fair market value of $13.2 million. The $400.0 million cash consideration was raised through the following:

     o $92.4 million cash equity investment by the DLJMB Funds, management and certain other investors;

     o $37.6 million senior discount debentures with warrants to purchase common stock of CRLI issued to the DLJMB Funds and other investors;

     o    $162.0 million senior secured credit facilities; and

     o a portion of the net proceeds of the $150 million unit offering consisting of senior subordinated notes ($147.9 million) and warrants to purchase common stock of CRLI ($2.1 million).

     Upon the consummation of the recapitalization, the DLJMB Funds, management and certain other investors owned 87.5% of CRLI's outstanding capital stock and B&L owned 12.5%. The recapitalization has been accounted for as a leveraged recapitalization, which had no impact on the historical basis of our, or our subsidiaries', assets and liabilities.

     Simultaneously with the recapitalization, we acquired SBI Holdings, Inc. ("Sierra") pursuant to a stock purchase agreement for an initial purchase price of $23.3 million, of which approximately $6.0 million was used to repay Sierra's existing debt, which we funded with available cash and a portion of the net proceeds from the indebtedness described above. In addition, we have agreed to pay (a) up to $2.0 million in contingent consideration if certain financial objectives are reached by December 31, 2000, (b) up to $10.0 million in performance-based bonus payments if certain financial objectives are reached over the next five years, and (c) $3.0 million in retention and non-competition payments contingent upon the continuing employment of certain key scientific and managerial personnel through June 30, 2001. The recapitalization and the Sierra acquisition were consummated concurrently.

     As of February 28, 2000, the Company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, Inc. ("Charles River Japan") from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen, or $12.8 million. One billion yen, or $9.2 million, was paid at closing, and the balance of 400 million yen, or $3.7 million, was deferred pursuant to a three-year balloon promissory note secured by a pledge of the 16% interest. The note bears interest at the long-term prime rate in Japan. Effective with the acquisition of this additional interest, the Company has control of and is consolidating the operations of Charles River Japan, from the effective date of the incremental acquisition.

     During January 2000, the Company sold a product line in its research model business segment. The selling price of $7.0 million approximated the net book value at the time of the sale. Fiscal 1999 sales associated with this product line approximated $2.8 million. In addition, at the time of the sale, the Company had approximately $0.9 million of deferred revenue which related to cash payments received in advance of shipping the research models.

     The following unaudited pro forma as adjusted condensed consolidated financial data of the Company is based upon historical consolidated financial statements of the Company as adjusted to give effect to the impact of the transactions described above and the use of some of the net proceeds of the sale of 16,100,000 shares in CRLI's initial public offering (the "Offering") at the price of $16.00 per share to repay certain outstanding indebtedness of the Company, including a portion of the senior subordinated notes. The unaudited pro forma condensed consolidated balance sheet as of June 24, 2000 gives effect to the Offering, assuming that this had occurred on June 24, 2000. The unaudited pro forma condensed consolidated statement of income for the year ended December 25, 1999, gives effect to the recapitalization, the acquisition of Sierra, the acquisition of the additional 16% of the equity of Charles River Japan, the sale of the product line and the Offering, as if these transactions had occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated statement of income for the six months ended June 24, 2000 gives effect to the acquisition of Charles River Japan and the Offering, as if these transactions had occurred at the beginning of the period presented.

     The pro forma adjustments are based on estimates, available information and assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed consolidated financial data do not purport to represent what the Company's combined results of operations or financial position would actually have been if the above transactions and the offering had occurred on the dates indicated and are not necessarily representative of the Company's combined results of operations for any future period. The unaudited pro forma condensed consolidated balance sheet and condensed consolidated statements of income should be read in conjunction with our consolidated financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this prospectus.

                        CHARLES RIVER LABORATORIES, INC.
      UNAUDITED PRO FORMA AS ADJUSTED CONDENSED CONSOLIDATED BALANCE SHEET
                              As of June 24, 2000
                                 (in thousands)

                                                                   Company          Offering              Pro Forma
                                                                  Historical       Adjustments (a)       As Adjusted
                                                                  ----------       -----------           -----------
Assets
Current assets:
   Cash and cash equivalents..............................        $   18,993                -- (b)       $    18,993
   Trade receivables, net.................................            50,930                --                50,930
   Inventories, net.......................................            32,192                --                32,192
   Deferred tax asset.....................................               632                --                   632
   Due from affiliates....................................                99                --                    99
   Other current assets...................................             5,492                --                 5,492
                                                                  ----------       -----------           -----------
      Total current assets................................           108,338                --               108,338
Property, plant and equipment, net........................           117,741                --               117,741
Goodwill and other intangibles, net.......................            41,658                --                41,658
Investments in affiliates.................................             2,166                --                 2,166
Deferred tax assets.......................................           101,130             4,561 (c)           105,691
Deferred financing costs..................................            13,747            (5,255)(d)             8,492
Other assets..............................................            13,467                --                13,467
                                                                  ----------       -----------           -----------
      Total assets........................................        $  398,247       $      (694)          $   397,553
                                                                  ==========       ===========           ===========
Liabilities and Shareholders' Equity
Current liabilities:
   Current portion of long-term debt......................        $    6,442            (5,000)(e)       $     1,442
   Current portion of capital lease obligations...........               211                --                   211
   Accounts payable.......................................             8,693                --                 8,693
   Accrued compensation...................................            13,540                --                13,540
   Deferred income........................................             5,808                --                 5,808
   Accrued interest.......................................             8,363                --                 8,363
   Accrued liabilities....................................            20,443                --                20,443
   Accrued income taxes...................................             6,124                --                 6,124
                                                                  ----------       -----------           -----------
   Total current liabilities..............................            69,624            (5,000)               64,624
Long-term debt............................................           311,102          (109,811)(f)           201,291
Deferred tax liability....................................             6,964                --                 6,964
Capital lease obligations.................................               621                --                   621
Accrued ESLIRP............................................             8,638                --                 8,638
Other long-term liabilities...............................             3,852                --                 3,852
                                                                  ----------       -----------           -----------
   Total liabilities......................................           400,801          (114,811)              285,990
                                                                  ----------       -----------           -----------
Commitments and contingencies
Minority interests........................................            14,471                --                14,471
Shareholders' equity
   Common stock...........................................                 1                --                     1
   Capital in excess of par value.........................           114,933           122,588 (g)           237,521
   Accumulated deficit....................................          (119,436)           (8,471)(h)          (127,907)
   Loans to officers......................................              (920)               --                  (920)
   Accumulated other comprehensive loss...................           (11,603)                                (11,603)
                                                                  ----------       -----------           -----------
   Total shareholders' equity.............................           (17,025)          114,117                97,092
                                                                  ----------       -----------           -----------
   Total liabilities and shareholders' equity.............        $  398,247       $      (694)          $   397,553
                                                                  ==========       ===========           ===========

                        CHARLES RIVER LABORATORIES, INC.
                    NOTES TO UNAUDITED PRO FORMA AS ADJUSTED
                      CONDENSED CONSOLIDATED BALANCE SHEET
                              As of June 24, 2000

     (a) The as adjusted condensed consolidated balance sheet as of June 24, 2000 gives effect to the impact on the Company of the sale of 16,100,000 shares in CRLI's Offering at the initial public offering price of $16 per share. Some of the net proceeds after transaction costs of $236,068 were used to repay indebtedness of the Company of $114,811.

     (b) The sources and uses of cash from the Offering as they impact the Company are as follows:

          Sources of funds:
          Capital contribution from CRLI........................    $   122,588
          Uses of funds:
          Redemption of senior subordinated notes...............        (52,500)
          Premium on redemption of principal amount of notes....         (7,088)
          Repayment of term loan A..............................        (14,500)
          Repayment of term loan B..............................        (43,500)
          Repayment of amount outstanding on revolving credit
             facility...........................................         (5,000)
                                                                    -----------
               Net adjustments to cash..........................    $        --

     (c)  The adjustment represents the income tax benefit related to:

          (i) the estimated premium related to the senior subordinated notes to be redeemed ($7,088).

          (ii) the write-off of the discount associated with the portion of the senior subordinated notes redeemed ($689).

          (iii)the $5,255 write off of deferred financing costs related to the senior subordinated notes to be redeemed, the repayment of the amount outstanding on the revolving credit facility, the repayment of the senior discount debentures, and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering.

          The income tax benefit of $4,561 was computed at a 35.0% effective income tax rate.

     (d) Reflects the write off of deferred financing costs of $5,255 related to the senior subordinated notes to be redeemed, the repayment of the senior discount debentures and the amount outstanding on the revolving credit facility, and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering.

     (e) Reflects the repayment of the $5,000 outstanding on the revolving credit facility at June 24, 2000.

     (f) The adjustment represents the Company's indebtedness, recorded as long term debt in the June 24, 2000 condensed consolidated financial statements, to be repaid from the proceeds of CRLI's Offering:

          (i)  senior subordinated notes ($51,811)

          (ii) term loan A ($14,500)

          (iii)term loan B ($43,500)

     (g) Represents the capital contribution made by CRLI to repay indebtedness of the Company.

     (h) The adjustment represents the extraordinary loss computed as of March 25, 2000 resulting from:

          (i) the premium related to the senior subordinated notes to be redeemed ($7,088);

          (ii) the $5,255 write off of deferred financing costs related to the senior subordinated notes to be redeemed, the amount outstanding on the revolving credit facility, and the portion of the term loan A and term loan B to be repaid from the proceeds of the offering;

          (iii)the write off of the discount related to the redeemed senior subordinated notes ($689).

          These items are recorded net of the associated tax benefit of $4,561.

                        CHARLES RIVER LABORATORIES, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 25, 1999
                             (dollars in thousands)

                                                                                                                   Charles
                                                                             Pro Forma                          River Japan,
                                    Company     Recapitalization              for the             Sierra         Historical
                                  Historical       Adjustments            Recapitalization    Historical (c)         (d)
                                  ----------    ----------------          ----------------    --------------    ------------
Net sales related to products..     $180,269                  --                  $180,269                --         $41,063
Net sales related to services..       39,007                                        39,007            16,034              --
                                  ----------    ----------------          ----------------    --------------    ------------
Total net sales................      219,276                  --                   219,276            16,034          41,063
Cost of products sold..........      108,928                  --                   108,928                --          25,268
Cost of services provided......       25,664                  --                    25,664             9,589              --
Selling, general and
 administrative expenses.......       39,765                  --                    39,765             5,364           8,412
Amortization of goodwill and
 other intangibles.............        1,956                  --                     1,956               192              --
Restructuring charges..........           --                  --                        --                --              --
                                  ----------    ----------------          ----------------    --------------    ------------
Operating income...............       42,963                  --                    42,963               889           7,383
Interest income................          536                  --                       536                --              --
Other income (expense).........           89                  --                        89                              (865)
Interest expense...............       (9,943)            (27,854)   (a)            (37,797)             (321)            (95)
(Loss)/gain from foreign
 currency, net.................         (136)                 --                      (136)               --              --
                                  ----------    ----------------          ----------------    --------------    ------------
Income before income taxes and
 minority interests............       33,509             (27,854)                    5,655               568           6,423
Provision for income taxes.....       16,214             (11,142)   (b)              5,072               233           2,537
                                  ----------    ----------------          ----------------    --------------    ------------
Income before minority
 interests.....................       17,295             (16,712)                      583               335           3,886
Minority interests.............          (22)                 --                       (22)               --              --
Earnings from unconsolidated
 subsidiaries..................        2,044                  --                     2,044                --              --
                                  ----------    ----------------          ----------------    --------------    ------------
Net income.....................      $19,317            $(16,712)                   $2,605              $335          $3,886
                                  ==========    ================          ================    ==============    ============

                                                        Sale of
                                 Acquisition            Product                     Pro
                                 Adjustments            Line (k)                   Forma
                                 -----------            --------                 ---------

Net sales related to products..        $(986)   (e)      $(2,830)                 $217,516
Net sales related to services..           --                  --                    55,041
                                 -----------            --------                 ---------
Total net sales................         (986)             (2,830)                  272,557
Cost of products sold..........           --              (2,584)                  131,612
Cost of services provided......           --                                        35,253
Selling, general and
 administrative expenses.......         (986)   (e)         (227)                   52,328
Amortization of goodwill and
 other intangibles.............        1,700    (f)           --                     3,848
Restructuring charges..........           --                  --                        --
                                 -----------            --------                 ---------
Operating income...............       (1,700)                (19)                   49,516
Interest income................           --                  --                       536
Other income (expense).........           --                  --                      (776)
Interest expense...............          241    (g)           --                   (37,972)
(Loss)/gain from foreign
 currency, net.................           --                  --                      (136)
                                 -----------            --------                 ---------
Income before income taxes and
 minority interests............       (1,459)                (19)                   11,168
Provision for income taxes.....         (279)   (h)                                  7,563
                                 -----------            --------                 ---------
Income before minority
 interests.....................       (1,180)                (19)                    3,605
Minority interests.............       (1,321)   (i)           --                    (1,343)
Earnings from unconsolidated
 subsidiaries..................       (1,943)   (j)           --                       101
                                 -----------            --------                 ---------
Net income.....................      $(4,444)               $(19)                   $2,363
                                 ===========            ========                 =========

                        CHARLES RIVER LABORATORIES, INC.
                        UNAUDITED PRO FORMA AS ADJUSTED
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 25, 1999
                             (dollars in thousands)

                                                                                                         Pro Forma
                                                             Pro Forma       Adjustments(l)             As Adjusted
                                                             ---------       --------------             -----------
Net sales related to products..........................       $217,516                   --               $217,516
Net sales related to services..........................         55,041                   --                 55,041
                                                             ---------       --------------             ----------
Total net sales........................................        272,557                   --                272,557
Cost of products sold..................................        131,612                   --                131,612
Cost of services provided..............................         35,253                   --                 35,253
Selling, general and administrative expenses...........         52,328                   --                 52,328
Amortization of goodwill and other intangibles.........          3,848                   --                  3,848
Restructuring charges..................................             --                   --                     --
                                                             ---------       --------------             ----------
Operating income.......................................         49,516                   --                 49,516
Interest income........................................            536                   --                    536
Other income (expense).................................           (776)                  --                   (776)
Interest expense.......................................        (37,972)              15,422 (m)            (22,550)
(Loss)/gain from foreign currency, net.................           (136)                  --                   (136)
                                                             ---------       --------------             ----------
Income before income taxes and minority interests......         11,168               15,422                 26,590
Provision for income taxes.............................          7,563                6,169 (n)             13,732
                                                             ---------       --------------             ----------
Income before minority interests.......................          3,605                9,253                 12,858
Minority interests.....................................         (1,343)                  --                 (1,343)
Earnings from unconsolidated subsidiaries..............            101                   --                    101
                                                             ---------       --------------             ----------
Net income before extraordinary loss...................          2,363                9,253                 11,616
                                                             =========       ==============             ==========

                        CHARLES RIVER LABORATORIES, INC.
                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 25, 1999

     (a) Reflects the adjustment to unaudited pro forma consolidated interest expense for the nine months ended September 25, 1999 as a result of the recapitalization transaction.

          The increase in interest expense can be reconciled as follows:


          Senior subordinated notes with warrants (1).............      $15,416
          Term loan A (2).........................................        2,562
          Term loan B (3).........................................        8,363
          Revolver (4)............................................          229
                                                                        -------
          Amortization of deferred financing costs (5)............        1,284
                                                                        $27,854
                                                                        =======

          (1)  Interest expense was calculated using an effective rate of 13.6%
          (2)  Interest expense was calculated using an effective rate of 8.5%
          (3)  Interest expense was calculated using an effective rate of 9.25%
          (4) Represents interest expense calculated at 8.5% plus fees on the unused portion of 0.50%
          (5)  Represents nine months of amortization expense

     (b) Represents the income tax adjustment required to result in a pro forma income tax provision based on: (i) the Company's historical tax provision and (ii) the direct effects of the pro forma adjustments pertaining to the recapitalization.

     (c) Represents the historical unaudited financial results of Sierra for the nine months ended September 25, 1999.

     (d) Represents the historical unaudited financial results of Charles River Japan for the twelve months ended December 25, 1999.

     (e)  Represents the elimination of inter-company balances.

     (f) Reflects the incremental amortization expense of the identifiable intangibles and goodwill acquired in connection with the Sierra acquisition based upon useful lives ranging from five to fifteen years, and the incremental amortization of goodwill acquired in connection with the additional equity investment in Charles River Japan based upon an estimated useful life of fifteen years.

     (g) To eliminate Sierra's historical interest expense related to debt that, according to the terms of the Sierra stock purchase agreement, was repaid, and to reflect additional interest expense on the acquisition of an additional 16% of Charles River Japan.

     (h) Represents the income tax adjustment required to result in a pro forma tax provision based on: (i) Sierra's historical tax provision,
          (ii) Charles River Japan's historical tax provision and (iii) the direct effects of the pro forma adjustments pertaining to the acquisition of Sierra and an additional 16% equity interest in Charles River Japan.

     (i)  Reflects minority interests of 34% for Charles River Japan.

     (j) Represents the elimination of Charles River Japan's earnings from the earnings from unconsolidated subsidiaries line due to the fact that earnings are being consolidated into the Company's results on a pro forma basis.

     (k) Represents the historical results of a product line sold subsequent to year end. The realization of $900 of deferred income has not been reflected in the pro forma consolidated income statement as it is a non-recurring item.

     (l) The as adjusted condensed consolidated statement of income for the year ended December 25, 1999 gives effect to the recapitalization, the Sierra acquisition, the Charles River Japan acquisition, the product line sale, and is further adjusted for the repayment of some of the Company's indebtedness as a result of CRLI's Offering.

     (m) Reflects the reduction to interest expense that will be achieved as a result of the redemption of a portion of the senior subordinated notes and repayment of debt, along with the associated reductions to the amortization of the deferred financing costs and the discounts on the redeemed senior subordinated notes.

     (n) Reflects the tax effect of the interest and amortization savings described above. This adjustment does not include the $4,762 release of valuation allowance associated with the deferred tax asset as this is a non- recurring item. As a result of CRLI's Offering, and the use of some of the proceeds to repay a portion of the Company's indebtedness, the Company expects to be significantly more profitable in the future, due to reduced interest costs. The need for a valuation allowance associated with the Company's deferred tax asset has been reassessed and the $4,762 reduction in the valuation allowance was recorded as a tax benefit in the second quarter of 2000. Refer to Note 4 to the unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

     (o) The extraordinary loss which arises as a result of the offering has not been reflected in the as adjusted condensed consolidated statement of income as it is a non-recurring item. The extraordinary loss of $8,961 computed as if the offering had occurred on December 27, 1998 results from:

          (i) the estimated premiums related to the senior subordinated notes to be redeemed ($7,088);

          (ii) the $5,954 write off of deferred financing costs related to the senior subordinated notes and senior discount debentures to be redeemed, the repayment of the outstanding amount on the revolving credit facility, and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering; and

          (iii)the write off of the discounts related to the redeemed senior subordinated notes ($745).

          The associated tax benefits are estimated to be $4,826.

                        CHARLES RIVER LABORATORIES, INC.
                   UNAUDITED PRO FORMA AS ADJUSTED CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME
                     For the Six Months Ended June 24, 2000
                                 (in thousands)

                                             Charles River
                                              Japan, Inc.
                                 Company          Two         Acquisition                                               Pro Forma
                               Historical      months(a)      Adjustments          Pro Forma    Adjustments(h)         As Adjusted
                               ----------    -------------    -----------          ---------    --------------         -----------
Net sales related to
 products...................     $106,970           $7,598          $(196)   (b)    $114,372                --            $114,372
Net sales related to
 services...................       36,429               --             --             36,429                --              36,429
                               ----------    -------------    -----------          ---------    --------------         -----------
Total net sales.............      143,399            7,598           (196)           150,801                --             150,801
Cost of products sold.......       59,511            4,120             --             63,631                --              63,631
Cost of services provided...       24,401               --             --             24,401                --              24,401
Selling, general and
 administrative
 expenses...................       24,240            1,409           (196)   (b)      25,453                --              25,453
Amortization of goodwill
 and other intangibles......        1,802               --             74    (c)       1,876                --               1,876
Restructuring charges.......           --               --             --                 --                --                  --
                               ----------    -------------    -----------          ---------    --------------         -----------
Operating income............       33,445            2,069            (74)            35,440                --              35,440
Interest income.............          291               --             --                291                --                 291
Other income (expense)......          390               --             --                390                --                 390
Interest expense............      (19,162)             (12)           (29)   (d)     (19,203)            7,387   (i)       (11,816)
(Loss)/gain from foreign
 currency, net..............         (160)              --             --               (160)               --                (160)
                               ----------    -------------    -----------          ---------    --------------         -----------
Income before income taxes
 and minority interests.....       14,804            2,057           (103)            16,758             7,387              24,145
Provision for income taxes..        2,151              879            (43)   (e)       2,987             2,955   (j)         5,942
                               ----------    -------------    -----------          ---------    --------------         -----------
Income before minority
 interests..................       12,653            1,178            (60)            13,771             4,432              18,203
Minority interests..........         (679)              --           (401)   (f)      (1,080)               --              (1,080)
Earnings from
 unconsolidated
 subsidiaries...............          748               --           (589)   (g)         159                --                 159
                               ----------    -------------    -----------          ---------    --------------         -----------
Net income..................      $12,722           $1,178        $(1,050)            12,850             4,432              17,282
                               ==========    =============    ===========          =========    ==============         ===========

                        CHARLES RIVER LABORATORIES, INC.
                    NOTES TO UNAUDITED PRO FORMA AS ADJUSTED
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     For the Six Months Ended June 24, 2000

     (a) Represents the historical unaudited financial results of Charles River Japan for the two months ended February 28, 2000.

     (b)  Represents the elimination of inter-company balances.

     (c) Reflects the incremental amortization of goodwill acquired in connection with the additional equity investment in Charles River Japan based upon an estimated useful life of fifteen years.

     (d) To reflect additional interest expense on the acquisition of an additional 16% of Charles River Japan.

     (e) Represents the income tax adjustment required to result in a pro forma income tax provision based on Charles River Japan's historical tax provision and the direct effects of the pro forma adjustments pertaining to the acquisition of an additional 16% of Charles River Japan.

     (f)  Reflects minority interests of 34% for Charles River Japan.

     (g) Reflects the elimination of Charles River Japan's earnings for the two months ended February 28, 2000 from the earnings from unconsolidated subsidiaries line due to the fact that these earnings are being consolidated into the Company's results on a pro forma basis.

     (h) The as adjusted condensed consolidated statement of income for the six months ended June 24, 2000 gives effect to the Charles River Japan acquisition as if this occurred on the first day of the period, and is further adjusted for CRLI's Offering with the net proceeds after transaction costs of $236,068 being used to repay some of the Company's indebtedness.

     (i) Reflects the reduction to interest expense that will be achieved as a result of the redemption of a portion of the senior subordinated notes and repayment of debt, along with the reductions to the amortization of the deferred financing costs and the discounts on the redeemed senior subordinated notes.

     (j) Reflects the tax effect of the interest and amortization reductions described above. A $4,762 release of the valuation allowance associated with the deferred tax asset was recorded in the second quarter of 2000. Refer to Note 4 to the unaudited condensed consolidated interim financial statements contained elsewhere in this prospectus.

     (k) The extraordinary loss which arises as a result of the offering has not been reflected in the as adjusted condensed consolidated statement of income as it is a non-recurring item. The extraordinary loss of $8,731 computed as if the offering occurred on December 26, 1999 results from:

          (i) the estimated premiums related to the senior subordinated notes to be redeemed ($7,088);

          (ii) the $5,618 write off of deferred financing costs related to the senior subordinated notes and senior discount debentures to be redeemed, the repayment of the outstanding amount on the revolving credit facility, and the portions of the term loan A and term loan B to be repaid from the proceeds of the offering; and

          (iii)the write off of the discounts related to the redeemed senior subordinated notes ($726).

          The associated tax benefits are estimated to be $4,701.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          Page

Charles River Laboratories, Inc.
Report of Independent Accountants..........................................F-2
Consolidated Statements of Income for the years
   ended December 27, 1997, December 26, 1998 and December 25, 1999........F-3
Consolidated Balance Sheets as of December 26, 1998 and
   December 25, 1999.......................................................F-4
Consolidated Statement of Cash Flows for the years ended
   December 27, 1997, December 26, 1998 and December 25, 1999..............F-5
Consolidated Statement of Changes in Shareholder's Equity for the
   years ended December 28, 1996, December 27, 1997,
   December 26, 1998 and December 25, 1999.................................F-6
Notes to Consolidated Financial Statements.................................F-7
Condensed Consolidated Statements of Income (Unaudited) for the
  six months ended June 24, 2000 and June 26, 1999........................F-25
Condensed Consolidated Balance Sheets (Unaudited) as of
   December 25, 2000 and June 26, 1999 ...................................F-26
Condensed Consolidated Statements of Cash Flows (Unaudited)
   as of June 24, 2000 and June 26, 1999 .................................F-27
Notes to Unaudited Condensed Consolidated Interim Financial Statements....F-28

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
Charles River Laboratories, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Charles River Laboratories, Inc. and its subsidiaries (the "Company") at December 25, 1999 and December 26, 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 25, 1999, in conformity with accounting principles generally accepted in the United States. In addition, in our opinion, the financial statement schedules appearing under Item 16(b) present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Boston, Massachusetts

March 20, 2000

                       CHARLES RIVER LABORATORIES, INC.
                       CONSOLIDATED STATEMENTS OF INCOME
                            (dollars in thousands)

                                                                                          Fiscal Year Ended
                                                                         --------------------------------------------------
                                                                         December 27,       December 26,       December 25,
                                                                             1997               1998               1999
                                                                         ------------       ------------       ------------
Net sales related to products...................................            $  156,800         $  169,377         $  180,269
Net sales related to services...................................                13,913             23,924             39,007
                                                                            ----------         ----------         ----------
Total net sales.................................................               170,713            193,301            219,276
Costs and expenses
  Cost of products sold.........................................               102,980            107,146            108,928
  Cost of services provided.....................................                 8,480             15,401             25,664
  Selling, general and administrative...........................                30,451             34,142             39,765
  Amortization of goodwill and intangibles......................                   834              1,287              1,956
  Restructuring charges.........................................                 5,892                 --                 --
                                                                            ----------         ----------         ----------
Operating income................................................                22,076             35,325             42,963
Other income (expense)
  Interest income...............................................                   865                986                536
  Other income and expense......................................                    --                 --                 89
  Interest expense..............................................                  (501)              (421)            (9,943)
  Loss from foreign currency, net...............................                  (221)               (58)              (136)
                                                                            ----------         ----------         ----------
Income before income taxes, minority interests and earnings
 from equity investments........................................                22,219             35,832             33,509
Provision for income taxes......................................                 8,499             14,123             16,214
                                                                            ----------         ----------         ----------
Income before minority interests and earnings from equity
 investments....................................................                13,720             21,709             17,295
Minority interests..............................................                   (10)               (10)               (22)
Earnings from equity investment.................................                 1,630              1,679              2,044
                                                                            ----------         ----------         ----------
Net income......................................................            $   15,340         $   23,378         $   19,317
                                                                            ==========         ==========         ==========


                 See Notes to Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)


                                                                                              December 26,       December 25,
                                                                                                  1998               1999
                                                                                              ------------       ------------
Assets
  Current assets
    Cash and cash equivalents..........................................................         $  24,811          $  15,010
    Trade receivables, less allowances of $898 and $978, respectively..................            32,466             36,293
    Inventories........................................................................            30,731             30,534
    Deferred tax asset.................................................................             5,432                632
    Due from affiliates................................................................               982              1,233
    Other current assets...............................................................             2,792              6,371
                                                                                               ----------         ----------
      Total current assets............................................................             97,214             90,073
  Property, plant and equipment, net...................................................            82,690             85,413
  Goodwill and other intangibles, less accumulated
    amortization of $5,591 and $7,220, respectively....................................            17,705             36,958
  Investments in affiliates............................................................            18,470             21,722
  Deferred tax asset...................................................................             5,787            100,907
  Deferred financing costs.............................................................                --             14,015
  Other assets.........................................................................            12,388             13,315
                                                                                               ----------         ----------
       Total assets....................................................................        $  234,254         $  362,403
                                                                                               ==========         ==========
Liabilities and Shareholder's Equity
  Current liabilities
    Current portion of long-term debt..................................................            $  202           $  3,290
    Current portion of capital lease obligations.......................................               188                253
    Accounts payable...................................................................            11,615              9,291
    Accrued compensation...............................................................             9,972             10,792
    Deferred income....................................................................             3,419              7,643
    Accrued liabilities................................................................            14,862             18,479
    Accrued interest...................................................................                53              8,935
    Accrued income taxes...............................................................            14,329              2,738
                                                                                               ----------         ----------
       Total current liabilities.......................................................            54,640             61,421
  Long-term debt.......................................................................               248            306,725
  Deferred tax liability...............................................................               836              4,990
  Capital lease obligations............................................................               944                795
  Accrued ESLIRP.......................................................................             7,747              8,315
  Other long-term liabilities..........................................................             1,274              2,469
                                                                                               ----------         ----------
       Total liabilities...............................................................            65,689            384,715
                                                                                               ----------         ----------
  Commitments and contingencies (Note 11)
  Minority interests...................................................................               306                304
  Shareholder's equity
    Common stock, par value $1 per share, 1,000 shares issued..........................                 1                  1
    Capital in excess of par value.....................................................            17,836            119,470
    Retained earnings..................................................................           156,108           (132,158)
    Loans to officers..................................................................                --               (920)
    Accumulated other comprehensive income.............................................            (5,686)            (9,009)
                                                                                               ----------         ----------
       Total shareholder's equity......................................................           168,259            (22,616)
                                                                                               ----------         ----------
       Total liabilities and shareholder's equity......................................        $  234,254         $  362,403
                                                                                               ==========         ==========


                 See Notes to Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)


                                                                                                  Fiscal Year Ended
                                                                                    --------------------------------------------
                                                                                    December 27,    December 26,    December 25,
                                                                                        1997            1998            1999
                                                                                    ------------    ------------    ------------
Cash Flows Related to Operating Activities
Net income.......................................................................      $  15,340       $  23,378       $  19,317
Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................................          9,703          10,895          12,318
    Amortization of debt issuance costs and discounts............................              -               -             479
    Provision for doubtful accounts..............................................            166             181             148
    Earnings from equity investments.............................................         (1,630)         (1,679)         (2,044)
    Minority interests...........................................................             10              10              22
    Deferred income taxes........................................................         (1,363)         (3,133)          9,278
    Stock compensation expense...................................................             84             333             124
    Gain on sale of property, plant, and equipment...............................              -               -          (1,441)
    Property, plant and equipment write downs....................................            822               -           1,803
    Other non-cash items.........................................................              -               -             486
Change in assets and liabilities
    Trade receivables............................................................         (2,232)         (1,712)         (3,333)
    Inventories..................................................................         (1,917)         (1,250)            133
    Due from affiliates..........................................................           (462)            538            (251)
    Other current assets.........................................................            165            (241)         (2,911)
    Other assets.................................................................          1,251          (4,309)         (1,943)
    Accounts payable.............................................................            594           2,853          (2,374)
    Accrued compensation.........................................................            674           2,090             868
    Accrued ESLIRP...............................................................            499             821             570
    Deferred income..............................................................            105           1,278           4,223
    Accrued interest.............................................................              -               -           8,930
    Accrued liabilities..........................................................          3,163           2,351           3,111
    Accrued income taxes.........................................................           (500)          5,605         (11,264)
    Other long-term liabilities..................................................           (148)           (629)          1,319
                                                                                       ---------       ---------       ---------
      Net cash provided by operating activities..................................         24,324          37,380          37,568
                                                                                       ---------       ---------       ---------
Cash Flows Relating to Investing Activities
    Proceeds from sale of property, plant, and equipment.........................              -               -           1,860
    Dividends received from equity investments...................................            773             681             815
    Capital expenditures.........................................................        (11,872)        (11,909)        (12,951)
    Contingent payments for prior year acquisitions..............................           (640)           (681)           (841)
    Acquisition of businesses net of cash acquired...............................         (1,207)        (11,121)        (23,051)
                                                                                       ---------       ---------       ---------
      Net cash used in investing activities......................................        (12,946)        (23,030)        (34,168)
                                                                                       ---------       ---------       ---------
Cash Flows Relating to Financing Activities
    Dividends to Holding Company.................................................              -               -        (270,000)
    Loans to officers............................................................              -               -            (920)
    Payments of deferred financing costs.........................................              -               -         (14,442)
    Proceeds from long-term debt.................................................            281             199         309,872
    Payments on long-term debt...................................................           (119)         (1,247)           (252)
    Payments on capital lease obligations........................................           (346)            (48)           (307)
    Net activity with Bausch & Lomb..............................................        (12,755)         (6,922)        (29,415)
    Transaction costs............................................................              -               -          (8,168)
    Capital contribution.........................................................              -               -           2,128
                                                                                       ---------       ---------       ---------
      Net cash used in financing activities......................................        (12,939)         (8,018)        (11,504)
                                                                                       ---------       ---------       ---------
Effect of exchange rate changes on cash and cash equivalents.....................           (181)            564          (1,697)
Net change in cash and cash equivalents..........................................         (1,742)          6,896          (9,801)
                                                                                       ---------       ---------       ---------
Cash and cash equivalents, beginning of year.....................................         19,657          17,915          24,811
                                                                                       ---------       ---------       ---------
Cash and Cash Equivalents, End of Year...........................................      $  17,915       $  24,811       $  15,010
                                                                                       =========       =========       =========
Supplemental Cash Flow Information
    Cash paid for taxes..........................................................      $   4,254       $   4,681       $   4,656
    Cash paid for interest.......................................................            287             177             538

                 See Notes to Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             (dollars in thousands)

                                                                      Accumulated
                                                                         Other
                                                      Retained       Comprehensive     Common       Capital in       Loans to
                                         Total        Earnings          Income          Stock     Excess of Par      Officers
                                      ----------     ----------      -------------     -------    -------------      --------
Balance at December 28, 1996.......   $  154,133     $  137,067          $    (771)       $  1         $  17,836      $     -
   Components of comprehensive
     income:
     Net income....................       15,340         15,340                  -           -                 -            -
     Foreign currency translation..       (6,844)             -             (6,844)          -                 -            -
     Minimum pension liability
       adjustment..................         (510)             -               (510)          -                 -            -
                                      ----------
       Total comprehensive income..        7,986              -                  -           -                 -            -
   Net activity with Bausch & Lomb.      (12,755)       (12,755)                 -           -                 -            -
                                      ----------     ----------          ---------        ----         ---------      -------
Balance at December 27, 1997.......   $  149,364     $  139,652          $  (8,125)       $  1         $  17,836      $     -

   Components of comprehensive
     income:
     Net income....................       23,378         23,378                  -           -                 -            -
     Foreign currency translation..        2,839              -              2,839           -                 -            -
     Minimum pension liability
       adjustment..................         (400)             -               (400)          -                 -            -
                                      ----------
       Total comprehensive income..       25,817              -                  -           -                 -            -
   Net activity with Bausch & Lomb.       (6,922)        (6,922)                 -           -                 -            -
                                      ----------     ----------          ---------        ----         ---------      -------
Balance at December 26, 1998.......   $  168,259     $  156,108          $  (5,686)       $  1         $  17,836      $     -
   Components of comprehensive
     income:
     Net income....................       19,317         19,317                  -           -                 -            -
     Foreign currency translation..       (3,437)             -             (3,437)          -                 -            -
     Minimum pension liability
       adjustment..................          114              -                114           -                 -            -
                                      ----------
       Total comprehensive income..       15,994              -                  -           -                 -            -
   Net activity with Bausch & Lomb.      (29,415)       (29,415)                 -           -                 -            -
   Loans to officers...............         (920)             -                  -           -                 -         (920)
   Transaction costs...............       (8,168)        (8,168)                 -           -                 -            -
   Deferred tax asset..............       99,506              -                  -           -            99,506            -
   Capital contribution............        2,128              -                  -           -             2,128            -
   Dividends.......................     (270,000)      (270,000)                 -           -                 -            -
                                      ----------     ----------          ---------        ----         ---------      -------
Balance at December 25, 1999.......   $  (22,616)    $ (132,158)         $  (9,009)       $  1         $ 119,470      $  (920)
                                      ==========     ==========          =========        ====         =========      =======


                 See Notes to Consolidated Financial Statements

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

         1. Description of Business and Summary of Significant Accounting
Policies

         Description of Business

         Charles River Laboratories, Inc. (the "Company") is a commercial producer and supplier of animal research models for use in the discovery, development and testing of pharmaceuticals. In addition, the Company is a supplier of biomedical products and services in several specialized niche markets. The Company's fiscal year is the twelve-month period ending the last Saturday in December.

         Basis of Presentation

         For the periods presented in these consolidated financial statements that are prior to September 29, 1999, the Company was 100% owned by Bausch & Lomb Incorporated ("B&L"). The assets, liabilities, operations and cash flows relating to the Company were held by B&L and certain of its affiliated entities. As more fully described in Note 2, effective September 29, 1999, pursuant to a recapitalization agreement all assets, liabilities and operations of the Company were contributed to an existing dormant subsidiary which was subsequently renamed Charles River Laboratories, Inc. Under the terms of the recapitalization, the Company became a wholly-owned subsidiary of Charles River Laboratories Holdings, Inc. ("Holdings"). These consolidated financial statements include all such assets, liabilities, operations and cash flows as of and for each of the periods presented.

         Subsequent to December 25, 1999, Charles River Laboratories Holdings, Inc. changed its name to Charles River Laboratories International, Inc.

         Principles of Consolidation

         The financial statements include all majority-owned U.S. and non-U.S. subsidiaries. Intercompany accounts, transactions and profits are eliminated. Affiliated companies over which the Company does not have the ability to exercise control are accounted for using the equity method (Note 9).

         Use of Estimates

         The financial statements have been prepared in conformity with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management with consideration given to materiality. Actual results could differ from those estimates.

         Cash and Cash Equivalents

         Cash equivalents include time deposits and highly liquid investments with remaining maturities at the purchase date of three months or less.

         Inventories

         Inventories are stated at the lower of cost or market. Cost is determined principally on the average cost method. Costs for primates are accumulated in inventory until the primates are sold or declared breeders.

         Property, Plant and Equipment

         Property, plant and equipment, including improvements that significantly add to productive capacity or extend useful life, are recorded at cost, while maintenance and repairs are expensed as incurred. Depreciation is calculated for financial reporting purposes using the straight-line method based on the estimated useful lives of the assets as follows: building, 20 to 40 years; machinery and equipment, 2 to 20 years; and leasehold improvements, shorter of estimated useful life or the lease periods.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

         Intangible Assets

         Intangible assets are amortized on a straight-line basis over periods ranging from 5 to 20 years. Intangible assets consist primarily of goodwill, patents and non-compete agreements.

         Other Assets

         Other assets consist primarily of the cash surrender value of life insurance policies and the net value of primate breeders. Primate breeders are amortized over 20 years on a straight line basis. Total amortization expense for primate breeders was $348, $323 and $300 for 1997, 1998 and 1999, respectively, and is included in costs of products sold.

         Impairment of Long-Lived Assets

         The Company evaluates long-lived assets and intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposal are less than its carrying amount. In such instances, the carrying value of long-lived assets is reduced to the estimated fair value, as determined using an appraisal or discounted cash flow, as appropriate.

         Stock-Based Compensation Plans

         As permitted under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), the Company accounts for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25).

         Revenue Recognition

         Revenues are recognized when products are shipped or as services are performed. Deferred income represents cash received from customers in advance of product shipment or performance of services.

         Fair Value of Financial Instruments

         The carrying amount of the Company's significant financial instruments, which include accounts receivable and debt, approximates their fair values at December 26, 1998 and December 25, 1999.

         Income Taxes

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). The asset and liability approach underlying FAS 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company's assets and liabilities.

         Foreign Currency Translation

         In accordance with the Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation," the financial statements of all non-U.S. subsidiaries are translated into U.S. dollars as follows: assets and liabilities at year-end exchange rates; income, expenses and cash flows at average exchange rates; and shareholder's equity at

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


historical exchange rates. The resulting translation adjustment is recorded as a component of accumulated other comprehensive income on the accompanying balance sheet.

         Concentrations of Credit Risk

         Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables from customers within the pharmaceutical and biomedical industries. As these industries have experienced significant growth and its customers are predominantly well-established and viable, the Company believes its exposure to credit risk to be minimal.

         Comprehensive Income

         The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," (FAS 130) at the beginning of 1998. As it relates to the Company, comprehensive income is defined as net income plus the sum of currency translation adjustments and the change in minimum pension liability (collectively, other comprehensive income), and is presented in the Consolidated Statement of Changes in Shareholder's Equity.

         Segment Reporting

         During 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (FAS 131), which requires financial and descriptive information about an enterprise's reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available and regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates in two business segments, research models and biomedical products and services.

         Reclassifications

         Certain amounts in prior year financial statements and related notes have been reclassified to conform with current year presentation.

2.   Recapitalization and Related Financing

         On September 29, 1999 CRL Acquisition LLC, an affiliate of DLJ Merchant Banking Partners II, L.P., and affiliated funds (the "DLJMB Funds") consummated a transaction in which it acquired 87.5% of the common stock of Charles River Laboratories, Inc. from Bausch & Lomb for approximately $443 million. This transaction was effected through Charles River Laboratories Holdings, Inc. ("Holdings"), a holding company with no operations or assets other than its ownership of 100% of the Company's outstanding stock. This transaction was accounted for as a leveraged recapitalization, which had no impact on the historical basis of the Company's assets and liabilities. The transaction did, however, impact the capital structure of the Company, as further described below. In addition, concurrent with the transaction, and more fully described in
Note 3, the Company purchased all of the outstanding shares of common stock of SBI Holdings, Inc. ("Sierra"), a pre-clinical biomedical services company, for $23.3 million.

         The recapitalization transaction and related fees and expenses were funded as follows:

          o issuance of 150,000 units, each consisting of a $1,000 principal amount of a 13.5% senior subordinated note (the Series A Note Offering or the "Notes") and one warrant to purchase 3.942 shares of common stock of Holdings;

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


          o borrowings by the Company of $162.0 million under a new senior secured credit facility;

          o    an equity investment of $92.4 million in Holdings;

          o senior discount debentures with warrants issued by Holdings for $37.6 million; and

          o subordinated discount note issued by Holdings to Bausch & Lomb for $43.0 million.

         The Company incurred approximately $14,442 in debt issuance costs related to these transactions. These costs have been capitalized as long-term assets and are being amortized over the terms of the loans. Amortization expense of $426 was recorded in the accompanying consolidated financial statements for the year ended December 25, 1999. In addition, the Company also incurred transaction costs of $8,168, which were recorded as an adjustment to retained earnings.

         Senior Subordinated Notes

         As discussed above, the Company issued 150,000 units, each comprised of a $1,000 note and a warrant to purchase 3.942 shares of common stock of Holdings for total proceeds of $150,000. The Company estimated the fair value of the warrants to be $2,128 and allocated the $150,000 offering proceeds between senior subordinated notes (the "Notes") ($147,872) and the warrants ($2,128). The discount on the Notes is being amortized over the life of the Notes and amounted to $53 in 1999. The portion of the proceeds allocated to the warrants is reflected as a capital contribution in the accompanying consolidated financial statements.

         The Notes will mature on October 1, 2009. The Notes are not redeemable prior to October 1, 2004 other than in connection with a public offering of the common stock of Holdings. Thereafter, the Notes will be subject to redemption at any time at the option of the issuers at redemption prices set forth in the Notes. Interest on the Notes will accrue at the rate of 13.5% per annum and will be payable semi-annually in arrears on October 1 and April 1 of each year. The payment of principal and interest on the Notes will be subordinated in right to the prior payment of all Senior Debt.

         Upon the occurrence of a change in control, the Company will be obligated to make an offer to each holder of the Notes to repurchase all or any part of such holders' Notes at an offer price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Restrictions under the Notes include certain sales of assets, certain payments of dividends and incurrence of debt, and limitations on certain mergers and transactions with affiliates. The Company is also required to maintain certain financial ratios and covenants with respect to the notes.

         Senior Secured Credit Facility

         The senior secured Credit Facility ("the Facility") includes a $40,000 term loan A facility, a $120,000 term loan B facility and a $30,000 revolving credit facility. The term loan A facility will mature on October 1, 2005, the term loan B facility will mature on October 1, 2007, and the revolving credit facility will mature on October 1, 2005. Interest on the term loan A and the revolving credit facility will accrue at either a base rate plus 1.75% or LIBOR plus 3.0%, at the Company's option (9.08% at December 25, 1999). Interest on the term loan B accrues at either a base rate plus 2.50 % or LIBOR plus 3.75% (9.83% at December 25, 1999). Interest will be paid quarterly in arrears commencing on December 30, 1999. At December 25, 1999, the Company had $2,000 of outstanding borrowings on its revolving credit facility. A commitment fee in an amount equal to 0.50% per annum on the daily average unused portion of the revolving credit facility will be paid quarterly in arrears. The Credit Facility requires the Company to remain in compliance with certain financial ratios as well as other restrictive covenants. Compliance with these ratios and covenants is not required until the quarter ended March 25, 2000.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


         The Company has certain insignificant foreign borrowings outstanding at December 25, 1999, amounting to $90.

         Minimum Future Principal Repayments

         Minimum future principal payments of long-term debt at December 25, 1999 are as follows:

         Fiscal Year
         2000...................................      $  3,290
         2001...................................         3,200
         2002...................................         5,200
         2003...................................         9,200
         2004...................................        11,200
         Thereafter.............................      $277,925
                                                      --------
         Total..................................      $310,015
                                                      ========

         Holdings Financing

         The senior discount debentures issued by Holdings accrete from their original issue price of $37,600 to $82,300 by October 1, 2004. Thereafter, interest is payable in cash. The senior discount debentures mature on April 1, 2010. The senior discount debentures contain covenants and events of default substantially similar to those contained in the Notes. The subordinated discount note issued by Holdings of $43,000 accretes at a rate of 12% prior to October 1, 2004 and thereafter at 15% to an aggregate principal amount of $175,300 at maturity on October 1, 2010. The subordinated discount notes are subject to mandatory redemption upon a change in control at the option of the holder thereof and are subject to redemption at Holdings' option at any time.

         As previously discussed, Holdings is a holding company with no operations or assets other than its ownership of 100% of the Company's outstanding common stock. The Company neither guarantees nor pledges its assets as collateral for the senior discount debentures or the subordinated discount note, which Holdings issued. Holdings has no source of liquidity to meet its cash requirements. As such, repayment of the obligations as outlined above will be dependent upon either dividends from the Company, which are restricted by terms contained in the indenture governing the Notes and the new senior secured credit facility, or through a refinancing or equity transaction at the Holdings level.

3.    Business Acquisitions

         The Company acquired several businesses during the three-year period ended December 25, 1999. All acquisitions have been accounted for under the purchase method of accounting. The results of operations of the acquired business are included in the consolidated financial statements from the date of acquisition.

         Significant acquisitions include the following:

         On September 29, 1999, the Company acquired 100% of the outstanding stock of SBI Holdings, Inc. ("Sierra"), a pre-clinical biomedical services company, for approximately $23,300 of which $6,000 was used to repay existing debt. The estimated fair value of assets acquired and liabilities assumed relating to the Sierra acquisition are summarized below:

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


Allocation of Purchase Price:
Net current assets (including cash of $292).....                $   1,807
Property, plant and equipment...................                    5,198
Other non-current assets........................                      254
Intangible assets:
   Customer list................................      11,491
   Work force...................................       2,941
   Other identifiable intangibles...............       1,251
   Goodwill.....................................         852       16,535
                                                      ------    ---------
                                                                   23,794
Less long-term liabilities assumed..............                      451
                                                                $  23,343
                                                                =========


         Goodwill and other intangibles related to the Sierra acquisition are being amortized on a straight-line basis over their established lives, which range from 5 to 15 years. As the transaction was effected through the acquisition of the stock of Sierra, the historical tax basis of Sierra continues with the Company and a deferred tax liability and offsetting goodwill of $4,374 has been recorded.

         In conjunction with the Sierra acquisition, the Company has agreed to pay additional consideration of up to $2,000 if Sierra achieves specified financial targets by December 31, 2000. This additional consideration, if any, will be recorded as additional goodwill at the time the contingency is resolved. Secondly, also as a part of the acquisition, the Company has agreed to pay up to $10,000 in performance-based bonus payments if specified financial objectives are reached over the next five years. At the time these contingencies become probable, the bonuses, if any, will be recorded as compensation expense. Thirdly, the Company has entered into employment agreements with certain key scientific and management personnel of Sierra that contain retention and non-competition payments totaling $3,000 to be paid upon their continuing employment with the Company at December 31, 1999 and June 30, 2001. The Company has recorded compensation expense of $1,435 in the accompanying consolidated financial statements relating to the first payment which was made on December 31, 1999. The remaining $1,565 will be expensed ratably through June 30, 2001 as such amounts are earned.

         On March 30, 1998, the Company acquired 100% of the outstanding stock of Tektagen, Inc. ("Tektagen") for $8,000 and assumed debt equal to approximately $850. Tektagen provides quality control testing and consulting services to the biotechnology and pharmaceutical industries. The purchase price exceeded the fair value of the net assets acquired by approximately $6,600, which is being amortized on a straight line basis over 15 years. In addition, during 1998 the Company acquired an additional biomedical service business and one research model business; the impact of each is considered immaterial to the Company's financial statements taken as a whole.

         The following selected unaudited pro forma consolidated results of operations are presented as if each of the acquisitions had occurred as of the beginning of the period immediately preceding the period of acquisition after giving effect to certain adjustments for the amortization of goodwill and related income tax effects. The pro forma data is for informational purposes only and does not necessarily reflect the results of operations had the companies operated as one during the period. No effect has been given for synergies, if any, that may have been realized through the acquisitions.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

                                        Fiscal Year Ended
                         ------------------------------------------------
                         December 27,      December 26,      December 25,
                             1997              1998              1999
                         ------------      ------------      ------------
Net sales...........     $  179,513        $  216,853        $  235,310
Operating income....         21,830            36,233            42,589
Net income..........         15,018            23,451            18,389

         In addition, during 1997, 1998 and 1999, the Company made contingent payments of $640 and $681, and $841 respectively, to the former owners of acquired businesses in connection with an additional purchase price commitment.

4.    Supplemental Balance Sheet Information

         The composition of inventories is as follows:

                                           December 26,       December 25,
                                               1998               1999
                                           ------------       ------------
Raw materials and supplies............      $   4,932         $   4,196
Work in process.......................          1,088             1,608
Finished products.....................         24,711            24,730
                                            ---------         ---------
   Inventories........................      $  30,731         $  30,534
                                            =========         =========

         The composition of property, plant and equipment is as follows:

                                           December 26,       December 25,
                                               1998               1999
                                           ------------       ------------
Land..................................      $   7,783          $   7,022
Buildings.............................         90,919             90,730
Machinery and equipment...............         74,876             82,131
Leasehold improvements................          3,063              4,668
Furniture and fixtures................          1,532              1,826
Vehicles..............................          3,006              2,689
Construction in progress..............          6,176              4,679
                                            ---------          ---------
                                              187,355            193,745
Less accumulated depreciation.........       (104,665)          (108,332)
                                            ---------          ---------
  Net property, plant and equipment...      $  82,690          $  85,413
                                            =========          =========

         Depreciation and amortization expense for the years ended 1997, 1998, and 1999 was $8,320, $9,168, and $10,062, respectively.

5.    Leases

         Capital Leases

         The Company has one capital lease for a building and numerous capital leases for equipment. These leases are capitalized using interest rates considered appropriate at the inception of each lease. Assets under capital lease are not significant.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


         Capital lease obligations amounted to $1,132 and $1,048 at December 26, 1998 and December 25, 1999, respectively, with maturities through 2004 at interest rates ranging from 9.5% to 15.0%. Future minimum lease payments under capital lease obligations at December 25, 1999 are as follows:

2000....................................................   $     384
2001....................................................         312
2002....................................................         293
2003....................................................         475
                                                           ---------
Total minimum lease payments............................       1,464
Less amount representing interest.......................        (416)
                                                           ---------
Present value of net minimum lease payments.............   $   1,048
                                                           =========

         Operating Leases

         The Company has various operating leases for machinery and equipment, automobiles, office equipment, land and office space. Rent expense for all operating leases was $4,453 in 1999, $3,273 in 1998, and $3,111 in 1997. Future minimum payments by year and in the aggregate, under noncancellable operating leases with initial or remaining terms of one year or more consist of the following at December 25, 1999:

2000...................................    $   4,263
2001...................................        3,071
2002...................................        2,039
2003...................................          910
2004...................................          696
Thereafter.............................        1,928
                                           ---------
                                           $  12,907
                                           =========

         6. Income Taxes

         In the years ended December 27, 1997, December 26, 1998, and for the nine-month period ended September 29, 1999, the Company was not a separate taxable entity for federal and state income tax purposes and its income for these periods was included in the consolidated B&L income tax returns. The Company accounted for income taxes for these periods under the separate return method in accordance with FAS 109. Under the terms of the recapitalization agreement, B&L has assumed all income tax consequences associated with the periods through September 29, 1999. Accordingly, all current and deferred income tax attributed reflected in the Company's consolidated financial statements on the effective date of the recapitalization will ultimately be settled by B&L. In line with this the domestic income tax attributes have been included in the net activity with B&L and have been charged off against retained earnings.

         In addition, in connection with the recapitalization transaction, the Company has elected under Internal Revenue Code Section 338(h)(10) to treat the transaction as a purchase resulting in a step-up in the tax basis of the underlying assets. The election resulted in the recording of a net deferred tax asset, before valuation allowance, of approximately $106,700, representing the estimated future tax benefits associated with the increased tax basis of its assets. In connection with the establishment of the net deferred tax asset, the Company has recorded a valuation allowance of $6,380, primarily related to its realizability with respect to state income taxes. The Company expects to realize the net benefit of the deferred tax asset over a 15 year period. For financial reporting purposes the benefit was treated as a contribution to capital. The Company is in the process of finalizing the tax purchase price allocation.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)



Any increase or decrease in the net deferred tax assets resulting from the final allocation of tax purchase price will be an adjustment to additional paid-in-capital.

         An analysis of the components of income before income taxes and minority interests and the related provision for income taxes is presented below:

                                                                                          Fiscal Year Ended
                                                                         --------------------------------------------------
                                                                         December 27,       December 26,       December 25,
                                                                             1997               1998               1999
                                                                         ------------       ------------       ------------
Income before equity in earnings of foreign subsidiaries, income taxes and minority interests
 U.S................................................................      $  13,497          $  22,364          $  17,454
 Non-U.S............................................................          8,722             13,468             16,055
                                                                          ---------          ---------          ---------
                                                                          $  22,219          $  35,832          $  33,509
                                                                          ---------          ---------          ---------
Income tax provision
 Current:
   Federal..........................................................       $  6,202           $  7,730           $  9,522
   Foreign..........................................................          2,528              6,171              6,035
   State and local..................................................          1,397              1,833              1,895
                                                                          ---------          ---------          ---------
     Total current..................................................         10,127             15,734             17,452
                                                                          ---------          ---------          ---------
 Deferred:
   Federal..........................................................      $  (1,867)           $  (597)         $  (1,347)
   Foreign..........................................................            498               (887)                53
   State and local .................................................           (259)              (127)                56
                                                                           ---------          ---------          ---------
    Total deferred..................................................         (1,628)            (1,611)            (1,238)
                                                                           $  8,499          $  14,123          $  16,214
                                                                           ---------          ---------          ---------

         Deferred taxes, detailed below, recognize the impact of temporary differences between the amounts of assets and liabilities recorded for financial statement purposes and such amounts measured in accordance with tax laws.

                                                             December 26, 1998                  December 25, 1999
                                                         ---------------------------        ------------------------------
                                                          Assets        Liabilities          Assets           Liabilities
                                                         ---------     -------------        ------------     -------------
Current:
 Inventories.......................................       $    827                --          $       --                --
 Restructuring accruals............................          1,006                --                  --                --
 Employee benefits and compensation................          3,077                --                  --                --
 Other accruals....................................            522                --                 632                --
                                                          --------           -------          ----------         ---------
                                                             5,432                --                 632                --
Non-current:
 Goodwill and other intangibles....................             --                --             104,617             4,272
 Net operating loss and credit carryforwards.......          2,960                --               2,220                --
 Depreciation and amortization.....................          3,672               836                 162                --
 Other.............................................            921                --                 844               718
                                                          --------           -------          ----------         ---------
                                                             7,553               836             107,843             4,990
   Valuation allowance.............................         (1,766)               --              (6,936)               --
                                                          --------           -------          ----------         ---------
                                                             5,787               836             100,907             4,990
Total deferred taxes after valuation allowance.....       $ 11,219           $   836          $  101,539         $   4,990
                                                          --------           -------          ----------         ---------

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)



         As of December 25, 1999, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $4,200 expiring between 2004 and 2019. Additionally, the Company has foreign tax credit carryforwards of $600 expiring in 2004. The Company has increased its valuation allowance from the $6,380 discussed above to $6,936, primarily related to the realizability of state operating loss carryforwards, and the foreign tax credits generated in the fourth quarter. The Company has recorded the balance of the net deferred tax asset on the belief that it is more likely than not that it will be realized. This belief is based upon a review of all available evidence, including historical operating results, projections of taxable income, and tax planning strategies. Reconciliations of the statutory U.S. federal income tax rate to effective tax rates are as follows:

                                                                              Fiscal Year Ended
                                                           -------------------------------------------------------
                                                           December 27,         December 26,         December 25,
                                                               1997                 1998                 1999
                                                           ------------         ------------         -------------
Tax at statutory U.S. tax rate.......................            35.0%                35.0%                35.0%
Foreign tax rate differences.........................            (0.1)                 1.6                  6.8
Non-deductible goodwill amortization.................             0.4                  0.6                  0.5
State income taxes, net of federal tax benefit.......             3.3                  3.1                  3.3
Change in valuation allowance........................            --                   --                    1.6
Other................................................            (0.4)                (0.8)                 1.2
                                                                 ----                 ----                  ---
                                                                 38.2%                39.5%                48.4%
                                                                 ====                 ====                 ====


         During the year ended December 25, 1999, substantially all of the accumulated earnings of the Company's foreign subsidiaries through September 29, 1999 were repatriated to the United States to B&L in connection with the recapitalization transaction. Accordingly, a provision for U.S. federal and state income taxes, net of foreign tax credits, has been provided on such earnings in the year ended December 25, 1999. In addition, for periods subsequent to September 29, 1999, the Company elected to treat certain foreign subsidiaries in Germany and the United Kingdom as disregarded entities for U.S. federal and state income tax purpose and, accordingly, is providing for U.S. federal and state incomes taxes on such earnings. The Company's other foreign subsidiaries have accumulated earnings subsequent to September 29, 1999. These earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. taxes and withholdings taxes payable to the various foreign countries.

7.    Employee Benefits

         The Company sponsors one defined contribution plan and two defined benefit plans. The Company's defined contribution plan ("Charles River Laboratories Employee Savings Plan") qualifies under section 401(k) of the Internal Revenue Code. It covers substantially all U.S. employees and contains a provision whereby the Company matches 50% of employee contributions up to four percent. The costs associated with the defined contribution plan totaled $416, $498 and $588 in 1997, 1998, and 1999, respectively.

         One of the Company-sponsored defined benefit plans (Charles River Laboratories, Inc. Pension Plan) is a qualified, non-contributory plan that also covers substantially all U.S. employees. Benefits are based on participants' final average monthly compensation and years of service. Participants' rights vest upon completion of five years of service.

         Under another defined benefit plan, the Company provides some executives with supplemental retirement benefits. This plan (Executive Supplemental Life Insurance Retirement Plan or ESLIRP) is generally unfunded and non-qualified under the provisions of the Employee Retirement Income Securities Act of 1974. The Company has,

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


however, taken out several key person life insurance policies with the intention of using its cash surrender value to fund the ESLIRP Plan. At December 25, 1999, the cash surrender value of these policies was $8,052.

         The following table provides reconciliations of the changes in benefit obligations, fair value of plan assets and funded status of the two defined benefit plans.

                                                                             Defined Benefit Plans
                                                                           -------------------------
                                                                             1998             1999
                                                                           --------         -------
Reconciliation of benefit obligation
 Benefit/obligation at beginning of year............................        $  20,531        $  25,112
 Service cost.......................................................              795              958
 Interest cost......................................................            1,588            1,738
 Benefit payments...................................................             (742)            (738)
 Actuarial loss (gain)..............................................            2,940              (73)
                                                                            ---------        ---------
 Benefit/obligation at end of year..................................        $  25,112        $  26,997
                                                                            =========        =========
Reconciliation of fair value of plan assets
 Fair value of plan assets at beginning of year.....................        $  19,237        $  26,493
 Actual return on plan assets.......................................            7,773           24,781
 Employer contributions.............................................              225              259
 Benefit payments...................................................             (742)            (738)
                                                                            ---------        ---------
 Fair value of plan assets at end of year...........................        $  26,493        $  50,795
                                                                            =========        =========
Funded status
 Funded status......................................................        $   1,381        $  23,797
 Unrecognized transition obligation.................................              563              423
 Unrecognized prior-service cost....................................              (27)             (24)
 Unrecognized gain..................................................           (7,178)         (29,108)
                                                                            ---------        ---------
 Accrued benefit (cost).............................................        $  (5,261)       $  (4,912)
                                                                            =========        =========
Amounts recognized in the consolidated balance sheet
 Accrued benefit cost...............................................        $  (7,849)       $  (7,237)
 Intangible asset...................................................              286              215
 Accumulated other comprehensive income.............................            2,302            2,110
                                                                            ---------        ---------
 Net amount recognized..............................................        $  (5,261)       $  (4,912)
                                                                            =========        =========

         Key weighted-average assumptions used in the measurement of the Company's benefit obligations are shown in the following table:

                                                                  Fiscal Year Ended
                                               --------------------------------------------------------
                                               December 27,          December 26,          December 25,
                                                   1997                  1998                  1999
                                               ------------          ------------          ------------
Discount rate...........................           7.5%                    7%                    7%
Expected return on plan assets..........            10%                   10%                   10%
Rate of compensation increase...........          4.75%                 4.75%                 4.75%

         The following table provides the components of net periodic benefit cost for the two defined benefit plans for 1997, 1998 and 1999:

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


                                                 Defined Benefit Plans
                                            --------------------------------
                                              1997        1998        1999
                                            --------    -------      -------
Components of net periodic benefit cost:
Service cost............................     $  804      $  795      $  958
Interest cost...........................      1,413       1,588       1,738
Expected return on plain assets.........     (1,717)     (1,901)     (2,623)
Amortization of transition obligation...        141         141         141
Amortization of prior-service cost......         (3)         (3)         (4)
Amortization of net gain................       (172)        (85)       (301)
                                             ------      ------      ------
Net periodic benefit cost...............     $  466      $  535      $  (91)
                                             ======      ======      ======

         The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $8,205, $7,745 and $0, as of December 26, 1998, and $8,761, $8,315, and $0 at December 25, 1999.

         The Company had an adjusted minimum pension liability of $2,302 ($1,381, net of tax) and $2,110 ($1,266 net of tax) as of December 26, 1998 and December 25, 1999, which represented the excess of the minimum accumulated net benefit obligation over previously recorded pension liabilities.

8.    Stock Compensation Plans

         As part of the recapitalization of the Company effective September 29, 1999, the equity investors in the recapitalization transaction agreed and committed to establish a stock option plan for the Company, for the purpose of providing significant equity incentives to management. The 1999 Management Incentive Plan (the "Plan") is administered by the Holdings Compensation Committee of the Board of Directors. Awards of 895,872 non-qualified stock options, none of which are currently exercisable, were ratified and granted by the Holdings Compensation Committee on December 9, 1999 effective as of September 29, 1999. Options to purchase shares of Holdings granted pursuant to the Plan are subject to a vesting schedule based on three distinct measures. A total of 926,000 shares have been reserved for the exercise of option grants under the Plan, representing approximately 9% of the fully diluted equity of Holdings. Certain options vest solely with the passage of time (incrementally over five years so long as the optionee continues to be employed by the Company). The remainder of the options vest over time but contain clauses providing for the acceleration of vesting upon the achievement of certain performance targets or the occurrence of certain liquidity events. All options granted expire on September 29, 1999. The exercise price of all of the options initially granted under the Plan is $10.27, the per share value of the underlying common stock, at the time of grant.

         Until September 29, 1999, employees of the Company participated in a stock option plan sponsored by B&L. As a result of the recapitalization transaction described in Note 2, employees participating in the B&L Stock Option Plan exercised all vested options and were compensated for all unvested options. The Company recorded compensation expense of $1,300 in the fourth quarter of 1999 based upon the amount that B&L compensated these employees. The Company received a capital contribution by B&L for this amount during the fourth quarter of 1999, which has been recorded as part of the net activity with B&L. As management's participation in the B&L plan was discontinued earlier in the year and the Company has estimated its' own plan based on current facts and circumstances, the historical FAS 123 disclosures relating to the B&L plan, are not considered relevant.

         The Company accounts for stock-based compensation plans under the provisions of APB 25. Under APB 25, because the exercise price of the new employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


         Pro forma information regarding net income is required by FAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method of that Statement.

         For purposes of this disclosure, the fair value of the fixed option grant on December 9, 1999 was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants outstanding:

Risk-free interest rate...............................    6.28%
Volatility factor.....................................    45.00%
Weighted average expected life (years)................       6

         The Black Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly difference from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         Had compensation expense for the Company's portion of fixed options been determined consistent with FAS 123, the Company's net income for the year ended December 25, 1999 would have been reduced to the pro forma amounts indicated below:

                             As Reported      Pro Forma
                             -----------      ---------
Net Income..............      $ 19,317         $ 19,223

         9. Joint Ventures

         The Company holds investments in several joint ventures. These joint ventures are separate legal entities whose purpose is consistent with the overall operations of the Company and represent geographical expansions of existing Company markets. The financial results of two of the joint ventures are consolidated into the Company's results as the Company has the ability to exercise control over these entities. The interests of the outside joint venture partners in these two joint ventures has been recorded as minority interests totaling $306 at December 26, 1998 and $304 at December 25, 1999.

         The Company also has investments in two other joint ventures that are accounted for on the equity method. Charles River Japan is a joint venture with Ajinomoto Co., Inc. and is an extension of the Company's research model business in Japan. Dividends received from Charles River Japan amounted to $773 in 1997, $681 in 1998, and $815 in 1999. Charles River Mexico, a joint venture which is an extension of the Company's avian (or bird) business in Mexico, is not significant to the Company's operations.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

         Summarized financial statement information for the unconsolidated joint ventures is as follows:

                                                                     Fiscal Year Ended
                                                      ------------------------------------------------
                                                      December 27,      December 26,      December 25,
                                                          1997              1998              1999
                                                      ------------      ------------      ------------
Condensed Combined Statements of Income
 Net sales.......................................      $  44,744         $  39,798         $  44,826
 Operating income................................          7,484             6,756             7,658
 Net income......................................          3,337             3,445             4,221


                                          December 26,      December 27,
                                              1998              1999
                                          ------------      ------------
Condensed Combined Balance Sheets
 Current assets......................      $  19,388         $  20,486
 Non-current assets..................         36,376            39,720
                                           ---------         ---------
                                           $  55,764         $  60,206
                                           =========         =========
 Current liabilities.................      $  13,501         $  11,330
 Non-current liabilities.............          6,617             6,163
 Shareholders' equity................         35,646            42,713
                                           ---------         ---------
                                           $  55,764         $  60,206
                                           =========         =========


         10. Restructuring Charges and Asset Impairments

         In April 1997, the Bausch & Lomb Board of Directors approved plans to restructure portions of the Company. As a result, pre-tax restructuring charges of $5,892 were recorded in 1997. The major components of the plans are summarized in the table below:

                                                   1997
                                                 --------
Employee separations.........................    $  3,200
Asset writedowns.............................       2,157
Other........................................         535
                                                 --------
                                                 $  5,892
                                                 ========

         The overall purpose of the restructuring charges was to reduce costs and improve profitability by closing excess capacity and eliminating associated personnel, reducing excess corporate, administrative and professional personnel, and exiting several small unprofitable product-lines. The restructuring actions affected both the research model and biomedical products and services segments. In total over 70 individuals were terminated in connection with these actions.

         These restructuring efforts have reduced the Company's fixed cost structure and realigned the business to meet its strategic objectives through the closure, relocation and combining of breeding, distribution, sales and administrative operations, and workforce reductions. Some severance costs were being paid over periods greater than one year. Asset writedowns relate primarily to the closing of facilities and losses resulting from equipment dispositions.

         Other charges included miscellaneous costs and other commitments.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

         The following table sets forth the activity in the restructuring reserves through December 25, 1999:

                                                 Restructuring
                                                    Programs
                                                      1997

Restructuring provision.....................       $   5,892
Cash payments...............................          (1,725)
Asset write-downs...........................          (1,435)
                                                   ---------
 Balance, December 27, 1997.................       $   2,732
Cash payments...............................            (897)
Asset write-downs...........................            (722)
                                                        ----
 Balance, December 26, 1998.................       $   1,113
Cash payments...............................          (1,113)
                                                   ---------
 Balance, December 25, 1999.................       $      --
                                                   =========

         At December 25, 1999 the restructuring reserve was fully utilized.

11.   Commitments and Contingencies

         Insurance

         The Company maintains insurance for workers' compensation, auto liability, employee medical and general liability. The per claim loss limits are $250, with annual aggregate loss limits of $1,500. Related accruals were $2,556 and $2,813 on December 26, 1998 and December 25, 1999, respectively. Separately, the Company has provided a letter of credit in favor of the insurance carriers in the amount of $350.

         Supply Agreement

         The Company is currently engaged in distributing certain products under a supply agreement. In the event certain minimum sales of $500 in 2000 and $1,000 in 2001 are not achieved the Company will be required to pay the difference in cash or the agreement can be terminated, at the option of the Company. In the event of such termination, the Company will no longer be required to make any payments.

         Litigation

         Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against Holdings. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's consolidated financial statements. The most potentially significant claim is described below.

         The Company is currently under a court order issued in June 1997 to remove its primate operations from two islands located in the Florida Keys. The mandate asserts that the Company's operations have contributed to the defoliation of some protected plant life. The Company continues to hold discussions with the state of Florida authorities regarding the extent of refoliation required on the islands. The Company believes the reserves recorded in the accompanying consolidated financial statements are sufficient to provide for the estimated exposure in connection with the refoliation. The Company has provided a letter of credit in regards to the completion of the refoliation on the island for $350.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


12.   Related Party Transactions

         As more fully described in Note 2, the Company completed a recapitalization in September 1999 and became a stand-alone entity. Until the recapitalization, the Company historically had operated autonomously from B&L. Some costs and expenses including insurance, information technology and other miscellaneous expenses were charged by B&L to the Company on a direct basis, however. Management believes these charges were based upon assumptions that were reasonable under the circumstances. These charges and estimates are not necessarily indicative of the costs and expenses which would have resulted had the Company incurred these costs as a separate entity. Charges of approximately $470, $250, and $88 for these items are included in costs of products sold and services rendered and selling, general and administrative expense in the accompanying consolidated financial statements for the years ended 1997, 1998 and for the nine months ended 1999, respectively. The Company does not expect its stand-alone costs to be significantly different from the historical costs allocated by B&L due to the autonomy with which the Company operated.

         As more fully described in Note 2, the accompanying consolidated financial statements include a line item "net activity with Bausch and Lomb" which comprises the above referenced intercompany allocations, net distributions made by the Company to B&L, and settlements with B&L as a result of the recapitalization.

         On September 25, 1999 the Company loaned to certain officers $920 to purchase stock in Holdings. These loans bear interest at the original rate of the term B credit facility (9.25%). The underlying stock is pledged as collateral for the loans. The year-end balance of $920 is classified as a reduction from Shareholders Equity.

13.   Other Income

         During the third quarter of 1999, the Company recorded a gain of $1,441 on the sale of property, plant and equipment located in Florida and the Netherlands.

14.   Geographic and Business Segment Information

         The Company is organized into geographic regions for management reporting with operating income being the primary measure of regional profitability. Some general and administrative expenses, including some centralized services provided by regional offices, are allocated based on business segment sales. The accounting policies used to generate geographic results are the same as the Company's overall accounting policies.

         The following table presents sales and other financial information by geography for the years 1997, 1998 and 1999. Included in the other non-U.S. category below are the Company's operations located in Canada, China, Germany, Italy, Netherlands, United Kingdom, Australia, Belgium, Czech Republic, Hungary, Spain and Sweden. Sales to unaffiliated customers represent net sales originating in entities physically located in the identified geographic area. Long-lived assets include property, plant and equipment, goodwill and intangibles, other investments and other assets.

                                                U.S.        France       Other Non-U.S.      Consolidated
                                              ---------    ---------     --------------     -------------
1997
 Sales to unaffiliated customers.........    $  100,314    $  25,680       $  44,719        $  170,713
 Long-lived assets.......................        62,236       10,146          22,108            94,490
1998
 Sales to unaffiliated customers.........    $  115,639    $  26,177       $  51,485        $  193,301
 Long-lived assets.......................        76,289       12,751          23,743           112,783
1999
 Sales to unaffiliated customers.........    $  137,417    $  29,205       $  52,654        $  219,276
 Long-lived assets.......................       103,261       12,234          20,191           135,686

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


         The Company's product line segments are research models and biomedical products and services. The following table presents sales and other financial information by product line segment for the fiscal years 1997, 1998 and 1999. Sales to unaffiliated customers represent net sales originating in entities primarily engaged in either provision of research models or biomedical products and services. Long-lived assets include property, plant and equipment, goodwill and intangibles; other investments; and other assets.

                                         1997          1998          1999
                                      ----------    ----------    -----------
Research models
 Net sales........................    $  125,214    $  134,590    $  142,312
 Operating income.................        19,583        30,517        33,663
 Total assets.....................       157,915       180,983       268,381
 Depreciation and amortization....         5,297         5,534         8,008
 Capital expenditures.............         6,178         8,127         6,983
Biomedical products and services
 Net sales........................     $  45,499     $  58,711     $  76,964
 Operating income.................         6,496        11,117        14,428
 Total assets.....................        38,296        53,271        94,022
 Depreciation and amortization....         4,406         5,361         4,310
 Capital expenditures.............         5,694         3,782         5,968

         A reconciliation of segment operating income to consolidated operating income is as follows:

                                                Fiscal Year Ended
                                  --------------------------------------------
                                  December 27,    December 26,    December 25,
                                      1997            1998            1999
                                  ------------    ------------    ------------
Total segment operating income.      $  26,079       $  41,634       $  48,091
Unallocated corporate overhead.         (4,003)         (6,309)         (5,128)
                                     ---------       ---------       ---------
Consolidated operating income..      $  22,076       $  35,325       $  42,963
                                     =========       =========       =========


         A summary of identifiable long-lived assets of each business segment at year end is as follows:

                                          December 26,      December 25
                                              1998             1999
                                          ------------      ------------
Research Models......................     $   73,190        $   69,257
Biomedical Products and Services.....         39,593            66,429
                                          ----------        ----------
                                          $  112,783        $  135,686
                                          ==========        ==========


         15. Subsequent Events (unaudited)

         As of February 28, 2000, the Company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 Billion Yen, or $12,844. One Billion Yen, or $9,174, was paid at closing, and the balance of 400 Million Yen, or $3,670, was deferred pursuant to a three-year balloon promissory note secured by a pledge of the 16% shares. The note bears interest at the long-term prime rate in Japan. Effective with the acquisition of this additional interest, the Company will have control of and will consolidate the operations of Charles River Japan, from the effective date of the incremental acquisition.

                        CHARLES RIVER LABORATORIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)


         On March 10, 1999 Charles River Laboratories announced the closure of its Shamrock primate import and conditioning business in Small Dole, England. The Company expects to have its plans finalized by the end of the first quarter and expects the closure to be completed during the second or third quarter of 2000. The actions contemplated in this plan relate primarily to severance, property and equipment dispositions and other miscellaneous activities directly related to the operations being shut down. Management has met with 16 employees subject to its severance plans and has communicated its intended closure actions to customers. The Company does not expect that the animal sales previously made by Shamrock will be significantly impacted.

         During January 2000, the Company sold a product line within its research model business segment. The selling price of $7,000 approximated the net book value of the underlying assets at the time of the sale. In addition, the Company had approximately $900 of deferred revenue which related to cash payments received in advance of shipping the research models. Under the term of the sales agreement, the Company is no longer obligated to ship research models and, accordingly, has recorded this amount as income in the first quarter of 2000. Fiscal 1999 sales associated with this product line approximated $2,800.

         The Company's 100% shareholder, Charles River Laboratories International, Inc., formerly Charles River Laboratories Holdings, Inc. ("Holdings"), consummated an initial public offering ("the Offering") of 16,100,000 shares of its common stock at a price of $16 subsequent to June 24, 2000. Holdings plans to use some of the net proceeds from the Offering of $236,068 to redeem a portion of the Company's outstanding senior subordinated notes and a portion of the Company's bank debt. The Offering was declared effective and trading opened on the New York Stock Exchange on June 23, 2000, however the closing did not occur until the third quarter of 2000.

         The following pro forma presentation of selected unaudited balance sheet information for the company gives effect to the Offering as if it had occurred on June 24, 2000.

                                                    Pro Forma as of
                                                    June 24, 2000
                                                    ---------------
Total assets........................................    $ 397,553
Total liabilities...................................      285,990
Shareholders' Equity................................       97,092

         The Company will record an extraordinary loss, net of tax, of approximately $8.5 million in the third quarter of 2000. This extraordinary loss will be attributable to premiums relating to the early repayment of a portion of the senior subordinated notes, and the write-off of deferred financing costs and discounts associated with the debt repayment.

                        CHARLES RIVER LABORATORIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 24, 2000 AND JUNE 26, 1999
                             (dollars in thousands)


                                                                                            Six Months Ended
                                                                                  ------------------------------------
                                                                                   June 26,                  June 24,
                                                                                     1999                      2000
                                                                                  ----------                ----------
Net sales related to products.................................................    $   93,153                $  106,970
Net sales related to services.................................................        15,013                    36,429
                                                                                  ----------                ----------
Total net sales...............................................................    $  108,166                $  143,399
Costs and Expenses
  Cost of products sold.......................................................        55,113                    59,511
  Cost of services provided...................................................         9,209                    24,401
  Selling, general and administrative.........................................        19,911                    24,240
  Amortization of goodwill and intangibles....................................           764                     1,802
                                                                                  ----------                ----------
Operating income..............................................................        23,169                    33,445
Other income (expense)
  Interest income.............................................................           359                       291
  Interest expense............................................................          (171)                  (19,162)
  Loss from foreign currency, net.............................................          (153)                     (160)
  Other income (expenses).....................................................            --                       390
                                                                                  ----------                ----------
Income before income taxes, minority interests and earnings from equity
  investments.................................................................        23,204                    14,804
Provision for income taxes....................................................        10,011                     2,151
                                                                                  ----------                ----------
Income before minority interests and earnings from equity investments.........        13,193                    12,653
Minority interests............................................................            (2)                     (679)
Earnings from equity investments..............................................         1,117                       748
                                                                                  ----------                ----------
Net Income...................................................................     $   14,308                $   12,722
                                                                                  ==========                ==========


            See Notes to Condensed Consolidated Financial Statements

                       CHARLES RIVER LABORATORIES, INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                            (dollars in thousands)

                                                                                          December 25,    June 24,
                                                                                             1999           2000
                                                                                          ------------   ---------
Assets
Current assets
Cash and cash equivalents ............................................................     $  15,010      $  18,993
 Trade receivables, less allowances of $978 and $976, respectively....................        36,293         50,930
 Inventories..........................................................................        30,534         32,192
 Deferred income taxes................................................................           632            632
 Due from affiliates..................................................................         1,233             99
 Other current assets.................................................................         5,293          5,492
                                                                                           ---------      ---------
   Total current assets...............................................................        88,995        108,338
Property, plant and equipment, net....................................................        85,413        117,741
Goodwill and other intangibles, less accumulated amortization of $7,220 and
 $8,971, respectively.................................................................        36,958         41,658
Investments in affiliates.............................................................        21,722          2,166
Deferred tax asset....................................................................       100,907        101,130
Deferred financing costs..............................................................        14,015         13,747
Other assets..........................................................................        14,393         13,467
                                                                                           ---------      ---------
 Total assets.........................................................................     $ 362,403      $ 398,247
                                                                                           =========      =========
Liabilities and Shareholder's Equity
Current liabilities
 Current portion of long-term debt....................................................     $   3,290      $   6,442
 Current portion of capital lease obligation..........................................           253            211
 Accounts payable.....................................................................         9,291          8,693
 Accrued compensation.................................................................        10,792         13,540
 Deferred income......................................................................         7,643          5,808
 Accrued interest.....................................................................         8,935          8,363
 Accrued liabilities..................................................................        18,479         20,443
 Accrued income taxes.................................................................         2,738          6,124
                                                                                           ---------      ---------
   Total current liabilities..........................................................    $  61,421       $  69,624
Long-term debt........................................................................       306,725        311,102
Deferred tax liability................................................................         4,990          6,964
Capital lease obligations.............................................................           795            621
Accrued ESLIRP........................................................................         8,315          8,638
Other long-term liabilities...........................................................         2,469          3,852
                                                                                           ---------      ---------
   Total liabilities..................................................................       384,715        400,801
                                                                                           ---------      ---------
Commitments and contingencies (Note 3)................................................
Minority interests....................................................................           304         14,471
Shareholder's equity
 Common stock.........................................................................             1              1
 Capital in excess of par value.......................................................       119,470        114,933
 Retained earnings....................................................................      (132,158)      (119,436)
 Loans to officers....................................................................          (920)          (920)
 Accumulated other comprehensive income...............................................        (9,009)       (11,603)
                                                                                           ---------      ---------
   Total shareholder's equity.........................................................       (22,616)       (17,025)
                                                                                           ---------      ---------
   Total liabilities and shareholder's equity.........................................    $  362,403     $  398,247
                                                                                          ==========     ==========

            See Notes to Condensed Consolidated Financial Statements

                       CHARLES RIVER LABORATORIES, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                            (dollars in thousands)

                                                                                          Six Months Ended
                                                                                      -----------------------
                                                                                      June 26,       June 24,
                                                                                        1999           2000
                                                                                      --------       --------
Cash Flows Relating to Operating Activities
Net income.......................................................................     $  14,308      $  12,722
Adjustments to reconcile net income to net cash provided by operating activities:......................................................................
 Depreciation and amortization...................................................         5,816          8,012
 Amortization of debt issuance costs and discounts...............................             -            962
 Provision for doubtful accounts.................................................           (13)            35
 Earnings from equity investments................................................        (1,117)          (748)
 Minority interests..............................................................             2            679
 Deferred income taxes...........................................................           309         (5,147)
 Stock compensation expense......................................................            91              -
 Property, plant, and equipment write-downs and disposals........................             -            528
 Other non-cash items............................................................             -             11
Changes in assets and liabilities
 Trade receivables...............................................................        (4,707)        (4,832)
 Inventories.....................................................................           589            (61)
 Due from affiliates.............................................................          (779)           156
 Deferred financing costs........................................................             -           (588)
 Other current assets............................................................          (694)          (122)
 Other assets....................................................................          (481)        (1,740)
 Accounts payable................................................................        (1,210)        (3,532)
 Accrued compensation............................................................           368          3,050
 Deferred income.................................................................         2,607         (1,835)
 Accrued interest................................................................             -           (601)
 Accrued liabilities.............................................................        (2,499)        (2,339)
 Accrued income taxes............................................................        (4,569)         2,099
 Accrued ESLIRP..................................................................           801            323
 Other long-term liabilities.....................................................          (125)            10
                                                                                      ---------      ---------
   Net cash provided by operating activities                                          $   8,697      $   7,042
                                                                                      ---------      ---------
Cash Flows Relating to Investing Activities
 Capital expenditures............................................................        (4,637)        (6,107)
 Contingent payments for prior year acquisitions.................................          (251)             -
 Acquisition of business, net of cash acquired of $3,163.........................             -         (6,011)
 Proceeds from sale of animal colony.............................................             -          7,000
                                                                                      ---------      ---------
   Net cash used in investing activities.........................................     $  (4,888)     $  (5,118)

Cash Flows Relating to Financing Activities
 Proceeds from long-term debt....................................................             -          3,000
 Payments on long-term debt......................................................           (35)          (600)
 Payments on capital lease obligations...........................................          (124)          (216)
 Net activity with Bausch & Lomb.................................................        (6,147)            -
                                                                                      ---------      ---------
   Net cash provided by/used in financing activities.............................     $  (6,306)     $   2,184
Effect of exchange rate changes on cash and cash equivalents.....................          (745)          (125)
                                                                                      ---------      ---------
Net change in cash and cash equivalents..........................................        (3,242)         3,983
                                                                                      =========      =========
Cash and cash equivalents, beginning of period...................................        24,811         15,010
                                                                                      ---------      ---------
Cash and Cash Equivalents, End of Period.........................................     $  21,569      $  18,993
                                                                                      =========      =========
Supplemental Cash Flow Information
 Cash paid for interest..........................................................     $     172      $  18,773
 Cash paid for taxes.............................................................         2,978          4,539

           See Notes to Condensed Consolidated Financial Statements

                       CHARLES RIVER LABORATORIES, INC.
    NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (dollars in thousands)

1.  Basis of Presentation

         The condensed consolidated interim financial statements are unaudited, and certain information and footnote disclosure related thereto normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States, have been omitted in accordance with Rule 10-01 of Regulation S-X. In the opinion of management, the accompanying unaudited condensed consolidated financial statements were prepared following the same policies and procedures used in the preparation of the audited financial statements and reflect all adjustments (consisting of normal recurring adjustments) considered necessary to present fairly the financial position of Charles River Laboratories, Inc. ("the Company"). The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year. These condensed consolidated financial statements should be read in conjunction with the Company's annual report appearing elsewhere in this Registration Statement.

2. Initial Public Offering

         The Company's 100% shareholder, Charles River Laboratories International, Inc. consummated an initial public offering ("the Offering") of 16,100,000 shares of its common stock at a price of $16 subsequent to June 24, 2000. Charles River Laboratories International, Inc. plans to use some of the net proceeds from the Offering of $236,068 to redeem a portion of the Company's outstanding senior subordinated notes and a portion of the Company's bank debt. The Offering was declared effective and trading opened on the New York Stock Exchange on June 23, 2000, however the closing did not occur until the third quarter of 2000. For this reason, use of these proceeds with respect to the Company has not been recorded in the accompanying unaudited condensed consolidated financial statements. See Note 4 for a discussion of the impact of the Offering on the provision for income taxes.

         The following pro forma presentation of selected unaudited balance sheet information for the company gives effect to the Offering as if it had occurred on June 24, 2000.

                                             Pro Forma as of
                                              June 24, 2000
                                             ---------------
Total assets............................       $  397,553
Total liabilities.......................          285,990
Shareholders' Equity....................           97,092


         The Company will record an extraordinary loss, net of tax, of approximately $8.5 million in the third quarter of 2000. This extraordinary loss will be attributable to premiums relating to the early repayment of a portion of the senior subordinated notes, and the write-off of deferred financing costs and discounts associated with the debt repayment.

3.  Supplemental Balance Sheet Information

         The composition of inventories is as follows:

                                       December 25,     June 24,
                                           1999           2000
                                       ------------   ------------
Raw materials and supplies........      $   4,196     $   3,793
Work in process...................          1,608         1,374
Finished products.................         24,730        27,025
                                        ---------     ---------
Inventories.......................      $  30,534     $  32,192
                                        =========     =========

                       CHARLES RIVER LABORATORIES, INC.
    NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (dollars in thousands)

         The composition of property, plant and equipment is as follows:

                                       December 25,      June 24,
                                           1999             2000
                                       ------------   ------------
Land..................................  $   7,022     $   9,411
Buildings.............................     90,730       143,809
Machinery and equipment...............     82,131        93,340
Leasehold improvements................      4,668         5,145
Furniture and fixtures................      1,826         1,931
Vehicles..............................      2,689         2,585
Construction in progress..............      4,679         4,569
                                        ---------     ---------
                                          193,745       260,790
Less accumulated depreciation            (108,332)     (143,049)
                                        ---------     ---------
Net property, plant and equipment.....  $  85,413     $ 117,741
                                        =========     =========


4. Income Taxes

         Effect of the Offering

         As further described in Note 2, Charles River Laboratories International, Inc. the Company's 100% shareholder, closed its initial public offering in the third quarter of 2000. Some of the net proceeds from the Offering of $236,068 will be used to repay a portion of the Company's indebtedness. Although the uses of the proceeds are not reflected in the accompanying condensed consolidated financial statements, the Company has given effect to the impact of the Offering on its estimated annual effective tax rate and reduced such rate to 46.7%. The 46.7% effective tax rate has been reflected in the accompanying condensed consolidated statements of income for the three and six month periods ended June 24, 2000.

         In addition, the Company has reassessed the need for a valuation allowance associated with the deferred tax asset balance discussed below. As a result of the Offering, the Company expects to be significantly more profitable in the future, due to reduced interest costs. The valuation allowance associated with the deferred tax asset described below has been reduced by $4,762, to $750. The reduction of the valuation allowance has been recorded as a tax benefit in the second quarter of 2000. The net deferred tax asset of $101,752 as of June 24, 2000 has been recorded at its estimated realizable value as determined by management after considering all available evidence, including historical operating results, projections of taxable income and tax planning strategies.

         Finalization of Tax Purchase Price Allocation

         In connection with the leveraged recapitalization transaction which occurred effective September 29, 1999, CRL Acquisition LLC and Bausch & Lomb Incorporated, Charles River Laboratories International, Inc's shareholders, made a joint election under Internal Revenue Code 338(h)(10) to treat the transaction as an asset purchase resulting in a step-up in the tax basis of the underlying net assets. The election resulted in the recording of a deferred tax asset, net of valuation allowance, of $99,506 and a corresponding increase to capital in excess of par value. The Company was, however, still in the process of finalizing the tax purchase price allocation at December 25, 1999. During the second quarter of 2000, the tax purchase price allocation related to the election described above was finalized. An adjustment of $4,537 has been recorded to reduce the net deferred tax asset balance and capital in excess of par value in accordance with the final tax purchase price allocation.

                       CHARLES RIVER LABORATORIES, INC.
    NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (dollars in thousands)


5.  Commitments and Contingencies

         Insurance

         The Company maintains insurance for workers' compensation, auto liability, employee medical and general liability. The per claim loss limits are $250, with annual aggregate loss limits of $1,500. Related accruals were $2,813 and $2,861 on December 25, 1999 and June 24, 2000, respectively. Separately, the Company has provided a letter of credit in favor of the insurance carriers in the amount of $350.

         Supply Agreement

         The Company is currently engaged in distributing certain products under a supply agreement. In the event certain minimum sales of $500 in 2000 and $1,000 in 2001 are not achieved, the Company at its option can pay the difference in cash or terminate the agreement. In the event of such termination the Company will not be required to make any payments.

         Litigation

         Various lawsuits, claims and proceedings of a nature considered normal to its business are pending against the Company. In the opinion of management, the outcome of such proceedings and litigation currently pending will not materially affect the Company's condensed consolidated financial statements.

         The Company is currently under a court order issued in June 1997 to remove its large animal operations from two islands located in the Florida Keys and to refoliate the islands. The Company removed its large animal operations from the island in the First Quarter of 2000. The Company continues to hold discussions with the state of Florida and federal authorities regarding the extent of refoliation required on the islands and believes the reserves recorded in the accompanying condensed consolidated financial statements are sufficient to provide for the estimated exposure in connection with the refoliation. The Company has provided a letter of credit in regards to the completion of the refoliation on the island for $350.

6.  Acquisitions and Disposals

         On February 28, 2000, the Company acquired an additional 16% of the equity (340,840 common shares) of its 50% equity joint venture company, Charles River Japan, from Ajinomoto Co., Inc. The purchase price for the equity was 1.4 billion yen, or $12,844. One billion yen, or $9,174, was paid at closing, and the balance of 400 million yen, or $3,670, was deferred pursuant to a three-year balloon promissory note secured by a pledge of the 16% shares. The note bears interest at the long-term prime rate in Japan, 2.15% at June
24, 2000. Effective with the acquisition of this additional interest, the Company has control of, and is consolidating the operations, of Charles River Japan. The estimated fair value of the incremental net assets acquired is $6,207. Goodwill of $6,637 has been recorded in the accompanying condensed consolidated interim financial statements and is being amortized over its estimated useful life of 15 years.

         On March 10, 2000, the Company announced the closure of its Shamrock primate import and conditioning business in Small Dole, England. This closure was completed during the second quarter of 2000. The Company does not expect that the animal sales previously made by Shamrock will be significantly affected. A restructuring change of $751 related to the closure was recorded in selling, general and administrative expenses in the first quarter of 2000. This reserve was fully utilized in the second quarter of 2000.

         During January 2000, the Company sold a product line within its research model business segment. The selling price of $7,000 approximated the net book value of the underlying assets at the time of the sales. In addition the

                       CHARLES RIVER LABORATORIES, INC.
    NOTES TO UNAUDITED CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
                            (dollars in thousands)


Company had approximately $900 of deferred revenue which related to cash payments received in advance of shipping the research models. Under the term of the sales agreement, the Company is no longer obligated to ship research models and, accordingly, has recorded this amount as income in the first quarter of 2000. Fiscal 1999 sales associated with this product line approximated $2,800.

7.  Business Segment Information

         The following table presents sales and other financial information by product line segment for the six month period ended June 26, 1999 and June 24, 2000. Sales to unaffiliated customers represent net sales originating in entities primarily engaged in either animal services or biomedical products and services.

                                             Six Month Period Ended
                                           --------------------------
                                           June 26,         June 24,
                                             1999             2000
                                           ---------        ---------
Research Models
 Net sales...........................       $73,782          $87,176
 Operating income....................        20,306           25,150
 Depreciation and amortization.......         3,991            4,596
 Capital expenditures................         2,512            3,281
Biomedical Products and Services
 Net sales...........................        34,384           56,223
 Operating income....................         7,417           11,056
 Depreciation and amortization.......         1,825            3,416
 Capital expenditures................         2,125            2,826


         Total assets attributable to the research models segment as of December 25, 1999 and June 24, 2000 were $268,381 and $305,489 respectively. Total assets attributable to the biomedical products and services segment as of December 25, 1999 and June 24, 2000 were $94,022 and $92,758 respectively.

         A reconciliation of segment operating income to consolidated operating income is as follows:

                                               Six Month Period Ended
                                             --------------------------
                                             June 26,          June 24,
                                               1999              2000
                                             --------          --------
Total segment operating income......          $27,723           $36,206
Unallocated corporate overhead......           (4,554)           (2,761)
                                              -------           -------
Consolidated operating income.......           23,169            33,445
                                              =======           =======

8.  Comprehensive Income

         The components of comprehensive income for the six-month periods ended June 26, 1999 and June 26, 2000 are set forth below:

                                              Six Month Period Ended
                                            --------------------------
                                            June 26,          June 24,
                                              1999              2000
                                            --------          --------
Net income.........................          $14,308           $12,722
Foreign currency translation.......           (4,768)           (2,594)
                                             -------           -------
Comprehensive income...............            9,540            10,128
                                             =======           =======

================================================================================





               13 1/2 Series B Senior Subordinated Notes Due 2009
                        Charles River Laboratories, Inc.







                                   PROSPECTUS





                          Donaldson, Lufkin & Jenrette



                                                  , 2000



We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of Charles River have not changed since the date hereof.

================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses incurred or expected to be incurred by the Registrant in connection with the sale of the securities being registered.


Legal fees and expenses.................      $ 25,000
Accounting fees and expenses............        17,500
Miscellaneous...........................         7,500
                                              --------
Total...................................      $ 50,000
                                              ========



ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

         As permitted by the Delaware General Corporation Law, the Registrant's certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases) or (iv) for any transaction from which the director derived an improper personal benefit.

         As a result of this provision, the ability of the Registrant, or a stockholder thereof, to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the federal securities laws.

         In addition, the Registrant's certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer of the Registrant who (because of the fact that he or she is a director or officer) is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director or officer in advance of the final disposition of such proceeding in accordance with the applicable corporate law.

         The indemnification provisions in the Registrant's certificate of incorporation, by-laws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act.

         Charles River provides insurance from commercial carriers against some liabilities incurred by the directors and officers of its parent.

         Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

Document                                            Exhibit Number
--------                                            --------------

Certificate of Incorporation..................             3.1

Document                                            Exhibit Number
--------                                            --------------

By-laws.......................................             3.2
Form of Indemnification Agreement.............            10.15


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         On September 29, 1999, Charles River Laboratories, Inc. sold 150,000 units consisting of 13 1/2% notes due 2009 and warrants to purchase 1,140,000 shares of common stock of Charles River Laboratories International, Inc. for an aggregate principal amount of $150,000,000 to Donaldson, Lufkin & Jenrette Securities Corporation in a private placement in reliance on Section 4(2) under the Securities Act, at an offering price of $1,000 per unit. The notes were immediately resold by the initial purchaser in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits. The following exhibits are filed as part of this registration statement:


 Number                          Description
 ------                          -----------
2.1*** Recapitalization Agreement, dated as of July 25, 1999, among Charles River Laboratories, Inc., Charles River Laboratories International, Inc. (formerly known as Endosafe, Inc.), Bausch & Lomb Incorporated, and other parties listed therein.

2.2*** Amendment No. 1 to Recapitalization Agreement, dated as of September 29, 1999 by Bausch & Lomb Incorporated and CRL Acquisition LLC.

2.3** Agreement and Plan of Reorganization, dated as of June 6, 2000, among Charles River Laboratories International, Inc., CRL Acquisition LLC and B&L CRL, Inc.

3.1***         Certificate of Incorporation of Charles River Laboratories, Inc.

3.2***         By-laws of Charles River Laboratories, Inc.

4.1*** Investors' Agreement, dated as of September 29, 1999, among Charles River Laboratories International, Inc. and the shareholders named therein.

4.2*** Indenture dated as of September 29, 1999 among Charles River Laboratories, Inc. and State Street Bank and Trust Company, as trustee.

4.3***         Form of note (included in Exhibit 4.2).

5.1***         Opinion of Davis Polk & Wardwell with respect to the notes.

10.1*** Credit Agreement, dated as of September 29, 1999, among Charles River Laboratories, Inc., the various financial institutions that are or may become parties as lenders thereto, DLJ Capital Funding, Inc., as lead arranger, sole book runner and syndication agent for the lenders, Union Bank of California, N.A., as administrative agent for the lenders, and National City Bank, as documentation agent for the lenders.

10.2*** Purchase Agreement between Charles River Laboratories, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation as Initial Purchaser.

10.3+ Joint Venture Agreement between Ajinomoto Co., Inc. and Charles River Breeding Laboratories, Inc. dated June 24, 1981, and ancillary agreements, amendments and addendums.

10.4*** Supply Agreement between Merck & Co., Inc. and Charles River Laboratories, Inc. dated September 30, 1994.

10.5*** Amended and Restated Stock Purchase Agreement among Charles River Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated September 4, 1999.

10.6+ Ground Lease between HIC Associates (Lessor) and Charles River Laboratories, Inc. (Lessee) dated June 5, 1992; Real Estate Lease between Charles River Laboratories, Inc. (Landlord) and Charles River Partners L.P. (Tenant) dated December 22, 1993; and Assignment and Assumption Agreement between Charles River Partners, L.P. (Assignor) and Wilmington Partners L.P. (Assignees) dated December 22, 1993.

10.7*** Amended and Restated Distribution Agreement between Charles River BRF, Inc., Charles River Laboratories, Inc., Bioculture Mauritius Ltd. and Marry Ann and Owen Griffiths, dated December 23, 1997.

10.8*** Supply Agreement between Sierra Biomedical, Inc. and Scientific Resources International, Ltd., dated March 18, 1997.

10.9**** Severance Agreement between Charles River Laboratories, Inc. and Real H. Renaud dated January 20, 1992.

10.10****      1999 Charles River Laboratories Officer Separation Plan.

10.11****      Form of Agreement and Release among Bausch & Lomb, Incorporated,
               Charles River Laboratories, Inc. and the named executive officers dated as of July 25, 1999.

10.12#         1999 Management Incentive Plan.

10.13**        2000 Incentive Plan.

10.14**        2000 Directors Stock Plan.

10.15**        Form of Indemnification Agreement.

12.1*          Computation of Ratio of Earnings to Fixed Charges

21.1***        Subsidiaries of Charles River Laboratories, Inc.

23.1*** Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

23.2*          Consent of PricewaterhouseCoopers LLP.

24.1*** Power of Attorney pursuant to which amendments to this registration statement may be filed.
--------------------

*    Filed herewith.

** Previously filed as an exhibit to Amendment No. 2 to Charles River Laboratories International, Inc.'s Registration Statement on Form S-1 (File No. 333-35524) filed June 23, 2000.

*** Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-91845) filed December 1, 1999.

**** Previously filed as an exhibit to Amendment No. 1 to Charles River
     Laboratories International, Inc.'s Registration Statement on Form S-1 (File No. 333-35524) filed June 6, 2000.

+ Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-91845) filed January 11, 2000.

# Previously filed as an exhibit to Charles River Laboratories International Inc.'s Quarterly Report on Form 10-Q (File No. 333-92383) filed May 9, 2000.

     (b) Financial Statement Schedules. The following financial statement schedules are included as part of this registration statement.

                       Valuation and Qualifying Accounts
                       Charles River Laboratories, Inc.
                        Income Tax Valuation Allowance

                                                       Charged
                                          Balance      to costs   Charged                                              Balance
                                        at beginning     and      to other                                            at end of
                                         of period     expenses   accounts   Description   Deductions   Description    period
                                         ---------     --------   --------   -----------   ----------   -----------    ------
                                                                        (dollars in thousands)
For the year ended December 25, 1999.
Income Tax Valuation Allowance.......       $1,766      $5,170               Provisions        $--                      $6,936
For the year ended December 26, 1998.
Income Tax Valuation Allowance.......       $1,766      $   --               Provisions        $--                      $1,766
For the year ended December 27, 1997.
Income Tax Valuation Allowance.......       $   --      $1,766               Provisions        $--                      $1,766


                         Allowance for Doubtful Accounts


                                                       Charged
                                          Balance      to costs   Charged                                               Balance
                                        at beginning     and      to other                                             at end of
                                         of period     expenses   accounts   Description   Deductions    Description    period
                                         ---------     --------   --------   -----------   ----------    -----------    ------
                                                                         (dollars in thousands)
For the year ended December 25, 1999.
                                                                                                         Recoveries/
Income Tax Doubtful Accounts.........       $  898      $  324               Provisions        $(244)    Write-offs     $  978
For the year ended December 26, 1998.
                                                                                                         Recoveries/
Income Tax Doubtful Accounts.........       $  688      $  265               Provisions         $(55)    Write-offs     $  898
For the year ended December 27, 1997.
                                                                                                         Recoveries/
Income Tax Doubtful Accounts.........       $  568      $  192               Provisions         $(72)    Write-offs     $  688

         Other financial statement schedules have been omitted because they are inapplicable or are not required under applicable provisions of Regulation S-X or because the information that would otherwise be included in such schedules is contained in the Registrant's financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (x) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (y) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (z) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Massachusetts, on the 31st day of August, 2000.


                                   Charles River Laboratories, Inc.

                                   By: /s/Thomas F. Ackerman
                                     -------------------------------
                                          Thomas F. Ackerman
                                          Chief Financial Officer


         Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities indicated on August 31, 2000.



               Signature                          Title
               ---------                          -----
                   *
         ---------------------         President, Chief Executive Officer
            James C. Foster            (Principal Executive Officer) and
                                       Chairman

         /s/Thomas F. Ackerman         Chief Financial Officer (Principal
         ---------------------         Financial Officer) and Senior Vice
          Thomas F. Ackerman           President, Finance and Administration
                                       (Principal Accounting Officer)

                   *
         ---------------------         Director
            Robert Cawthorn

                   *                   Director
         ---------------------
           Stephen D. Chubb

                   *                   Director
         ---------------------
             Thompson Dean

                   *                   Director
         ---------------------
            Reid S. Perper

                   *                   Director
         ---------------------
           Douglas E. Rogers




         * The undersigned, by signing his name hereto, does sign and execute this Post-Effective Amendment No. 1 pursuant to the Power of Attorney executed by the above-named directors and officers of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such directors and officers.


By:   /s/Thomas F. Ackerman
  ---------------------------
      Thomas F. Ackerman
      Attorney-in Fact

                                  Exhibit Index

 Number                          Description
 ------                          -----------
2.1*** Recapitalization Agreement, dated as of July 25, 1999, among Charles River Laboratories, Inc., Charles River Laboratories International, Inc. (formerly known as Endosafe, Inc.), Bausch & Lomb Incorporated, and other parties listed therein.

2.2*** Amendment No. 1 to Recapitalization Agreement, dated as of September 29, 1999 by Bausch & Lomb Incorporated and CRL Acquisition LLC.

2.3** Agreement and Plan of Reorganization, dated as of June 6, 2000, among Charles River Laboratories International, Inc., CRL Acquisition LLC and B&L CRL, Inc.

3.1***         Certificate of Incorporation of Charles River Laboratories, Inc.

3.2***         By-laws of Charles River Laboratories, Inc.

4.1*** Investors' Agreement, dated as of September 29, 1999, among Charles River Laboratories International, Inc. and the shareholders named therein.

4.2*** Indenture dated as of September 29, 1999 among Charles River Laboratories, Inc. and State Street Bank and Trust Company, as trustee.

4.3***         Form of note (included in Exhibit 4.2).

5.1***         Opinion of Davis Polk & Wardwell with respect to the notes.

10.1*** Credit Agreement, dated as of September 29, 1999, among Charles River Laboratories, Inc., the various financial institutions that are or may become parties as lenders thereto, DLJ Capital Funding, Inc., as lead arranger, sole book runner and syndication agent for the lenders, Union Bank of California, N.A., as administrative agent for the lenders, and National City Bank, as documentation agent for the lenders.

10.2*** Purchase Agreement between Charles River Laboratories, Inc. and Donaldson, Lufkin & Jenrette Securities Corporation as Initial Purchaser.

10.3+ Joint Venture Agreement between Ajinomoto Co., Inc. and Charles River Breeding Laboratories, Inc. dated June 24, 1981, and ancillary agreements, amendments and addendums.

10.4*** Supply Agreement between Merck & Co., Inc. and Charles River Laboratories, Inc. dated September 30, 1994.

10.5*** Amended and Restated Stock Purchase Agreement among Charles River Laboratories, Inc. and SBI Holdings, Inc. and its stockholders dated September 4, 1999.

10.6+ Ground Lease between HIC Associates (Lessor) and Charles River Laboratories, Inc. (Lessee) dated June 5, 1992; Real Estate Lease between Charles River Laboratories, Inc. (Landlord) and Charles River Partners L.P. (Tenant) dated December 22, 1993; and Assignment and Assumption Agreement between Charles River Partners, L.P. (Assignor) and Wilmington Partners L.P. (Assignees) dated December 22, 1993.

10.7*** Amended and Restated Distribution Agreement between Charles River BRF, Inc., Charles River Laboratories, Inc., Bioculture Mauritius Ltd. and Marry Ann and Owen Griffiths, dated December 23, 1997.

10.8*** Supply Agreement between Sierra Biomedical, Inc. and Scientific Resources International, Ltd., dated March 18, 1997.

10.9**** Severance Agreement between Charles River Laboratories, Inc. and Real H. Renaud dated January 20, 1992.

10.10****      1999 Charles River Laboratories Officer Separation Plan.

10.11****      Form of Agreement and Release among Bausch & Lomb, Incorporated,
               Charles River Laboratories, Inc. and the named executive officers dated as of July 25, 1999.

10.12#         1999 Management Incentive Plan.

10.13**        2000 Incentive Plan.

10.14**        2000 Directors Stock Plan.

10.15**        Form of Indemnification Agreement.

12.1*          Computation of Ratio of Earnings to Fixed Charges

21.1***        Subsidiaries of Charles River Laboratories, Inc.

23.1*** Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

23.2*          Consent of PricewaterhouseCoopers LLP.

24.1*** Power of Attorney pursuant to which amendments to this registration statement may be filed.
--------------------

*    Filed herewith.

** Previously filed as an exhibit to Amendment No. 2 to Charles River Laboratories International, Inc.'s Registration Statement on Form S-1 (File No. 333-35524) filed June 23, 2000.

*** Previously filed as an exhibit to the Company's Registration Statement on Form S-1 (File No. 333-91845) filed December 1, 1999.

**** Previously filed as an exhibit to Amendment No. 1 to Charles River
     Laboratories International, Inc.'s Registration Statement on Form S-1 (File No. 333-35524) filed June 6, 2000.

+ Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-91845) filed January 11, 2000.

# Previously filed as an exhibit to Charles River Laboratories International Inc.'s Quarterly Report on Form 10-Q (File No. 333-92383) filed May 9, 2000.